UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.       )

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NRG ENERGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 26, 2014

Dear Stockholder:

        We are pleased to invite you to attend NRG Energy, Inc.'s Annual Meeting of Stockholders, which will be held at 9 a.m., Eastern Time, on Thursday, May 8, 2014, at The Ritz-Carlton, Philadelphia located at 10 Avenue of the Arts, Philadelphia, Pennsylvania 19102. Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

        Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. Information about voting methods is set forth in the accompanying Notice of Annual Meeting and Proxy Statement.

        On behalf of everyone at NRG, I thank you for your ongoing interest and investment in NRG Energy, Inc. We are committed to acting in your best interests. If you have any questions with respect to voting, please call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885 (toll free).

Sincerely,

HOWARD E. COSGROVE
Chairman of the Board

THIS PROXY STATEMENT AND PROXY CARD ARE
BEING DISTRIBUTED ON OR ABOUT MARCH 26, 2014.

NRG Energy, Inc.
211 Carnegie Center, Princeton, New Jersey 08540

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	9 a.m., Eastern Time, on Thursday, May 8, 2014
PLACE	The Ritz-Carlton, Philadelphia 10 Avenue of the Arts Philadelphia, Pennsylvania 19102
ITEMS OF BUSINESS	(1) To elect nine Class I directors.
(2) To approve NRG's executive compensation.
(3) To adopt the NRG Energy, Inc. Amended and Restated Employee Stock Purchase Plan.
(4) To ratify the appointment of KPMG LLP as NRG's independent registered public accounting firm for the 2014 fiscal year.
(5) To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement.
RECORD DATE	You are entitled to vote if you were a stockholder of record at the close of business on March 17, 2014.
PROXY VOTING
Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. For specific instructions, please refer to the information on pages 1-5 of the Proxy Statement, the Notice of Internet Availability of Proxy Materials or the voting instructions on the proxy card.

By Order of the Board of Directors
BRIAN E. CURCI Corporate Secretary

2014 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

i

ii

PROXY STATEMENT

        We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors (Board) of NRG Energy, Inc. for the 2014 Annual Meeting of Stockholders (Annual Meeting) and for any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held on Thursday, May 8, 2014, at 9 a.m. at The Ritz-Carlton, Philadelphia at 10 Avenue of the Arts, Philadelphia, Pennsylvania 19102. In this Proxy Statement, "we," "us," "our," "NRG" and the "Company" refer to NRG Energy, Inc.

        You are receiving this Proxy Statement because you own shares of our common stock, par value $0.01 per share, that entitle you to vote at the Annual Meeting. By use of a proxy, you can vote whether or not you attend the Annual Meeting. The Proxy Statement describes the matters we would like you to vote on and provides information on those matters.

ANNUAL MEETING INFORMATION

What is the purpose of the Annual Meeting?

        The purpose of the Annual Meeting is to:

  1.
  elect nine Class I directors;

  2.
  approve NRG's executive compensation (Say on Pay Proposal);

  3.
  adopt the NRG Energy, Inc. Amended and Restated Employee Stock Purchase Plan (ESPP Proposal);

  4.
  ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2014 fiscal year; and

  5.
  conduct such other business as may properly come before the Annual Meeting and any adjournment or postponement.

        Other than these proposals, the Board is not aware of any other matters to be presented for a vote at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

        All of our stockholders may attend the Annual Meeting. However, only stockholders who owned our common stock at the close of business on March 17, 2014, the record date for the Annual Meeting, or their duly appointed proxies, are entitled to vote at the Annual Meeting.

        Many stockholders hold their shares through a stockbroker, bank, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

  •
  Stockholder of Record — If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the stockholder of record of those shares.

  •
  Beneficial Owner — If your shares are held in a stock brokerage account, or by a bank, trustee, or other nominee, you are considered the beneficial owner of shares held in "street name." As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting. Your broker, trustee, or nominee is obligated to provide you with a voting instruction card for you to use.

 How many votes do I have?

        You have one vote for each share of our common stock you owned as of the record date for the Annual Meeting.

What are the Board's recommendations?

        The Board recommends a vote:

  1.
  FOR the election of the director nominees;

  2.
  FOR the Say on Pay Proposal;

  3.
  FOR the ESPP Proposal; and

  4.
  FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2014 fiscal year.

        If you grant a proxy and any additional matters are properly presented for a vote at the Annual Meeting, either of the persons named as proxy holders, David Crane or Brian E. Curci, will have the discretion to vote your shares.

How many votes must be present to hold the Annual Meeting?

        We will have a quorum, and will be able to conduct the business of the Annual Meeting, if the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting are represented in person or by proxy at the Annual Meeting. As of the record date, 325,294,048 shares of our common stock, representing the same number of votes, were outstanding. The presence of the holders of at least 162,647,025 shares of our common stock will be required to establish a quorum. Both abstentions and broker non-votes, if any, are counted as present for determining the presence of a quorum. For more information regarding the treatment of abstentions and broker non-votes, see "What are abstentions and broker non-votes and how are they treated?"

What vote is required to approve each proposal?

  1.
  Election of Directors — The nominees for election as directors at the Annual Meeting will be elected by a majority of the votes cast at the Annual Meeting. A majority of the votes cast means that the number of shares voted "FOR" the director nominee must exceed the number of votes cast "AGAINST" that director nominee. In a contested election, each director nominee will be elected by the vote of a plurality of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the election of directors. This means that the director nominees who receive the most votes will be elected to fill the available seats on the Board. Votes withheld from a director nominee in a contested election will have no effect on the election of the director from whom votes are withheld.

  2.
  Say on Pay Proposal — This proposal requires the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. While this is an advisory vote, the Board and the Compensation Committee value the opinions of stockholders and if there are a significant number of votes against this proposal, the Board and the Compensation Committee will consider stockholders' concerns and evaluate actions necessary to address those concerns.

  3.
  ESPP Proposal — This proposal requires the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

  4.
  Ratification of KPMG LLP's Appointment — This proposal requires the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. If the selection of KPMG LLP as our independent registered public accounting firm is not ratified, the Audit Committee will reconsider its selection.

What are abstentions and broker non-votes and how are they treated?

        An abstention occurs when a stockholder abstains from voting or does not vote on a proposal. A "broker non-vote" occurs when a broker has not received voting instructions from the beneficial owner and the broker does not have discretionary authority to vote the shares because the proposal is non-routine. Brokers who do not receive instructions from the beneficial owner are entitled to vote on the ratification of KPMG LLP's appointment for the 2014 fiscal year, but not on the election of directors, the Say on Pay Proposal or the ESPP Proposal. Broker non-votes and abstentions, if any, will be treated as follows with respect to votes on each of the proposals:

Proposal		Treatment of Abstentions	Treatment of Broker Non-Votes
1.	Election of Directors	Not considered votes properly cast and therefore will have no effect on this proposal.	No effect on this proposal.
2.	Say on Pay Proposal	Counted toward the tabulation of votes on this proposal and will have the same effect as a vote AGAINST this proposal.	No effect on this proposal.
3.	ESPP Proposal	Counted toward the tabulation of votes on this proposal and will have the same effect as a vote AGAINST this proposal.	No effect on this proposal.
4.	Ratification of KPMG LLP's Appointment	Counted toward the tabulation of votes on this proposal and will have the same effect as a vote AGAINST this proposal.	Not applicable since brokers have discretionary authority to vote on this proposal.

How do I vote?

        If you hold shares directly as the stockholder of record, you may vote by granting a proxy or, if you hold shares in street name, by submitting voting instructions to your broker, trustee, or nominee. You may vote over the Internet, by telephone or, if you have a paper copy of the proxy materials, by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker, trustee, or nominee.

  •
  Vote By Internet:  If you have Internet access, you may submit your proxy from any location in the world 24 hours a day, 7 days a week, up until 11:59 p.m., Eastern Time on May 7, 2014 by visiting the website provided on the Notice of Internet Availability of Proxy Materials (Notice) or voting instruction card. If you vote by using the Internet, you do not need to return your proxy card or voting instruction card.

  •
  Vote By Telephone:  If you live in the United States, you may use any touch-tone telephone to vote your proxy toll-free 24 hours a day, 7 days a week, up until 11:59 p.m., Eastern Time on May 7, 2014. The telephone number is printed on your Notice or voting instruction card. If you vote by telephone, you do not need to return your proxy card or voting instruction card.

  •
  Vote By Mail:  If you received or requested a paper copy of the materials, you may submit your proxy by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker, trustee, or nominee, and mailing it in the enclosed, postage-paid, addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign, but do not provide instructions, your shares will be voted as the Board recommends. Mark, sign and date your proxy card and return it in the postage-paid envelope provided as soon as possible so that it is received by the Company prior to May 8, 2014, the Annual Meeting date.

  •
  Vote In Person:  If you are a record holder and planning to attend the Annual Meeting and wish to vote your shares in person, we will give you a ballot at the meeting.

What should I bring to the Annual Meeting if I attend in person?

        Proof of ownership of our common stock, along with personal identification (such as a driver's license or passport), must be presented in order to be admitted to the Annual Meeting. If your shares are held in street name and you plan to attend the Annual Meeting in person, you must bring a brokerage statement, the voting instruction card mailed to you by your bank or broker or other proof of ownership (or the equivalent proof of ownership as of the close of business on the record date of the stockholder who granted you the proxy) with you to the Annual Meeting. Registration will begin at 8 a.m., Eastern Time. Please allow ample time for check-in. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

May I change my vote?

        You may change your proxy instructions or revoke your proxy at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this by: (a) delivering a written notice of revocation bearing a later date than the proxy being revoked, (b) signing and delivering a later dated written proxy relating to the same shares, or (c) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). For shares held in street name, you may change your vote by submitting new voting instructions to your broker, trustee, or nominee.

What happens if I do not provide instructions as to how to vote?

        If you sign your proxy card or voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.

Where can I obtain the list of stockholders entitled to vote?

        The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for 10 days prior to the meeting for any purpose germane to the Annual Meeting, between the hours of 8:30 a.m. and 5:00 p.m., Eastern Time, at our principal executive offices at 211 Carnegie Center, Princeton, New Jersey 08540, by contacting the Corporate Secretary.

Who pays the cost of solicitation of proxies?

        We will pay for the cost of preparing, assembling, printing, mailing and distributing these proxy materials. Our directors, officers and employees may solicit proxies or votes in person, by telephone, or by electronic communication. Such individuals will not receive any additional compensation for these solicitation activities. We have retained MacKenzie Partners, Inc. to assist us in soliciting your proxy for an estimated fee of $20,000, plus reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other solicitation materials to beneficial owners of our common stock.

 Who is the Company's transfer agent?

        Our transfer agent is Computershare. All communications concerning stockholder inquiries can be handled by contacting NRG Energy, Inc. c/o Computershare, Computershare Investor Services, P.O. Box 30170, College Station, TX 77842-3170, or by telephone at 1-877-498-8861, or 1-781-575-2725 (outside the U.S. and Canada), or 1-800-952-9245 (Hearing Impaired-TTY). Their website is: http://www.computershare.com. Certificates for transfer and address changes should be sent to: Computershare, P.O. Box 30170, College Station, TX 77842-3170.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

        Pursuant to rules adopted by the Securities and Exchange Commission (SEC), we are using the Internet as the primary means of furnishing proxy materials to stockholders. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

Where can I find directions to the Annual Meeting?

        Directions to the Annual Meeting can be found on The Ritz-Carlton's website at http://www.ritzcarlton.com/en/Properties/Philadelphia/Information/Directions/Default.htm.

 What is "householding"?

        We have adopted a procedure approved by the SEC called "householding." Under this procedure, multiple stockholders who share the same last name and address and do not participate in electronic delivery will receive only one copy of the proxy materials or Notice. We have undertaken householding to reduce our printing costs and postage fees. Stockholders may elect to receive individual copies of the proxy materials or Notice at the same address by contacting Broadridge Financial Solutions, Inc. by telephone at 1-800-579-1639 or by e-mail at sendmaterial@proxyvote.com. Stockholders who are receiving individual copies of such materials and who would like to receive single copies at a shared address may contact Broadridge Financial Solutions, Inc. with this request by using the foregoing contact information.

How can I request additional materials?

        Stockholders may request additional copies of the proxy materials or Notice by contacting Broadridge Financial Solutions, Inc. by telephone at 1-800-579-1639 or by e-mail at sendmaterial@proxyvote.com.

 Whom should I call if I have questions about the Annual Meeting?

        If you have any questions or need any assistance in voting your shares, please contact our proxy solicitor:

MacKenzie Partners, Inc.
105 Madison Avenue,
New York, NY 10016

Toll Free: (800) 322-2885
Collect: (212) 929-5500
Fax: (212) 929-0308
Email: proxy@mackenziepartners.com

*            *            *

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be held on Thursday, May 8, 2014

Each of the Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 is available at www.envisionreports.com/nrg. If you would like to receive, without charge, a paper copy of our Annual Report on Form 10-K, including the financial statements and the financial statement schedules, please send your request to Investor Relations, 211 Carnegie Center, Princeton, New Jersey 08540.

GOVERNANCE OF THE COMPANY

Corporate Governance Guidelines and Charters

        The Board has adopted Corporate Governance Guidelines (Guidelines) that, along with the Amended and Restated Certificate of Incorporation, the Bylaws and the charters of the committees of the Board (Committees), provide the framework for the governance of the Company. The Board's Governance and Nominating Committee is responsible for periodically reviewing the Guidelines and recommending any proposed changes to the Board for approval. The Guidelines are available on the Company's website at http://www.nrgenergy.com/investors/corpgov.htm, along with the charters of all the Committees of the Board and the Code of Conduct. The Guidelines, the charters of all of the Committees and the Code of Conduct are available in print to any stockholder who requests them.

Director Independence

        Under the Guidelines, a majority of the Board must be composed of independent directors. The Board determines the independence of our directors by applying the independence principles and standards established by the New York Stock Exchange (NYSE). These provide that a director is independent only if the Board affirmatively determines that such director does not have a direct or indirect material relationship with the Company, which may include commercial, industrial, consulting, legal, accounting, charitable, familial and other business, professional and personal relationships.

        The Board conducts a review of the independence of the Company's directors on an annual basis. In its most recent review, the Board considered, among other things, any employment relationships between the Company and its directors (other than David Crane) or their immediate family members, any affiliations of the Company's directors or their immediate family members with the Company's independent registered public accounting firm, compensation consultants, legal counsel and other consultants and advisors, any transactions that would require disclosure as a related party transaction or that qualify for review under our related party transactions policy, any transactions made in the ordinary course of business with a company in which a director serves on the board or as a member of the executive management team of such other company, and any transactions involving payments made by the Company to educational institutions. In addition, because the Company provides retail electricity services through certain of its subsidiaries, the Board also considered instances where certain of our directors are directors of businesses that received electricity services from the Company.

        The Board has determined that all of the Company's directors are independent under the Guidelines and the listing standards of the NYSE, with the exception of David Crane, our President and Chief Executive Officer, and Paul Hobby, whose sister-in-law is a current partner at the Company's independent registered public accounting firm. Mr. Hobby's sister-in-law is not involved in any Company matters.

        Each of the Audit, Compensation, and Governance and Nominating Committees is made up solely of independent directors. In accordance with the Guidelines and NYSE listing standards, all members of the Audit and Compensation Committees meet additional independence standards applicable to audit and compensation committee members, respectively.

Board Structure

        At the 2012 Annual Meeting of Stockholders, the stockholders approved, as recommended by the Board, an amendment to NRG's Amended and Restated Certificate of Incorporation to eliminate the Board's classified structure over time (Amendment). The Amendment was filed with the Secretary of State of the State of Delaware on May 1, 2012. Directors who were elected to three-year terms prior to the filing of the Amendment (including directors elected at the 2012 Annual Meeting of Stockholders which were the Class III directors) will complete their three-year terms. As a result of the Amendment, beginning with the election of directors at the 2013 Annual Meeting of Stockholders (2013 Annual Meeting), directors' classes are elected to one-year terms. After the 2013 Annual Meeting, the Board was divided into two classes of directors, Class I and Class II. The directors who were members of Class II immediately prior to the 2013 Annual Meeting were added to Class I with terms unchanged that will expire in 2014. The directors who were members of Class III immediately prior to the 2013 Annual Meeting became members of Class II with terms to expire in 2015. As a result, beginning with the Annual Meeting of Stockholders in 2015, all directors will stand for election annually. In all cases, each director will hold office until his or her successor has been elected and qualified or until the director's earlier death, resignation or removal.

        John F. Chlebowski resigned from the Board effective July 15, 2013 and Kathleen A. McGinty resigned from the Board effective November 12, 2013. Thereafter, the size of the Board was fixed to 14 directors. On March 6, 2014, Gerald Luterman informed the Board that he will not stand for re-election at the Annual Meeting. Therefore, Mr. Luterman's term will expire at the Annual Meeting. The Board expects to fix the size of the Board at 13 following the Annual Meeting.

        During the 2013 fiscal year, the Board held 5 regularly scheduled meetings and 4 special meetings. During the 2013 fiscal year, no director attended less than 75% of the total of the Board meetings and the meetings of the Committees on which he or she served.

        The Guidelines provide that non-executive directors meet in executive session regularly following Board meetings. The Company's Non-Executive Chairman, Mr. Cosgrove, presides at these sessions. Also, pursuant to the Company's Bylaws, Mr. Cosgrove has been designated as an "alternate member" of all Committees to replace any absent or disqualified members of a Committee. Mr. Muller voluntarily resigned as an alternate committee member to address concerns of proxy advisory firms that they would not consider him independent for purposes of the Board's Committees until three years following the closing of the GenOn Energy, Inc. (GenOn) merger due to his role as Chief Executive Officer of GenOn. As previously stated, the Board has determined that Mr. Muller is independent under the Guidelines and the listing standards of the NYSE.

        Directors are encouraged to attend the Annual Meetings of Stockholders. All of the directors attended the 2013 Annual Meeting.

Governance Practices

        The Board takes a proactive approach in applying leading governance practices, which is evidenced by the Board's recommendation, and our stockholders' subsequent approval, of the majority voting standard for the election of directors at the 2009 Annual Meeting of Stockholders and the declassification of our Board at the 2012 Annual Meeting of Stockholders. Furthermore, as described in the Guidelines, the Board follows a series of governance practices that it believes foster effective Board oversight and accountability to the Company's stockholders. These practices include:

  •
  executive and director stock ownership guidelines to align interests with our stockholders;

  •
  ongoing succession planning for the Chief Executive Officer and other senior management;

  •
  annual performance evaluations of the Board and each of its standing Committees, as well as periodic peer review for individual directors;

  •
  robust director orientation and continuing education program, including Company site visits and information sessions with Company management at relevant sites, such as plants, commercial operations trading floors and Reliant Energy call centers; and

  •
  access to and engagement of outside advisors and consultants to assist in their performance of their duties, as appropriate.

 Board Leadership

        Since the Company's emergence from bankruptcy in December 2003, NRG's governance structure has been led by a separate Chief Executive Officer and Chairman of the Board. Irrespective of the Company's current practice, the Board believes that an effective board leadership structure is highly dependent on the experience, skills and personal interaction between persons in leadership roles. As stated in the Guidelines, the Board believes that it is in the best interest of the Company for the Board to make a determination regarding whether or not to separate the roles of Chairman and Chief Executive Officer based upon the present circumstances.

        Currently, the Chief Executive Officer, Mr. Crane, and the Chairman, Mr. Cosgrove, work closely together in complementary roles. Mr. Crane focuses on the day-to-day developments of the Company and establishes the Company's various growth initiatives and strategic plan. Mr. Cosgrove leads the Board's responsibilities to review, approve and monitor fundamental financial and business strategies and major corporate actions, assess major risks facing the Company and management, oversee succession planning, most notably at the Chief Executive Officer level, and preside over the Board and its Committees as they perform their broad and varied oversight functions. The Board believes that these complementary roles provide the appropriate governance structure for the Company at this time.

Risk Oversight

        While the Company's management is responsible for the day-to-day management of the risks that the Company faces, the Board, as a whole and through its Committees, has responsibility for overall risk oversight of the Company. A fundamental aspect of risk oversight includes not only understanding the material risks to the business and what steps management is taking or should be taking to manage those risks, but also understanding and determining the appropriate risk appetite for the Company. The Board's role in reviewing and approving matters such as the Company's annual business plan, budget and long-term plan, strategic initiatives, individual development projects, acquisitions and divestitures, and capital allocation plan, represents the primary means by which the Board defines for management what constitutes an appropriate level of risk for the Company.

        The Board performs its risk oversight function in several ways. The Board monitors, reviews and reacts to strategic and corporate risks through reports by management, including the Enterprise Risk Management team, and through Committees of the Board. The Board does not have a separate risk committee, but instead believes that the entire Board is responsible for overseeing the Company's risk management with the assistance of management and the Committees. The Chairs of each of the Committees regularly report to the Board on all matters reviewed by their respective Committees, thereby providing the full Board with the opportunity to identify and discuss any risk-related issues or request additional information from management or the Committees that may assist the Board in its risk oversight role. To this end, risk-related issues presented to the Finance, Nuclear Oversight and Governance and Nominating Committees are routinely presented to the full Board to ensure proper oversight and, with respect to the Finance Committee in particular, matters are previewed by the full Board prior to delegation to the Finance Committee.

        With the full Board providing the top level of risk oversight, the Audit, Commercial Operations Oversight, and Compensation Committees have a more specific risk oversight role for matters that fall under their purview. The Audit Committee focuses on financial risks, including reviewing the effectiveness of our internal controls, conducting a detailed review of the financial portions of the Company's SEC reports, approving the independent auditor and the annual audit plan, and receiving periodic reports from the Company's independent auditor, the Company's internal auditor and the Company's corporate compliance officer. The Commercial Operations Oversight Committee provides risk oversight with respect to the Company's trading of fuel, transportation, energy and related products and services, regulatory compliance, and its management of the risks associated with such activities.

The Company's Financial Risk Management Committee, a Committee comprised of senior management and key personnel in and around the commercial operations function, reports to the Commercial Operations Oversight Committee and Audit Committee on a regular basis.

        The Compensation Committee monitors the risks related to our compensation policies and practices, with input from management and the Compensation Committee's independent outside compensation consultant, Frederic W. Cook & Co., Inc. (FWC). The Compensation Committee has reviewed the Company's compensation policies and practices to determine whether they subject the Company to unnecessary risk or could potentially motivate employees to take excessive risk. To assist the Compensation Committee in its assessment, the Company's Enterprise Risk Management team conducted a review of the Company's compensation policies and practices and reported to the Compensation Committee its findings as follows:

  •
  base salaries are a sufficient component of total compensation to discourage risk taking;

  •
  earnings goals under the Company's Annual Incentive Plan (AIP) are based upon its audited financial statements and the Company believes that the goals are attainable without the need to take inappropriate risks or make material changes to the Company's business or strategy;

  •
  named executive officers who receive payment under the AIP and Long-Term Incentive Plan (LTIP) may be required to reimburse the Company for all or a portion of the payment (commonly referred to as a clawback) if the Company must prepare an accounting restatement because it is in material noncompliance with any financial reporting requirements or in the case of fraud, embezzlement or other serious misconduct, which discourages risk taking;

  •
  Market Stock Unit (MSU) awards under the LTIP are typically based upon total shareholder return over three-year periods, which mitigates risks associated with taking short-term risks;

  •
  because incentive compensation has a large stock component to it, the value is best realized through long-term appreciation of stockholder value, especially when coupled with the stock ownership guidelines, which expose the Company's named executive officers to the loss of the value of the retained equity if stock appreciation is jeopardized; and

  •
  the use of incentive compensation components that are paid or vest over an extended period also mitigates against unnecessary or excessive risk taking.

        Furthermore, the Enterprise Risk Management team has continued to evaluate and review new or amended compensation policies or practices and has reported its findings to the Compensation Committee, which are consistent with the principles identified above.

        As a result of the review, management and the Compensation Committee have concluded that the Company's compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

 Committee Membership

        The Board has the following six standing Committees: Audit, Compensation, Governance and Nominating, Commercial Operations Oversight, Finance and Nuclear Oversight, which includes the Nuclear Oversight Subcommittee. The membership and the functions of each Committee are described below.

Name of Director	Audit	Compensation	Governance and Nominating	Commercial Operations Oversight	Finance	Nuclear Oversight
Howard E. Cosgrove(1)						X(4)

Edward R. Muller(2)						X
E. Spencer Abraham		X				X(6)

Kirbyjon H. Caldwell			X(4)			X
Lawrence S. Coben					X(4)	X

David Crane						X
Terry G. Dallas	X					X(6)

William E. Hantke	X(4)	X				X
Paul W. Hobby				X		X(5)

Gerald Luterman(3)					X	X
Anne C. Schaumburg	X			X		X

Evan J. Silverstein				X(4)		X
Thomas H. Weidemeyer			X		X	X

Walter R. Young		X(4)	X			X

X
= Committee Member

(1)
Chairman of the Board and designated as an "alternate member" of all Committees to replace any absent or disqualified members of a Committee

(2)
Vice Chairman of the Board

(3)
On March 6, 2014, Gerald Luterman informed the Board that he will not stand for re-election at the Annual Meeting. Therefore, Mr. Luterman's term will expire at the Annual Meeting.

(4)
Committee Chair

(5)
Chair of the Nuclear Oversight Subcommittee

(6)
Member of the Nuclear Oversight Subcommittee

Audit Committee

        The Audit Committee represents and provides assistance to the Board with respect to matters involving the accounting, auditing, financial reporting, internal controls, and legal compliance functions of the Company and its subsidiaries, including assisting the Board in its oversight of the integrity of the Company's financial statements, compliance with legal and regulatory requirements, the qualifications, independence, and performance of the Company's independent auditors, the performance of the

Company's internal audit function, and effectiveness of the Company's financial risk management. Among other things, the Audit Committee:

  •
  appoints, retains, oversees, evaluates, and compensates the independent auditors;

  •
  reviews the annual audited and quarterly consolidated financial statements;

  •
  reviews major issues regarding accounting principles and financial statement presentations;

  •
  reviews earnings press releases and earnings guidance provided to analysts and rating agencies;

  •
  reviews with the independent auditors the scope of the annual audit, and approves all audit and permitted nonaudit services provided by the independent auditors;

  •
  considers the adequacy and effectiveness of the Company's internal control and reporting system;

  •
  discusses policies with respect to risk assessment and risk management, including the Company's major financial risk exposures and the effectiveness of the Company's system for monitoring compliance with laws and regulations, and reviews the Company's tax policies and findings of regulatory agencies and independent auditors;

  •
  reports regularly to the Board regarding its activities and prepares and publishes required annual Committee reports;

  •
  establishes procedures for the receipt, retention, and treatment of complaints and concerns regarding accounting, internal accounting controls, or auditing matters;

  •
  oversees the internal audit and corporate compliance functions; and

  •
  annually evaluates the performance of the Audit Committee and the adequacy of its charter.

        The Board has determined that all Audit Committee members are independent under the NYSE definition of independence for directors and audit committee members, and that all members of the Audit Committee are financially literate. In addition, the Board has determined that Messrs. Hantke and Dallas qualify as "audit committee financial experts" within the meaning of SEC regulations. The Board has further determined that Ms. Schaumburg meets the "financial literacy" requirements set forth in the listing standards under the NYSE. In the 2013 fiscal year, the Audit Committee held 8 meetings.

Compensation Committee

        The Compensation Committee oversees the Company's overall compensation structure, policies, and programs. Among other things, the Compensation Committee:

  •
  reviews and recommends to the Board annual and long-term goals and objectives relevant to the compensation of the President and Chief Executive Officer, evaluates the performance of the President and Chief Executive Officer in light of those goals and objectives, and either as a committee with the Chairman of the Board or together with the other independent directors, determines and approves the President and Chief Executive Officer's compensation;

  •
  reports to the Board on the review of annual and long-term goals and objectives relevant to the compensation of the Chief Financial Officer, the Executive Vice Presidents and any other officer designated by the Board, the evaluation of those officers' performance in light of those goals and objectives, the determination and approval of compensation levels based on such evaluations and the review and approval of employment arrangements, severance arrangements and benefits plans;

  •
  reviews and recommends to the Board the compensation, incentive compensation and equity-based plans that are subject to Board approval;

  •
  reviews and approves stock incentive awards for executive officers other than the President and Chief Executive Officer;

  •
  makes recommendations regarding, and monitors compliance by officers and directors with, the Company's stock ownership guidelines;

  •
  reviews the compensation of directors for service on the Board and its committees;

  •
  reviews and approves employment agreements and severance arrangements, benefit plans not otherwise subject to Board approval, and corporate goals and objectives for officers other than the President and Chief Executive Officer;

  •
  reviews and discusses with management the Compensation Discussion and Analysis (CD&A) to be included in the Company's proxy statement or annual report on Form 10-K, and based on such review and discussions, recommends to the Board that the CD&A be included in the Company's proxy statement or annual report on Form 10-K, as applicable;

  •
  evaluates any conflicts of interest and the independence of any outside advisors engaged by the Compensation Committee;

  •
  reviews and oversees the Company's overall compensation strategy, structure, policies, programs, risk profile and any stockholder advisory votes on the Company's compensation practices and assesses whether the compensation structure establishes appropriate incentives for management and employees; and

  •
  annually evaluates the performance of the Compensation Committee and the adequacy of its charter.

        The Compensation Committee may delegate to one or more subcommittees such power and authority as the Compensation Committee deems appropriate. No subcommittee shall consist of fewer than two members, and the Compensation Committee shall not delegate to a subcommittee any power or authority that is required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole.

        FWC serves as the independent consultant to the Compensation Committee to assist with executive compensation decisions.

        The Board has determined that all Compensation Committee members are independent under the listing standards of the NYSE, and that they are "nonemployee directors" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (Exchange Act) and "outside directors" for purposes of Section 162(m) of the Internal Revenue Code (Code). In the 2013 fiscal year, the Compensation Committee held 6 meetings.

Governance and Nominating Committee

        The Governance and Nominating Committee recommends director candidates to the Board for election at the Annual Meeting of Stockholders, and periodically reviews the Guidelines and recommends changes to the Board. Among other things, the Governance and Nominating Committee also:

  •
  identifies and reviews the qualifications of potential nominees to the Board consistent with criteria approved by the Board, and assesses the contributions and independence of incumbent directors in determining whether to recommend them for re-election;

  •
  establishes and reviews procedures for the consideration of Board candidates recommended by the Company's stockholders;

  •
  makes recommendations to the Board concerning the structure, composition, and functioning of the Board and its committees;

  •
  reviews and assesses the channels through which the Board receives information, and the quality and timeliness of information received;

  •
  reviews and recommends to the Board retirement and other tenure policies for directors;

  •
  reviews and approves Company policies applicable to the Board, the directors and officers subject to Section 16 of the Exchange Act;

  •
  reviews and reports to the Board regarding potential conflicts of interests of directors;

  •
  recommends to the Board director candidates for the annual meeting of stockholders, and candidates to be elected by the Board as necessary to fill vacancies and newly created directorships;

  •
  oversees the evaluation of the Board, its committees and management and annually reviews the Company's senior management succession plans;

  •
  monitors directorships in other public companies held by directors and senior officers of the Company; and

  •
  annually evaluates the performance of the Governance and Nominating Committee and the appropriateness of its charter.

        The Governance and Nominating Committee is responsible for identifying individuals that the Committee believes are qualified to become Board members in accordance with criteria set forth in the Guidelines. These criteria include an individual's business experience and skills, independence, judgment, integrity, and ability to commit sufficient time and attention to the activities of the Board. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all Board members. While the Company does not have a formal diversity policy, the Guidelines, since their adoption in 2004, provide that the Committee will consider these criteria in the context of the perceived needs of the Board as a whole and seek to achieve a diversity of backgrounds and perspectives on the Board. The composition of the current Board reflects diversity in business and professional experience, skills, gender and race.

        The Governance and Nominating Committee's process for identifying and evaluating director nominees also includes consultation with all directors, solicitation of proposed nominees from all directors, the engagement of one or more professional search firms, if deemed appropriate, interviews with prospective nominees by the Committee (and other directors, if deemed appropriate) and recommendations regarding qualified candidates to the full Board.

        The Governance and Nominating Committee will consider nominations by stockholders who recommend candidates for election to the Board. A stockholder seeking to recommend a prospective candidate for the Committee's consideration may do so by writing to the Corporate Secretary, NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540. Recommendations submitted for consideration by the Committee in preparation for the 2015 Annual Meeting of Stockholders must be received no later than the close of business on November 26, 2014, which is the 120th day prior to the first anniversary of the date on which this Proxy Statement was first released to our stockholders in connection with the 2014 Annual Meeting. If we change the date of the 2015 Annual Meeting of Stockholders by more than 30 days from the anniversary of this year's Annual Meeting, recommendations of director candidates must be received a reasonable time before we begin to print and mail the proxy materials for the 2015 Annual Meeting. Each notice of recommendation must contain the following information: (a) the name and address of the stockholder; (b) the name and address of the person to be nominated; (c) a representation that the stockholder is a holder of the Company's stock entitled to vote at the meeting; (d) a statement in support of the stockholder's recommendation, including a description of the candidate's qualifications; (e) information regarding the candidate that would be required to be included in a proxy statement filed in accordance with the rules of the SEC; and (f) the candidate's written, signed consent to serve if elected. The Governance and Nominating Committee will follow the process described above in considering nominees proposed by stockholders in accordance with the foregoing requirements.

        Alternatively, as discussed under "Requirements for Submission of Stockholder Proposals for Next Year's Annual Meeting," stockholders intending to appear at the 2015 Annual Meeting of Stockholders in order to nominate a candidate for election by the stockholders at the meeting (in cases where the Board does not intend to nominate the candidate or where the Governance and Nominating Committee was not requested to consider his or her candidacy) must comply with the procedures in the Company's Bylaws, a copy of which is available upon request to the Company's Corporate Secretary.

        The Board and each of the Audit Committee, Compensation Committee, Governance and Nominating Committee, Commercial Operations Oversight Committee, Finance Committee and Nuclear Oversight Committee and Subcommittee conduct annual self-evaluations to assess their effectiveness and review their charters. Individual directors are also evaluated by the Board. The Governance and Nominating Committee coordinates each of these annual evaluations.

        The Board has determined that all Governance and Nominating Committee members are independent under the listing standards of the NYSE. In the 2013 fiscal year, the Governance and Nominating Committee held 5 meetings.

Commercial Operations Oversight Committee

        The Commercial Operations Oversight Committee assists the Board in fulfilling its responsibilities with respect to the oversight of trading, power marketing and risk management issues at the Company. The Commercial Operations Oversight Committee consists of at least three directors, a majority of which are independent as defined under the listing standards of the NYSE and as affirmatively determined by the Board. No member of the Commercial Operations Oversight Committee may be removed except by majority vote of the independent directors then in office.

        The Commercial Operations Oversight Committee's duties and responsibilities consist of the following:

  •
  providing Board oversight of the trading and power marketing of the Company;

  •
  reviewing, advising and consulting with management and the Audit Committee regarding the Company's risk management policies, practices and procedures;

  •
  approving as appropriate, the Company's power marketing and trading transactions, limits, policies, practices and procedures, and counterparty credit limit and policies, and approving exceptions to policies, as necessary;

  •
  annually evaluating the performance of the Committee and the appropriateness of the Committee's charter; and

  •
  performing such other responsibilities as may be delegated to it by the Board from time to time that are consistent with its purpose.

        In the 2013 fiscal year, the Commercial Operations Oversight Committee held 4 meetings.

 Finance Committee

        The Finance Committee reviews and approves certain financial development transactions, and provides leadership and guidance to the Board and the Company on matters related to such transactions. The Finance Committee consists of at least three directors, a majority of which are independent as defined under the listing standards of the NYSE and as affirmatively determined by the Board. No member of the Finance Committee may be removed except by majority vote of the independent directors of the Board then in office.

        The Finance Committee's duties and responsibilities consist of the following:

  •
  review, report and make recommendations to the Board on management recommendations or proposals regarding the Company's and its subsidiaries' (a) capital structure, (b) liquidity, (c) need for credit or debt or equity financing, (d) amounts, timing and sources of capital market transactions, and (e) financial hedging and derivative activities;

  •
  review and approve, or authorize officers to approve, the pricing and other terms and conditions of transactions relating to debt or equity financings, financial hedging and derivatives activities, and other similar financial activities, in each case which have been reviewed and approved by the Board;

  •
  review and approve, or authorize officers to approve, equity investments, sales of equity interests, joint venture arrangements, commercial and construction arrangements, financing transactions, provision of guarantees or other credit or liquidity support, and other arrangements related to the development, construction and operation of new power generation facilities and the repowering or addition of new units to existing power generation, thermal or other energy producing facilities, in each case which have been discussed with or reviewed by the Board;

  •
  review and approve, or authorize officers to approve, repurchases, early redemption or other similar actions with respect to the Company's securities;

  •
  review and approve, or authorize officers to approve, the pricing and other terms and conditions of financing transactions related to mergers, acquisitions, tender offers, and reorganizations which have been reviewed and approved by the Board;

  •
  review and approve, or authorize officers to approve, the pricing and other terms and conditions of securities offerings which have been reviewed and approved by the Board;

  •
  approve determinations of the fair market value of assets and investments of the Company for purposes of the Company's note indentures, senior secured credit agreement or other similar financing documents where fair market value is required to be determined by the Board or by a Committee of the Board;

  •
  review with management, on a periodic basis, contributions to employee benefit retirement plans of the Company, investment performance, funding, asset allocation policies and other similar performance measures of the employee benefit retirement plans of the Company;

  •
  review and approve other matters that may be delegated by the Board; and

  •
  perform such other duties and responsibilities as are consistent with the purpose of the Finance Committee and as the Board deems appropriate.

        In the 2013 fiscal year, the Finance Committee held 5 meetings.

Nuclear Oversight Committee

        The Nuclear Oversight Committee assists the Board in fulfilling its responsibilities with respect to the oversight of the Company's ownership and operation, directly or indirectly, of its interests in nuclear power plant facilities. The Nuclear Oversight Committee consists of all of the members of the Board, all of whom are citizens of the United States and meet the requirements of applicable law to serve on the Committee, a majority of which are independent as defined under the listing standards of the NYSE and as affirmatively determined by the Board. The Nuclear Oversight Committee formed the Nuclear Oversight Subcommittee to review and report to the Board and the Nuclear Oversight Committee on matters not expressly reserved for review by the Board. In this capacity, the Nuclear Oversight Subcommittee regularly meets with Company management regarding the Company's nuclear operating facilities and the Chair of the Subcommittee subsequently reports to the Board and the Nuclear Oversight Committee on such matters during the regularly scheduled Board meetings. In the 2013 fiscal year, the Nuclear Oversight Committee held one meeting and the Nuclear Oversight Subcommittee held one meeting.

Communication with Directors

        Stockholders and other interested parties may communicate with the Board by writing to the Corporate Secretary, NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540. Communications intended for a specific director or directors should be addressed to their attention to the Corporate Secretary at the address provided above. Communications received from stockholders are forwarded directly to Board members as part of the materials mailed in advance of the next scheduled Board meeting following receipt of the communications. The Board has authorized the Corporate Secretary, in his or her discretion, to forward communications on a more expedited basis if circumstances warrant or to exclude a communication if it is illegal, unduly hostile or threatening, or similarly inappropriate. Advertisements, solicitations for periodical or other subscriptions, and other similar communications generally will not be forwarded to the directors.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1

ELECTION OF DIRECTORS

        At the 2012 Annual Meeting of Stockholders, the stockholders approved, as recommended by the Board, an amendment to NRG's Amended and Restated Certificate of Incorporation to eliminate the Board's classified structure over time (Amendment). The Amendment was filed with the Secretary of State of the State of Delaware on May 1, 2012. Directors who were elected to three-year terms prior to the filing of the Amendment (including directors elected at the 2012 Annual Meeting of Stockholders which were the Class III directors) will complete their three-year terms. As a result of the Amendment, beginning with the election of directors at the 2013 Annual Meeting, directors' classes are elected to one-year terms. After the 2013 Annual Meeting, the Board was divided into two classes of directors, Class I and Class II. The directors who were members of Class II immediately prior to the 2013 Annual Meeting were added to Class I with terms unchanged that will expire in 2014. The directors who were members of Class III immediately prior to the 2013 Annual Meeting became members of Class II with terms to expire in 2015. As a result, beginning with the Annual Meeting of Stockholders in 2015, all directors will stand for election annually. In all cases, each director will hold office until his or her successor has been elected and qualified or until the director's earlier death, resignation or removal.

        John F. Chlebowski resigned from the Board effective July 15, 2013 and Kathleen A. McGinty resigned from the Board effective November 12, 2013. Thereafter, the size of the Board was fixed at 14 directors On March 6, 2014, Gerald Luterman informed the Board that he will not stand for re-election at the Annual Meeting. Therefore, Mr. Luterman's term will expire at the Annual Meeting. The Board expects to fix the size of the Board at 13 following the Annual Meeting.

        Each of the nominees for director named in this Proxy Statement have been recommended and nominated by the Governance and Nominating Committee. The persons named as proxies on the proxy card intend to vote the proxies for the election of the nominees listed below to the Board. Each nominee listed below has consented to being named in this Proxy Statement and to serve as a director if elected. The biography for each director includes the specific experience, qualifications, attributes and skills that led the Board to conclude that the nominee should serve as a director. The Board believes that each of the directors has valuable individual skills and experiences that, taken together, provide the Company with the variety and depth of knowledge, judgment and vision necessary to provide effective oversight of the Company.

 Nominees for Director (Class I Directors)

Class I Directors (Terms expire in 2015)

        As a result of the Amendment, the following directors are being nominated for a one-year term, and will be elected annually after the Annual Meeting. Each director will hold office until his or her successor has been elected and qualified or until the director's earlier death, resignation or removal.

Kirbyjon H. Caldwell
Age 60
Governance and Nominating Committee (Chair)
Nuclear Oversight Committee

Pastor Caldwell has been a director of NRG since March 2009. He was a director of Reliant Energy, Inc. from August 2003 to March 2009. Since 1982, he has served as Senior Pastor at the 16,000-member Windsor Village United Methodist Church in Houston, Texas. Pastor Caldwell was also a director of United Continental Holdings, Inc. (formerly Continental Airlines, Inc.) from 1999 to September 2011.

As a result of his six years of service as a director of Reliant Energy, Inc., Pastor Caldwell brings valuable experience and insight regarding the energy industry and is able to share with the Board suggestions about how similarly-situated companies effectively assess and undertake business considerations and opportunities. Pastor Caldwell also provides the Board with valuable insight regarding the Company's retail business following the Company's acquisition of Reliant Energy, Inc., as well as additional viewpoints from the perspective of a large publicly traded company stemming from his prior position on the board of United Continental Holdings. The Board also values his leadership and community involvement in the Houston area, where the Company has a significant wholesale and retail presence. Finally, Pastor Caldwell, as a result of his principal occupation, offers a different point of view on a Board that is otherwise constituted by directors with business and finance experience.

Lawrence S. Coben
Age 55
Finance Committee (Chair)
Nuclear Oversight Committee

Dr. Coben has been a director of NRG since December 2003. He is currently Chairman and Chief Executive Officer of Tremisis Energy Corporation LLC. Dr. Coben was Chairman and Chief Executive Officer of Tremisis Energy Acquisition Corporation II, a publicly held company from July 2007 through March 2009 and of Tremisis Energy Acquisition Corporation from February 2004 to May 2006. From January 2001 to January 2004, he was a Senior Principal of Sunrise Capital Partners L.P., a private equity firm. From 1997 to January 2001, Dr. Coben was an independent consultant. From 1994 to 1996, he was Chief Executive Officer of Bolivian Power Company. Dr. Coben is also Executive Director of the Sustainable Prevention Initiative and a Consulting Scholar at the University of Pennsylvania Museum of Archaeology and Anthropology.

Dr. Coben's experience as a chief executive officer and investor in the energy industry brings a valuable cross section of skills to the Board. Dr. Coben brings to the Board significant managerial, strategic, and financial expertise, particularly as it relates to Company financings, transactions and development initiatives.

David Crane
Age 55
Nuclear Oversight Committee

Mr. Crane has served as the President, Chief Executive Officer and a director of NRG since December 2003. Prior to joining NRG, Mr. Crane served as Chief Executive Officer of International Power plc, a UK-domiciled wholesale power generation company, from January 2003 to November 2003, and as Chief Operating Officer from March 2000 through December 2002. Mr. Crane was Senior Vice President — Global Power New York at Lehman Brothers Inc., an investment banking firm, from January 1999 to February 2000, and was Senior Vice President — Global Power Group, Asia (Hong Kong) at Lehman Brothers from June 1996 to January 1999. Mr. Crane was also a director of El Paso Corporation from December 2009 to May 2012.

As Chief Executive Officer of the Company, Mr. Crane provides the Board with management's perspective regarding the Company's day-to-day operations and overall strategic plan. His extensive leadership experience enables Mr. Crane to play a key role in all matters involving our Board and act as the head of management to the independent directors of the Board. In addition, having recently served as a director of El Paso Corporation, Mr. Crane is able to contribute an additional perspective from the energy industry.

Terry G. Dallas
Age 63
Audit Committee
Nuclear Oversight Committee
Nuclear Oversight Subcommittee

Mr. Dallas has been a director of NRG since December 2012. Previously, he served as a director of GenOn from December 2010 to December 2012. Mr. Dallas served as a director of Mirant Corporation from 2006 until December 2010. Mr. Dallas was also the former Executive Vice President and Chief Financial Officer of Unocal Corporation, an oil and gas exploration and production company prior to its merger with Chevron Corporation, from 2000 to 2005. Prior to that, Mr. Dallas held various executive finance positions in his 21-year career with Atlantic Richfield Corporation, an oil and gas company with major operations in the United States, Latin America, Asia, Europe and the Middle East.

Mr. Dallas is an audit committee financial expert. Mr. Dallas' experience as Chief Financial Officer of a petroleum company provides the Board a perspective of someone with direct responsibility for financial and accounting issues as well as an understanding of issues involving fossil fuels and a cyclical commodity-based industry with long-lived capital intensive investments. In addition, Mr. Dallas' service on the boards of GenOn and Mirant Corporation enable him to contribute additional perspectives from the energy industry.

Paul W. Hobby
Age 53
Commercial Operations Oversight Committee
Nuclear Oversight Committee
Nuclear Oversight Subcommittee (Chair)

Mr. Hobby has been a director of NRG since March 2006. Mr. Hobby is the Managing Partner of Genesis Park, L.P., a Houston-based private equity business specializing in technology and communications investments which he helped to form in 2000. He previously served as the Chief Executive Officer of Alpheus Communications, Inc., a Texas wholesale telecommunications provider from 2004 to 2011, and as Former Chairman of CapRock Services Corp., the largest provider of satellite services to the global energy business from 2002 to 2006. From November 1992 until January 2001, he served as Chairman and Chief Executive Officer of Hobby Media Services and was Chairman of Columbine JDS Systems, Inc. from 1995 until 1997. He was an Assistant U.S. Attorney for the Southern District of Texas from 1989 to 1992, Chief of Staff to the Lieutenant Governor of Texas, Bob Bullock, in 1991 and an Associate at Fulbright & Jaworski from 1986 to 1989. Mr. Hobby is also a director of Stewart Information Services Corporation (Stewart Title).

Mr. Hobby joined the Board following the Company's acquisition of Texas Genco, LLC in which he served on its board of directors, and as a result brings historical and present context to the Company's ongoing business endeavors in the Texas region. The Board also values his entrepreneurial and financial expertise in evaluating the Company's growth initiatives, as well as his involvement in the Houston and greater Texas community.

Edward R. Muller
Age 62
Vice Chairman of the Board
Nuclear Oversight Committee

Mr. Muller has served as Vice Chairman of the Board and a director of NRG since December 2012. Previously, he served as the Chairman and Chief Executive Officer of GenOn from December 2010 to December 2012. He also served as President of GenOn from August 2011 to December 2012. Prior to that, Mr. Muller served as the Chairman, President and Chief Executive Officer of Mirant Corporation from 2005 to December 2010. He served as President and Chief Executive Officer of Edison Mission Energy, a California-based independent power producer from 1993 to 2000. Mr. Muller is also a director of Transocean Ltd. and AeroVironment, Inc.

Mr. Muller's experience as a chief executive provides him with deep knowledge of the challenges and opportunities faced by a larger company. With over 20 years of energy industry experience, Mr. Muller is very qualified to provide essential insight and guidance to our Board.

Evan J. Silverstein
Age 59
Commercial Operations Oversight Committee (Chair)
Nuclear Oversight Committee

Mr. Silverstein has been a director of NRG since December 2012. Previously, he served as a director of GenOn from August 2006 to December 2012. He served as General Partner and Portfolio Manager of SILCAP LLC, a market-neutral hedge fund that principally invests in utilities and energy companies, from January 1993 until his retirement in December 2005. Previously, he served as portfolio manager specializing in utilities and energy companies and as senior equity utility analyst. Mr. Silverstein has given numerous speeches and has testified before Congress on a variety of energy-related issues. He is an audit committee financial expert.

These experiences, Mr. Silverstein's extensive industry knowledge and his success as the head of a major investment fund in the utility and merchant power sector bring an important perspective to our Board. In addition, Mr. Silverstein's service as a director of GenOn enables him to provide the Board significant integration, managerial, strategic, and financial oversight.

Thomas H. Weidemeyer
Age 66
Finance Committee
Governance and Nominating Committee
Nuclear Oversight Committee

Mr. Weidemeyer has been a director of NRG since December 2003. Until his retirement in December 2003, Mr. Weidemeyer served as Director, Senior Vice President and Chief Operating Officer of United Parcel Service, Inc., the world's largest transportation company and President of UPS Airlines. Mr. Weidemeyer became Manager of the Americas International Operation in 1989, and in that capacity directed the development of the UPS delivery network throughout Central and South America. In 1990, Mr. Weidemeyer became Vice President and Airline Manager of UPS Airlines and, in 1994, was elected its President and Chief Operating Officer. Mr. Weidemeyer became Senior Vice President and a member of the Management Committee of United Parcel Service, Inc. that same year, and he became Chief Operating Officer of United Parcel Service, Inc. in January 2001. Mr. Weidemeyer also serves as a director of The Goodyear Tire & Rubber Co., Waste Management, Inc. and Amsted Industries Incorporated.

Mr. Weidemeyer's executive management experience with a logistics company involving extensive supply chain management brings important skills highly valued both by the Company itself and by its Board of Directors. In addition, Mr. Weidemeyer's service on other boards gives him a direct insight into best practices that is valuable to our Board.

Walter R. Young
Age 69
Compensation Committee (Chair)
Governance and Nominating Committee
Nuclear Oversight Committee

Mr. Young has been a director of NRG since December 2003. From May 1990 to June 2003, Mr. Young was Chairman, Chief Executive Officer and President of Champion Enterprises, Inc., an assembler and manufacturer of manufactured homes. Mr. Young has held senior management positions with The Henley Group, The Budd Company and BFGoodrich.

Mr. Young brings a wide array of experience, expertise and points of view to the Board as a result of his service as a former chief executive officer of a large public company outside of the energy sector and his involvement in numerous private start-up businesses, buy-outs and later stage investments. Mr. Young's skills in corporate finance and accounting matters enable him to be a valuable asset to the Governance and Nominating and Compensation Committees.

The Board recommends a vote "FOR" the election to the Board of each of the foregoing nominees. Proxies solicited by the Board will be voted "FOR" each of the nominees unless a contrary vote is specified.

 Directors Continuing in Office

        Information regarding NRG's directors continuing in office is provided below.

Class II Directors (Terms expire in 2015)

        As a result of the Amendment, after the 2013 Annual Meeting, the following directors were moved from Class III to a newly designated Class II, without revising their terms of election. Accordingly, their terms do not expire until the Annual Meeting of Stockholders in 2015 at which time such directors would be eligible for election to a one-year term. Thereafter, beginning with the Annual Meeting of Stockholders in 2015, all directors will stand for election annually. In all cases, each director will hold office until his or her successor has been elected and qualified or until the director's earlier death, resignation or removal.

E. Spencer Abraham
Age 61
Compensation Committee
Nuclear Oversight Committee
Nuclear Oversight Subcommittee

Secretary Abraham has been a director of NRG since December 2012. Previously, he served as a director of GenOn from January 2012 to December 2012. He is Chairman and Chief Executive Officer of The Abraham Group, an international strategic consulting firm based in Washington, D.C. which he founded in 2005. Prior to that, Secretary Abraham served as Secretary of Energy under President George W. Bush from 2001 through January 2005 and was a U.S. Senator for the State of Michigan from 1995 to 2001. Secretary Abraham serves on the board of Occidental Petroleum Corporation, PBF Energy and the following private companies: C3 Energy Resource Management and Sindicatum Sustainable Resources. Secretary Abraham also serves as chairman of the advisory committee of Lynx Global Realty Asset Fund and Uranium Energy Corporation. Secretary Abraham previously served as the non-executive chairman of AREVA, Inc., the U.S. subsidiary of the French-owned nuclear company, and as a director of Deepwater Wind LLC, International Battery, Green Rock Energy, ICx Technologies and PetroTiger. He also previously served on the advisory board or committees of Midas Medici (Utilipoint), Millennium Private Equity, Sunovia and Wetherly Capital.

Secretary Abraham's nearly two decades at the highest levels of domestic and international policy and politics give him the experience necessary to provide a signification contribution to the Board. As a former U.S. Senator and former U.S. Secretary of Energy who directed key aspects of the country's energy strategy, Secretary Abraham provides the Board unique insight into public policy and energy-related issues.

Howard E. Cosgrove
Age 70
Chairman of the Board
Nuclear Oversight Committee (Chair)

Mr. Cosgrove has served as Chairman of the Board and a director of NRG since December 2003. He was Chairman and Chief Executive Officer of Conectiv and its predecessor Delmarva Power and Light Company from December 1992 to August 2002. Prior to December 1992, Mr. Cosgrove held various positions with Delmarva Power and Light including Chief Operating Officer and Chief Financial Officer. Mr. Cosgrove serves on the Board of Trustees of the University of Delaware and Hagley Museum and Library.

Mr. Cosgrove brings extensive experience and expertise from the utility industry as a result of his service as chief executive officer of Conectiv and Delmarva Power and Light Company, which not only translates into effective leadership as Chairman of the Board, but enables him to share with the Board and management suggestions about how more traditional power companies (many of which NRG seeks to partner with, or sell power to) effectively assess and undertake business considerations and opportunities.

William E. Hantke
Age 66
Audit Committee (Chair)
Compensation Committee
Nuclear Oversight Committee

Mr. Hantke has been a director of NRG since March 2006. Mr. Hantke served as Executive Vice President and Chief Financial Officer of Premcor, Inc., a refining company, from February 2002 until December 2005. Mr. Hantke was Corporate Vice President of Development of Tosco Corporation, a refining and marketing company, from September 1999 until September 2001, and he also served as Corporate Controller from December 1993 until September 1999. Prior to that position, he was employed by Coopers & Lybrand as Senior Manager, Mergers and Acquisitions from 1989 until 1990. He also held various positions from 1975 until 1988 with AMAX,  Inc., including Corporate Vice President, Operations Analysis and Senior Vice President, Finance and Administration, Metals and Mining. He was employed by Arthur Young from 1970 to 1975 as Staff/Senior Accountant. Mr. Hantke was Non-Executive Chairman of Process Energy Solutions, a private alternative energy company until March 31, 2008 and served as director and Vice-Chairman of NTR Acquisition Co., an oil refining start-up, until January 2009.

Mr. Hantke joined the Board following the Company's acquisition of Texas Genco, LLC, in which he served on the board of directors, and as a result brings historical and present context to the Company's ongoing business endeavors in the Texas region. Furthermore, Mr. Hantke's extensive experience in executive management positions in the independent refining industry, considered by many to be a similar industry to the Independent Power Production (IPP) sector, and as a director of public and nonpublic boards enables him to provide the Board significant managerial, strategic, and financial oversight. As a result, his fellow directors have elected him as Chair of the Company's Audit Committee and determined that he is an "audit committee financial expert" as defined by SEC rules.

Anne C. Schaumburg
Age 64
Audit Committee
Commercial Operations Oversight Committee
Nuclear Oversight Committee

Ms. Schaumburg has been a director of NRG since April 2005. From 1984 until her retirement in January 2002, she was Managing Director of Credit Suisse First Boston and a Senior Banker in the Global Energy Group. From 1979 to 1984, she was in the Utilities Group at Dean Witter Financial Services Group, where she last served as Managing Director. From 1971 to 1978, she was at The First Boston Corporation in the Public Utilities Group. Ms. Schaumburg is also a director of Brookfield Infrastructure Partners L.P.

Ms. Schaumburg brings extensive financial experience and expertise to the Board which is valuable to the review of the Company's financings, transactions, and overall financial oversight. In addition, Ms. Schaumburg is able to provide the Board with essential insight into the financial services industry and financial markets.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE NRG'S EXECUTIVE COMPENSATION

        Under Section 14A of the Exchange Act, the stockholders of NRG are entitled to vote at this year's Annual Meeting to approve the compensation of the Company's named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.

        As described more fully in the CD&A, NRG's executive compensation program is designed to attract, retain and reward top executive talent. The intent of NRG's compensation program is to reward the achievement of the Company's annual goals and objectives while supporting the Company's long-term business strategy.

        This proposal, commonly known as a "say on pay" proposal, gives stockholders the opportunity to express their views on NRG's named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers as described in this Proxy Statement. Accordingly, the Board recommends that stockholders vote in favor of the following resolution:

        "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

        The say on pay vote is advisory and therefore not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of the stockholders and to the extent there is a significant number of votes against the named executive officer compensation as disclosed in this Proxy Statement, stockholders' concerns will be considered and the Board and the Compensation Committee will evaluate actions necessary to address those concerns.

        The Board recommends a vote "FOR" the approval of the Company's executive compensation as disclosed in this Proxy Statement. Proxies solicited by the Board will be voted "FOR" the approval of the Company's named executive officer compensation unless a contrary vote is specified.

 PROPOSAL NO. 3

ADOPTION OF THE NRG ENERGY, INC.
AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

        The NRG Energy, Inc. Employee Stock Purchase Plan, initially established effective July 1, 2008, is designed to attract and retain talented employees necessary for the Company's continued growth and success. When the plan was first effective, the Board authorized, and stockholders approved, an aggregate of 500,000 shares of our common stock for issuance under such plan; an additional 1,000,000 shares were added to the plan with Board and stockholder approval in 2012. The Board has now approved the NRG Energy, Inc. Amended and Restated Employee Stock Purchase Plan (ESPP) with the following principal changes:

  •
  an increase in the number of shares authorized under the ESPP by 800,000, to replenish shares purchased to date and to provide approximately 1,700,000 shares available for future purchases under the ESPP as of July 1, 2014;

  •
  modification of the definition of "option price" under the ESPP, which allows the committee of officers administering the ESPP (ESPP Committee) to select the lower of the NRG stock price at the beginning or end of each offering period to effect the purchases for eligible participants;

  •
  expansion of the definition of "compensation" under the ESPP, to enable participants, when authorized by the ESPP Committee, to include bonus compensation in the compensation eligible for payroll deductions under the ESPP;

  •
  extend the term of the ESPP to December 31, 2023; and

  •
  other technical changes regarding the administration of the ESPP.

        If this proposal to adopt the ESPP is approved by stockholders at the Annual Meeting, the ESPP, as amended and restated, will be effective on July 1, 2014.

        The ESPP provides our eligible employees and those of our designated subsidiaries with the opportunity to purchase shares of common stock through payroll deductions at an 85% discount to market price. The ESPP is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. The Board believes that the ESPP is a key benefit to employees and an important part of our total rewards program. It provides a convenient way for our employees to purchase shares of our common stock at a discounted price, which gives employees a vested interest in our success and aligns their interests with that of our stockholders. The closing price of NRG's common stock on March 17, 2014, was $29.89.

        The Board approved the amended and restated ESPP on February 27, 2014, and directed that the ESPP be submitted for stockholder adoption at the Annual Meeting.

Description of the ESPP

        The following provides a summary of the principal features of the ESPP. The ESPP is set forth in its entirety as Appendix A to this Proxy Statement. The following summary is qualified in its entirety by reference to Appendix A.

Purpose

        The purpose of the ESPP is to increase employee alignment with stockholders by facilitating and encouraging share ownership by our eligible employees and those of our subsidiaries, and providing a mechanism to assist officers and other key employees to meet any applicable stock ownership guidelines.

 Eligibility

        Each employee of the Company or any designated subsidiary who, as of an "offering date" has or will have at least sixty days of continuous service prior to the start of the next option period under the ESPP may become a participant in the ESPP (Participant). Participation is documented through executing and delivering a Participation Election notice to the Company prior to such offering date. Approximately 6,400 employees will be eligible for the ESPP as of July 1, 2014. No employee may participate in the ESPP if such employee, immediately after an offering date, would be deemed for purposes of Section 423(b)(3) of the Code to possess 5% or more of the total combined voting power or value of all classes of stock of the Company, its parent (if applicable) or any subsidiary.

Offering Periods

        There are two offering periods each year. An offering date occurs each January 1 and July 1, and commences an offering period. An option period is the six month period beginning on each offering date. The last day of an offering period (June 30 and December 31) is an exercise date on which shares of common stock are purchased for the completed offering period.

Administration

        Subject to oversight by the Board, the ESPP Committee has the authority to administer the ESPP and to make and adopt rules and regulations consistent with the provisions of the ESPP and the Code and provide all notices required by the ESPP. Its interpretations and decisions with respect to the ESPP will be final and conclusive. The ESPP Committee has the authority to appoint an employee as plan manager and to delegate to the plan manager such authority with respect to the administration of the ESPP as the ESPP Committee, in its sole discretion, deems advisable from time to time.

Shares Available under the ESPP

        Including the 800,000 shares to be added to the ESPP under this proposal, there are 2,300,000 treasury shares reserved for the ESPP. The aggregate number of shares which may be purchased under the ESPP will not exceed the number of shares reserved for the ESPP. As of December 31, 2013, 611,612 shares have been issued under the ESPP, thereby leaving 1,688,388 shares available for issuance following the adoption of the ESPP by stockholders at the Annual Meeting.

        In the event that adjustments are made in the number of outstanding shares of our common stock or such shares are exchanged for a different class of our stock or for shares of stock of any other corporation by reason of merger, consolidation, stock dividend, stock split or otherwise, the Board must make appropriate adjustments in (a) the number and class of shares or other securities that may be reserved for purchase, or purchased, under the ESPP, and (b) the option price. All such adjustments will be made in the sole discretion of the Board, and its decisions will be binding and conclusive.

Enrollment and Contributions

        Payment for shares of our common stock purchased under the ESPP will be made by authorized payroll deductions from each payment of a Participant's compensation in accordance with instructions received from a Participant for an option period. Deductions will be expressed as a whole number percentage which will be at least 1% but not more than 10% of eligible compensation. To the extent authorized by the ESPP Committee for any full calendar year under the ESPP (Plan Year), a Participant may authorize a deduction from his or her cash bonus compensation. During an option period, a Participant may discontinue payroll deductions but have the payroll deductions previously made during that option period remain in the Participant's account to purchase common stock on the next exercise date, as long as he or she is an employee as of that exercise date. Any Participant who discontinues payroll deductions during an option period may again become a Participant for a subsequent option period by executing and filing another Participant Election form.

Purchase of Shares

        The option price per share of the common stock sold to Participants under the ESPP is equal to the lesser of (a) 85% of the fair market value of a share on the offering date (first day) of an option period, and (b) 85% of the fair market value of a share on the exercise date (last day) of an option period. As long as our common stock is traded on an exchange, the fair market value equals the closing price of the common stock on such exchange. In no event can the option price per share be less than the par value of the common stock. This represents a change in the ESPP as it does provide for a lower price per share to be applied to all purchases, thereby potentially increasing the number of shares that can be purchased in any one offering period.

        On each exercise date, the amount in a Participant's account will be charged with the aggregate option price of the whole number of shares of common stock which can be purchased with such amount. The balance, if any, in such account is carried forward to the next succeeding option period, unless the Participant requests that excesses be refunded.

        No employee will be granted an option under the ESPP if, immediately after the grant, such employee's right to purchase shares under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and any subsidiary or parent of the Company would accrue at a rate which exceeds the lesser of: (a) twenty-five thousand dollars ($25,000) or (b) an amount equal to ten percent (10%) of the employee's annualized base salary in effect at the start of such offering period, in each case based on the fair market value of such shares (determined at the time such option is granted); provided, however, that for any Plan Year in which such option would be outstanding at any time, the employee's right to purchase shares under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and any subsidiary or parent of the Company may not accrue at a rate which exceeds twenty-five thousand dollars ($25,000) in the aggregate (as determined at the time such option is granted). Neither we nor any subsidiary currently has any other employee stock purchase plan in place.

        The maximum number of shares of common stock that each Participant may purchase during an offering period is 20,000.

Termination of Participation

        A Participant may withdraw from the ESPP at any time by filing a notice of withdrawal prior to the close of business on an exercise date. Upon withdrawal, the entire amount, if any, that remains in the Participant's account to purchase common stock is refunded to the Participant without interest. Any Participant who withdraws from the ESPP may again become a Participant in accordance with plan rules at the start of the next option period.

        If a Participant ceases to be eligible to participate in the ESPP for any reason, the amount in such Participant's account will be refunded or distributed to the Participant, or in the case of death, the Participant's designated beneficiary or estate, or otherwise disposed of in accordance with policies and procedures prescribed by the ESPP Committee in cases where such a refund or distribution may not be possible.

Number of Shares Purchased by Certain Individuals and Groups

        Given that the number of shares of common stock that may be purchased under the ESPP is determined by the fair market value of the common stock on the offering date or exercise date and given that participation in the ESPP is voluntary on the part of eligible employees, the actual number of shares that may be purchased by any individual is not determinable. All Participants, however, are subject to the limitations on the amount that can be invested, and the number of shares that may be purchased, as set forth in the ESPP and described above.

Amendment and Termination

        The Board or the Compensation Committee may at any time, or from time to time, amend, modify, or terminate the ESPP in any respect, except that, without approval of the stockholders, no amendment may increase the aggregate number of shares reserved under the ESPP, materially increase the benefits accruing to Participants or materially modify the requirements as to eligibility for participation in the ESPP. Any amendment of the ESPP must be made in accordance with applicable provisions of the Code and/or any regulations issued thereunder, any other applicable law or regulations, and the requirements of the principal exchange upon which the common stock is listed.

        Unless otherwise terminated by the Board or the Compensation Committee, the ESPP will terminate on December 31, 2023.

U.S. Tax Aspects

        Neither the grant of an option, nor the exercise of an option, under the ESPP will have any tax consequences to Participants or us under federal tax laws. Tax consequences for a Participant will not arise until the Participant disposes of the common stock acquired under the ESPP. The tax treatment on disposition of common stock will depend on whether the Participant disposes of the common stock before or after the expiration of the "statutory holding period," i.e., the later of two years after the grant of the option or one year after the option is exercised.

        If the Participant disposes of common stock acquired under the ESPP after the expiration of the statutory holding period, he or she will recognize ordinary income equal to the lesser of: (a) the excess of the fair market value of the common stock on the grant date over the option price and (b) the excess of the amount realized on the disposition of common stock over the option price. Any additional gain realized from the disposition of the shares will be treated as capital gain. If the Participant disposes of the common stock acquired under the ESPP before the expiration of the statutory holding period, he or she will recognize ordinary income equal to the excess of the fair market value of the common stock on the offering date or exercise date, as applicable, over the option price. Any additional gain realized from the disposition will be treated as capital gain. We will be entitled to a deduction equal to the amount of ordinary income recognized by the Participant in the event of a disposition before the expiration of the statutory holding period.

 Securities Authorized for Issuance under Equity Compensation Plans

        The following table shows, as of December 31, 2013, the Company's equity compensation plans under which the Company's equity securities are authorized for issuance:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(1)	9,614,132	(1)	25.68	8,126,453
Equity compensation plans not approved by security holders	842,426	(2)	25.65	1,053,485

Total	10,456,558		25.68	9,179,938	(3)

(1)
Consists of shares issuable under the LTIP and the ESPP, but does not include shares subject to this proposal. The LTIP became effective upon the Company's emergence from bankruptcy. On July 28, 2010, the LTIP was amended to increase the number of shares available for issuance to 22,000,000. The ESPP was approved by the Company's stockholders on May 14, 2008. As of December 31, 2013, there were 888,388 shares reserved from the Company's treasury shares for the ESPP.

(2)
Consists of shares issuable under the NRG GenOn LTIP. On December 14, 2012, in connection with the GenOn Merger, NRG assumed the GenOn Energy, Inc. 2010 Omnibus Incentive Plan, and changed the name to the NRG 2010 Stock Plan for GenOn Employees, or the NRG GenOn LTIP. While the GenOn Energy, Inc. 2010 Omnibus Incentive Plan was previously approved by stockholders of RRI Energy, Inc. before it became GenOn, the plan is listed as "not approved" because the NRG GenOn LTIP was not subject to separate line item approval by NRG's stockholders when the GenOn merger (which included the assumption of this plan) was approved. NRG intends to make subsequent grants under the NRG GenOn LTIP. As part of the GenOn Merger, NRG also assumed the GenOn Energy, Inc. 2002 Long-Term Incentive Plan, the GenOn Energy, Inc. 2002 Stock Plan, and the Mirant Corporation 2005 Omnibus Incentive Compensation Plan. NRG has no intention of making any grants or awards of its own equity securities under these plans. As of December 31, 2013, the number of securities to be issued upon the exercise of outstanding awards under these plans is 1,053,719 at a weighted-average exercise price of $56.79.

(3)
Consists of 7,238,065 shares of common stock under the LTIP, 1,053,485 shares of common stock under the NRG GenOn LTIP, and 888,388 shares of treasury stock reserved for issuance under the ESPP.

        The Board recommends, on the advice of the Compensation Committee, a vote "FOR" the adoption of the NRG Energy, Inc. Amended and Restated Employee Stock Purchase Plan. Proxies solicited by the Board will be voted "FOR" the adoption unless a contrary vote is specified.

 PROPOSAL NO. 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR
THE 2014 FISCAL YEAR

        The Audit Committee appointed the firm of KPMG LLP, an independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for the 2014 fiscal year at a meeting held in February. If the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee will reconsider its selection. Representatives of KPMG LLP are expected to attend the Annual Meeting where they will be available to respond to questions and, if they desire, to make a statement.

        The Audit Committee first engaged KPMG LLP as the Company's independent registered public accounting firm on May 24, 2004.

        The Board recommends a vote "FOR" the ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the 2014 fiscal year. Proxies solicited by the Board will be voted "FOR" ratification unless a contrary vote is specified.

EXECUTIVE OFFICERS

        Our executive officers are elected by the Board annually to hold office until their successors are elected and qualified. The biographical information for each of the executive officers is provided below.

David Crane
Age 55
President and Chief Executive Officer

        For biographical information for David Crane, see "Nominees for Director (Class I Directors)."

Kirkland Andrews
Age 46
Executive Vice President and Chief Financial Officer

        Mr. Andrews has served as Executive Vice President and Chief Financial Officer of NRG since September 2011. Mr. Andrews also has served as Executive Vice President and Chief Financial Officer and as a director of NRG Yield, Inc. since December 2012. Prior to joining NRG, he served as Managing Director and Co-Head Investment Banking, Power and Utilities — Americas at Deutsche Bank Securities from June 2009 to September 2011. Prior to this, he served in several capacities at Citigroup Global Markets Inc., including Managing Director, Group Head, North American Power from November 2007 to June 2009, and Head of Power M&A, Mergers and Acquisitions from July 2005 to November 2007. In his banking career, Mr. Andrews led multiple large and innovative strategic, debt, equity and commodities transactions.

Mauricio Gutierrez
Age 43
Executive Vice President and Chief Operating Officer

        Mr. Gutierrez has served as Executive Vice President and Chief Operating Officer since July 2010. In this capacity, Mr. Gutierrez oversees NRG's Plant Operations, Commercial Operations, Environmental Compliance, as well as the Engineering, Procurement and Construction division. Mr. Gutierrez also has served as Executive Vice President and Chief Operating Officer and as a director of NRG Yield, Inc. since December 2012. He previously served as Executive Vice President, Commercial Operations, from January 2009 to July 2010 and Senior Vice President, Commercial Operations, from March 2008 to January 2009. In this capacity, he was responsible for the optimization of the Company's asset portfolio and fuel requirements. Prior to this, Mr. Gutierrez served as Vice President Commercial Operations Trading from May 2006 to March 2008. Prior to joining NRG in August 2004, Mr. Gutierrez held various positions within Dynegy, Inc., including Managing Director, Trading — Southeast and Texas, Senior Trader East Power and Asset Manager. Prior to Dynegy, Mr. Gutierrez served as senior consultant and project manager at DTP involved in various energy and infrastructure projects in Mexico.

David R. Hill
Age 50
Executive Vice President and General Counsel

        Mr. Hill has served as Executive Vice President and General Counsel since September 2012. Mr. Hill also has served as Executive Vice President and General Counsel of NRG Yield, Inc. since December 2012. Prior to joining NRG, Mr. Hill was a partner and co-head of Sidley Austin LLP's global energy practice group. Prior to this, Mr. Hill served as General Counsel of the U.S. Department of Energy (DOE) from August 2005 to January 2009 and, for the three years prior to that, as Deputy General Counsel for Energy Policy of the DOE. Before his federal government service, Mr. Hill was a partner in major law firms in Washington, D.C. and Kansas City, Missouri, and handled a variety of regulatory, litigation and corporate matters. He received his law degree from Northwestern University School of Law in Chicago.

John W. Ragan
Age 54
Executive Vice President and Regional President, Gulf Coast

        Mr. Ragan has served as Executive Vice President and Regional President, Gulf Coast since July 2010. He previously served as Executive Vice President and Chief Operating Officer from February 2009 to July 2010, overseeing NRG's Plant Operations, Commercial Operations, Environmental Compliance, as well as the Engineering, Procurement and Construction division. He previously served as Executive Vice President and Regional President, Northeast from December 2006 to February 2009. Prior to joining NRG, Mr. Ragan was Vice President of Trading, Transmission, and Operations at FPL Energy in 2006 and also served as Vice President of Business Management for FPL Energy's Northeast Region from August 2005 through July 2006. Prior to this, Mr. Ragan served as General Manager — Containerboard and Packaging for Georgia Pacific Corporation from October 2004 through July 2005. He also served in increasing roles of responsibility for Mirant Corporation from 1996 through 2004, notably as Senior Vice President and Chief Executive Officer of Mirant's International Group from August 2003 to July 2004.

Ronald B. Stark
Age 49
Vice President and Chief Accounting Officer

        Mr. Stark has served as Vice President and Chief Accounting Officer since March 2012. In this capacity, Mr. Stark is responsible for directing NRG's financial accounting and reporting activities. Mr. Stark also has served as Vice President and Chief Accounting Officer of NRG Yield, Inc. since December 2012. Prior to this, Mr. Stark served as the Company's Vice President, Internal Audit from August 2011 to February 2012. He previously served as Director, Financial Reporting from October 2007 through July 2011. Mr. Stark joined the Company in January 2007. Mr. Stark previously held various executive and managerial accounting positions at Pegasus Communications and Berlitz International and began his career with Deloitte and Touche.

Denise M. Wilson
Age 54
Executive Vice President and President, Alternative Energy Services

        Ms. Wilson has served as Executive Vice President and President, New Businesses since July 2011. In this capacity, Ms. Wilson is responsible for the oversight of all new business ventures. Prior to this, Ms. Wilson served as Executive Vice President and Chief Administrative Officer (CAO) from September 2008 to July 2011. As CAO, Ms. Wilson had oversight for several key corporate functions including Human Resources, Investor Relations, Communications and Information Technology. Ms. Wilson originally joined NRG in 2000 and served as Vice President, Human Resources from 2004 until she was named CAO in July 2006. She served in that position until March 2007 when she joined Nash-Finch Company, a leading national food distributor as Senior Vice President, Human Resources. Ms. Wilson left Nash-Finch in June 2008 to retire and then rejoined NRG in September 2008. Ms. Wilson has also served as Vice President, Human Resources Operations with Metris Companies Inc. and Director, Human Resources with General Electric ITS.

VOTING STOCK OWNERSHIP OF DIRECTORS, NAMED EXECUTIVE OFFICERS AND
CERTAIN BENEFICIAL OWNERS

        The following table sets forth information concerning beneficial ownership of the Company's common stock as of March 17, 2014, for: (a) each director and the nominees for director; (b) named executive officers set forth in the Summary Compensation Table (NEOs); and (c) the directors and executive officers as a group. For each person known to the Company to own more than five percent of the Company's common stock, the information provided is as of the date of their most recent filing with the SEC. Percentage of beneficial ownership is based on 325,294,048 shares of common stock outstanding as of March 17, 2014 plus, for our directors and executive officers, shares that such person has the right to acquire within 60 days of March 17, 2014 through the exercise of stock options or similar rights. None of the directors, nominees for director or named executive officers own any of the Company's preferred stock, and the Company is not aware of any person who owns more than five percent of the Company's preferred stock. Unless otherwise indicated, each person has sole investment and voting power with respect to the shares set forth in the following table.

        Except as noted below, the address of the beneficial owners is NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540.

Name of Beneficial Owner	Common Stock(1)	Percent of Class**
David Crane	1,983,703	*	(2)
Kirkland Andrews	65,506	*	(3)
Mauricio Gutierrez	338,431	*	(4)
John W. Ragan	299,658	*	(5)
David R. Hill	—	*
Howard E. Cosgrove	81,043	*	(6)
Edward R. Muller	861,313	*	(7)
E. Spencer Abraham	14,675	*	(8)
Kirbyjon H. Caldwell	28,014	*	(9)
Lawrence S. Coben	59,679	*	(10)
Terry G. Dallas	25,974	*	(11)
William E. Hantke	23,837	*	(12)
Paul W. Hobby	35,849	*
Gerald Luterman	27,120	*	(13)
Anne C. Schaumburg	37,915	*	(14)
Evan J. Silverstein	25,926	*	(15)
Thomas H. Weidemeyer	42,916	*	(16)
Walter R. Young	67,268	*
All Directors and Executive Officers as a group (21 people)	4,323,744	1.3%	(17)
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	40,590,471	12.5%	(18)
Capital Research Global Investors 333 South Hope Street, Los Angeles, California 90071	36,959,830	11.4%	(19)
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	22,394,303	6.9%	(20)
Franklin Mutual Advisers, LLC 101 John F. Kennedy Parkway Short Hills, New Jersey 07078	17,092,625	5.3%	(21)

*
Less than one percent of outstanding common stock.

**
Percentage ownership of 5%+ stockholders is provided as of March 17, 2014.

(1)
The number of shares beneficially owned by each person or entity is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, each person or entity is considered the beneficial owner of any: (a) shares to which such person or entity has sole or shared voting power or dispositive power and (b) shares that such person or entity has the right to acquire within 60 days through the exercise of stock options or similar rights.

(2)
Includes 1,288,114 shares that may be acquired at or within 60 days of March 17, 2014, pursuant to the exercise of options. Mr. Crane also owns 38,142 deferred stock units (DSUs) and 4,767 dividend equivalent rights (DERs). Each DSU represents the right of a participant to be paid one share of NRG's common stock at the end of a deferral period established under the award by the Compensation Committee or elected by the participant under the terms of an award and the tax rules applicable to nonqualified deferred compensation plans under Section 409A of the Code. Mr. Crane will receive one such share of common stock for each DSU he owns six months from the date of his termination of employment with NRG. Each DER is the right to receive one share of NRG's common stock and becomes exercisable proportionately with the DSUs to which they relate.

(3)
Includes 1,189 DERs.

(4)
Includes 208,440 shares that may be acquired at or within 60 days of March 17, 2014, pursuant to the exercise of options and 1,189 DERs.

(5)
Includes 197,400 shares that may be acquired at or within 60 days of March 17, 2014, pursuant to the exercise of options and 758 DERs.

(6)
Includes 20,000 shares held by Mr. Cosgrove's spouse and 60,903 DSUs. Mr. Cosgrove's DSUs become payable in the event he ceases to be a member of the Board. Mr. Cosgrove also owns 36,948 DSUs that will be exchanged for shares of NRG's common stock on a one-to-one basis on the following schedule: (a) 18,544 twelve months from the date of termination and (b) 18,404 twenty-four months from the date of termination. Excludes 426 DERs, which become exercisable proportionately with the DSUs to which they relate.

(7)
Includes 9,507 DSUs and 162 DERs, payable in the event Mr. Muller ceases to be a member of the Board. Also includes 655,871 shares that may be acquired at or within 60 days of March 17, 2014, pursuant to the exercise of options.

(8)
Includes 7,854 DSUs and 134 DERs, payable in the event Secretary Abraham ceases to be a member of the Board.

(9)
Includes 27,750 DSUs and 264 DERs, payable in the event Mr. Caldwell ceases to be a member of the Board.

(10)
Includes 56,963 DSUs and 264 DERs, payable in the event Dr. Coben ceases to be a member of the Board.

(11)
Includes 13,495 DSUs and 217 DERs, payable in the event Mr. Dallas ceases to be a member of the Board. Also includes 3,516 shares that may be acquires at or within 60 days of March 17, 2014, pursuant to the exercise of options.

(12)
Includes 250 DERs. Excludes 13,518 DSUs issued to him that will be exchanged for such common stock on a one-to-one basis on the following schedule: (a) 5,315 on June 1, 2014, (b) 4,103 on June 1, 2015, (c) 2,997 on June 1, 2016 and (d) 1,103 on June 1, 2017.

(13)
On March 6, 2014, Gerald Luterman informed the Board that he will not stand for re-election at the Annual Meeting. Therefore, Mr. Luterman's term will expire at the Annual Meeting. Includes 239 DERs.

(14)
Includes 37,676 DSUs and 239 DERs, payable in the event Ms. Schaumburg ceases to be a member of the Board.

(15)
Includes 8,246 DSUs and 140 DERs, payable in the event Mr. Silverstein ceases to be a member of the Board.

(16)
Includes 34,876 DSUs, payable in the event Mr. Weidemeyer ceases to be a member of the Board.

(17)
Consists of the total holdings of directors, named executive officers, and all other executive officers as a group.

(18)
Based upon information set forth in the Schedule 13G/A filed on February 14, 2014 by T. Rowe Price Associates, Inc. (Price Associates). Price Associates has the sole power to vote 12,534,676 shares and sole dispositive power over 40,496,171 shares. The aggregate amount of shares owned by each reporting person is 40,590,471 shares. These securities are owned by various individual and institutional investors, for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(19)
Based upon information set forth in the Schedule 13G/A filed on February 10, 2014 by Capital Research Global Investors (CRGI). CRGI has the sole voting power and sole dispositive power over 36,959,830 shares. CRGI beneficially owns 5 percent or more shares on behalf of one of its clients, The Investment Company of America.

(20)
Based upon information set forth in the Schedule 13G/A filed on February 12, 2014 by The Vanguard Group, Inc. (Vanguard). Vanguard has the sole voting power over 526,992 shares and sole dispositive power over 21,907,211 shares. Vanguard has shared dispositive power over 487,092 shares. Vanguard Fiduciary Trust Company (VFTC), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 412,792 shares, or 0.12% of the common stock outstanding of the Company as a result of VFTC serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (VIA), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 188,500 shares or 0.05% of the common stock outstanding of the Company as a result of VIA serving as investment manager of Australian investment offerings.

(21)
Based upon information set forth in the Schedule 13G/A filed on January 30, 2014 by Franklin Mutual Advisers, LLC (FMA). FMA has the sole voting power and the sole dispositive power over 17,092,625 shares. FMA expressly disclaims that it is the beneficial owner of such securities.

        The following table sets forth information concerning beneficial ownership of NRG Yield, Inc.'s Class A common stock as of March 17, 2014, for: (a) each director and the nominees for director; (b) the NEOs; and (c) the directors and executive officers as a group. Percentage of beneficial ownership is based on 22,511,250 shares of NRG Yield Class A common stock outstanding as of March 17, 2014. Unless otherwise indicated, each person has the sole investment and voting power with respect to the shares of NRG Yield Class A common stock set forth in the following table.

        Except as noted below, the address of the beneficial owners is NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540.

Name of Beneficial Owner	Class A Common Stock(1)		Percent of Class
David Crane	26,750	(2)	*
Kirkland Andrews	5,000		*
Mauricio Gutierrez	4,000		*
John W. Ragan	10,000		*
David R. Hill	2,500		*
Howard E. Cosgrove	20,000		*
Edward R. Muller	—		*
E. Spencer Abraham	—		*
Kirbyjon H. Caldwell	—		*
Lawrence S. Coben	—		*
Terry G. Dallas	—		*
William E. Hantke	—		*
Paul W. Hobby	3,000		*
Gerald Luterman	—		*
Anne C. Schaumburg	2,500		*
Evan J. Silverstein	—		*
Thomas H. Weidemeyer	—		*
Walter R. Young	—		*
All Directors and Executive Officers as a group (21 people)	73,750		*

*
Less than one percent of outstanding Class A common stock of NRG Yield, Inc.

(1)
The number of shares beneficially owned by each person or entity is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, each person or entity is considered the beneficial owner of any: (a) shares to which such person or entity has sole or shared voting power or dispositive power and (b) shares that such person or entity has the right to acquire within 60 days through the exercise of stock options or similar rights.

(2)
Includes 1,750 shares of Class A common stock acquired by Mr. Crane's children.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with NRG Yield, Inc.

        NRG formed NRG Yield, Inc. (NRG Yield) to own and operate a portfolio of contracted generation assets and thermal infrastructure assets that have historically been owned and/or operated by NRG and its subsidiaries. On July 22, 2013, NRG Yield, Inc. completed its initial public offering of 22,511,250 shares of Class A common stock (IPO). We retained 42,738,750 shares of Class B common stock of NRG Yield, Inc. and a 65.5% interest in NRG Yield LLC (Yield LLC).

        In connection with the IPO, we entered into a Management Services Agreement, dated as of July 22, 2013 (Management Services Agreement), with NRG Yield pursuant to which we have agreed to provide or arrange for other service providers to provide management and administration services to NRG Yield. As part of the services provided, certain executive officers of NRG also serve as executive officers of NRG Yield. These executive officers are not required to dedicate a specific amount of time to fulfilling NRG's obligations to NRG Yield under the Management Services Agreement and are not separately compensated for their services to NRG Yield. Pursuant to the Management Services Agreement, NRG Yield pays a base management fee of approximately $1 million per quarter. The base management fee is adjusted for inflation annually at an inflation factor based on year-over-year CPI. The base management fee will also be increased in connection with NRG Yield's completion of future acquisitions by an amount equal to 0.05% of the enterprise value of the acquired assets as of the acquisition closing date. NRG Yield also reimburses us for any out-of-pocket fees, costs and expenses incurred in the provision of the management and administration services. For the year ended December 31, 2013, NRG received a total of approximately $3.0 million in compensation under the Management Services Agreement. The base management fee increased by approximately $37,000 per quarter in 2014 as a result of the annual CPI adjustment and the acquisition of Energy Systems Company in December 2013.

Review, Approval or Ratification of Transactions with Related Persons

        The Board has adopted written policies and procedures to address potential or actual conflicts of interest and the appearance that decisions are based on considerations other than the best interests of NRG that may arise in connection with transactions with certain persons or entities (Policy). The Policy operates in conjunction with our Code of Conduct and is applicable to all transactions, arrangements or relationships in which: (a) the aggregate amount involved will or may be expected to exceed $50,000 in any calendar year; (b) the Company is a participant; and (c) any Related Person (as that term is defined in Item 404 under Regulation S-K of the Securities Act of 1933, as amended) has or will have a direct or indirect interest (Related Person Transaction).

        A Related Person Transaction is subject to review and approval or ratification by the Governance and Nominating Committee. If the aggregate amount involved is expected to be less than $500,000, the transaction may be approved or ratified by the Chair of the Committee. As part of its review of each Related Person Transaction, the Governance and Nominating Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than the terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person's interest in the transaction. This Policy also provides that certain transactions, based on their nature and/or monetary amount, are deemed to be pre-approved or ratified by the Committee and do not require separate approval or ratification.

        Transactions involving ongoing relationships with a Related Person will be reviewed and assessed at least annually by the Governance and Nominating Committee to ensure that such Related Person Transactions remain appropriate and in compliance with the Committee's guidelines. The Governance and Nominating Committee's activities with respect to the review and approval or ratification of all Related Person Transactions are reported periodically to the Board.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent stockholders also are required by SEC rules to furnish us with copies of all Section 16(a) forms they file.

        Based solely upon a review of the copies of such forms furnished to us and any written representations that no Forms 5 were required, we believe that all Section 16(a) filing requirements were timely met during the 2013 fiscal year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        No member of our Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of the Board. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement required by Item 402(b) of Regulation S-K with management and, based upon such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:
Walter R. Young, Chair E. Spencer Abraham William E. Hantke

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Stockholder Engagement and Executive Compensation Program

        The objectives of our executive compensation program are to align executive pay with stockholder value and incent executives to achieve improvements in corporate performance. This CD&A describes the elements of, changes to, implementation of, and 2013 results of our executive compensation program.

We received 84% support for our say on pay vote in 2013, and at the direction of our Compensation Committee, management continued to engage with many of our largest stockholders to understand their views on our executive compensation program. Through this outreach, it was clear that the changes made to our executive compensation program in the past couple of years were received positively. Our stockholders want us to continue to align executive compensation with the Company's performance. In particular, our stockholders' views generally focused on (a) the continued growth of free cash flow and EBITDA by the Company; (b) the continued return of capital to stockholders; and (c) a healthy Total Shareholder Return (TSR). With a focus on these core stockholder goals, we executed several strategic initiatives during 2013 which resulted in a TSR of 27% for 2013 and a three year TSR of 51% (or 15% on an annualized basis). Over the last several years, our Board, the Compensation Committee and our management team have heard our stockholders and we have addressed, and will continue to address, their concerns. The following summarizes our executive compensation program and highlights changes over the last several years, which are discussed in greater detail in the full description of our executive compensation program in this CD&A.

  •
  Alignment of Pay with Performance.  Our compensation program ties a significant portion of our NEOs' long- and short-term compensation to the achievement of established corporate financial measures and increases in TSR.

    -->
    Long-Term Compensation.    As a result of our stockholder engagement in 2013, we revised our MSUs. Beginning with grants made in January 2014, we have strengthened the performance metrics of our MSUs by increasing the minimum TSR requirement from 50% to 75%. MSUs were added to the mix of long-term incentive awards by the Compensation Committee in 2012 in order to strengthen the link between long-term compensation and performance. Specifically, the Compensation Committee replaced stock options and performance units (PUs) with MSUs that are tied solely to Company TSR over a three-year period. MSUs contain an embedded "valuation premium." For example, if our TSR drops 15%, the value to our participants declines 39% below the grant date fair value, yet if TSR increases 15%, participant value is only 12% above grant date fair value. For MSU awards granted prior to January 2014, if TSR drops more than 50% at the end of the three-year period, awards are forfeited completely. As noted above, beginning with grants made in January 2014, should TSR drop more than 25% at the end of the three-year period, the entire award will be subject to forfeiture. The increase of the minimum TSR threshold from 50% to 75% was made to help alleviate investor concern raised during our outreach in 2013 that a significant drop in TSR would still "reward" executives, albeit at a significantly reduced rate. Performance-based MSUs comprise 67% of annual equity incentive awards and restricted stock units (RSUs) comprise only 33% of annual awards. See "Elements of Compensation — Long-Term Incentive Compensation" for more details regarding the MSU valuation and performance metrics.

    -->
    Short-Term Compensation.    Beginning in 2013, we added and enhanced individual performance metrics to our AIP to focus greater attention on return of capital to our stockholders, while retaining two core short-term financial performance goals that our stockholders favor — Consolidated Adjusted Free Cash Flow and Consolidated Adjusted EBITDA. Under the AIP, short-term incentive cash bonuses are not paid at all if an established Consolidated Adjusted Free Cash Flow "gating" trigger is not achieved, regardless of other financial or operational achievements. In addition, we have retained the following criteria used in determining bonuses under the AIP: (a) for such bonuses to ever move above target payout, management must deliver performance that exceeds the goals set for the target Consolidated Adjusted Free Cash Flow or the target Consolidated Adjusted EBITDA; (b) qualitative and individual performance metrics are only considered up to the target opportunity; any bonus paid above the target level is based solely on the level of achievement of the Consolidated Adjusted Free Cash Flow and Consolidated Adjusted EBITDA goals; and (c) in order to obtain the maximum payout, under the AIP, our executive team must deliver exceptional performance on both of these goals.

  •
  Target Pay at or around the Median.  We target the peer group median, which is the 50th percentile, for total direct compensation. We believe the median is a generally accepted benchmark of external competitiveness and is sufficient to attract and retain key talent to the Company. Importantly, consistent with our pay for performance philosophy, actual compensation earned may be above or below the median target opportunity set at the beginning of the performance year based on actual Company and individual results.

  •
  Double Trigger Acceleration of Equity upon a Change in Control.  Our LTIP, amended and restated by stockholders in July 2010, contains a legacy "single trigger" provision, whereby all awards accelerate immediately upon a qualified change in control as defined in the LTIP. However, for all awards made under the LTIP after February 20, 2013, the Compensation Committee has replaced this provision with a "double trigger" provision, thereby requiring loss of employment associated with a change in control before such equity awards accelerate.

  •
  Elimination of Tax Gross Ups.  Beginning in 2013, the Compensation Committee eliminated all gross ups for NEO perquisites, which are limited in and of themselves as further described in this CD&A. The only tax gross ups that remain are contractually agreed legacy severance and change-in-control plans not applicable to new participants after July 2009. Mr. Andrews and Mr. Hill do not have any tax gross up benefits in the severance or change-in-control context.

  •
  Anti-Hedging and Anti-Pledging Policies.  Effective February 20, 2013, the Company adopted an anti-hedging and anti-pledging policy that prohibits executive officers and members of the Board from engaging in any transaction intended to hedge against a drop in the price of the Company's stock, or pledge the Company's stock as collateral or security.

  •
  Clawbacks.  We have a "clawback" policy with regard to awards made under the AIP and LTIP. This policy gives the Compensation Committee the discretion to require the NEOs to reimburse the Company for awards made under such plans following a material restatement of the Company's financial statements as a result of employee misconduct or in the case of fraud, embezzlement or other serious misconduct.

  •
  Robust Ownership Guidelines.  The Compensation Committee requires a robust stock ownership guideline for our NEOs. For example, the current guideline requires our CEO to hold NRG common stock with a value equal to at least six times his base salary until his termination. We believe that such a policy supports the alignment of the executives' and stockholders' interests.

        We have heard from some of our stockholders that there is support in the market for the use of relative metrics, in relation to performance criteria for performance-based equity awards. The Compensation Committee has extensively evaluated this topic in its review of our executive compensation program, including a consideration of potentially applicable comparator groups and design methodologies. Because of the difficulty in effectively comparing performance among the peer group, as described in this CD&A, the Compensation Committee believes that the best method for aligning the interests of management and stockholders is not only by benchmarking compensation to the peer group companies, but considering additional factors other than relative TSR when assessing the alignment of executive pay and performance. In addition, we explain in this CD&A the managerial challenges present in a persistent low power price and low commodity price environment, particularly in light of the fact that our stock price has generally had a higher correlation to natural gas prices as compared to many of our peers. We explain more fully in the section "The Compensation Process" why we believe our approach to evaluating performance against strict company metrics rather than relative performance makes sense for NRG and our stockholders at this time.

        We have also determined, after conversations with our stockholders, to focus our executive compensation disclosures on topics identified by our investors, such as the link of long-term incentive compensation to TSR and the return of capital to stockholders. In this spirit, we are providing additional information about our compensation peer group to provide context for how we believe our business compares with, or differs from, our peers, and how the Compensation Committee thinks about the peer companies as it makes compensation decisions on behalf of our stockholders.

Company Performance

        The Company's performance in 2013 was strong on both a relative and absolute basis. In 2013, the execution of our business strategy and incentive programs produced the following results:

  •
  Our TSR of 27% was at the 81st percentile among all companies in our peer group.

  •
  Our Consolidated Adjusted EBITDA of $2,706 million for purposes of the AIP was 98% of target and represents a 39% increase year-over-year.

  •
  Our Consolidated Adjusted Free Cash Flow of $1,258 million for purposes of the AIP exceeded target by 11%, and represents a 34% increase year-over-year.

  •
  We completed our merger with GenOn, creating the largest competitive generator in the United States with (a) a diverse generation fleet of approximately 47,000 megawatts; (b) asset concentrations in the East, Gulf Coast and West Regions; and (c) a combined enterprise value of approximately $25 billion as of December 31, 2013. In 2013, we achieved total synergies from the GenOn acquisition of approximately $484 million, an increase of approximately 61% over the targeted synergies of $300 million.

  •
  We completed the IPO of NRG Yield resulting in approximately $462 million of net proceeds to the Company, and enhancing our strategic competitiveness by enabling us, with a more competitively priced cost of equity capital, to drive the continued growth of our development and acquisition program for contracted renewable and conventional generation assets.

  •
  We executed on our construction program which has brought in total online approximately 2,400 megawatts (MWs) of solar and efficient natural gas assets resulting in a combined contracted Adjusted EBITDA of approximately $356 million in 2013.

  •
  We continued to execute on our Capital Allocation Plan, which includes our common stock dividend. We implemented an annual common stockholder dividend of $0.36 per share in 2012 and increased the level to $0.48 per share in 2013. In February 2014, we further increased the annual common stockholder dividend to $0.56 per share, which represents a 56% increase since implementation of the dividend.

  •
  We announced the proposed acquisition of Edison Mission Energy, adding approximately 8,000 MWs of conventional and renewable assets which we believe will create the second largest U.S. power company.

  •
  We demonstrated another strong year with respect to safety and environmental performance in 2013, achieving top quartile performance in our industry.

  Business Strategy

        As demonstrated by these results, stockholder value, enhanced financial performance, and Company growth were realized in 2013 through aligning our executives with performance and pursuing a relentless focus on our ongoing three-prong business strategy to:

  •
  consistently optimize the value of NRG's generation assets;

  •
  produce and sell safe, reliable and affordable power to our customers in the markets that we serve; and

  •
  achieve the first two prongs of the strategy while aggressively positioning NRG to meet the market's increasing demand for sustainable and low carbon energy solutions and providing our customers with products and services to enable choice and empowerment.

        Our results were attained by maintaining and enhancing our position as a leading wholesale power generation company and retail electricity provider in a cost-effective and risk-mitigating manner through smart capital allocation. In addition, we strive to proactively manage the business in a persistent low power pricing and low commodity pricing environment through our hedging strategies, our continued expansion into the retail energy business as well as the alternative energy sector, and our development and acquisition of long-term contracted assets.

CEO Pay Relative to Company Performance

        As discussed above, in response to stockholder concerns and the results of our prior say on pay votes, the Compensation Committee made several changes to our compensation program to drive better alignment with performance. As a result, the Compensation Committee believes that in 2013, Mr. Crane's compensation was well aligned with our performance and stockholder interests. The table and graphics below illustrate the inherent pay-for-performance alignment in our executive compensation program with respect to Mr. Crane's compensation. Specifically, the graph captures a three- and five-year history of Mr. Crane's target total compensation opportunity set by the Compensation Committee at the beginning of each performance year and compares TSR to his realizable total compensation for the same periods ending December 31, 2013. As stockholders will see, Mr. Crane's reported and realizable compensation increased this year as a result of strong performance in 2013 and 2012, as well as market based adjustments to Mr. Crane's AIP target opportunity.

(1)
Total direct compensation

(1)
Total long-term incentive compensation

        For each year represented in the graphs above, the realizable value of compensation includes base salary, actual annual incentive payouts, the realizable value of all equity awards granted in that year, changes in pension values and all other compensation. The realizable value of equity for any given year reflects the market value of equity on December 31, 2013, taking into account the closing price on December 31, 2013, and target or actual financial results for any performance-vesting awards. For example, the realizable value shown in 2011 reflects the stock price appreciation of 44.8% from the January 3, 2011 grant date to December 31, 2013. In addition, the PU grant awarded in 2011, and reflected in 2011 realized compensation, is valued at 153% of the target grant value, which represents the performance multiple realized at the end of the three-year performance period and reflects the stock price appreciation over such time. The PUs granted in 2010 that vested on January 4, 2013 were cancelled because the minimum performance threshold was not attained; therefore no value of the PUs granted in 2010 is included in the above tables.

        For purposes of this analysis, three- and five-year target and realizable total compensation includes the following:

		Target ($)			Realizable ($)
	Target	3 Year	5 Year	Realizable	3 Year	5 Year
Base Salary	Annual Base Salary as reported in the SCT(1)	3,653,269	5,959,461	Annual Base Salary as reported in the SCT	3,653,269	5,959,461
Annual Bonus/Non Equity Incentive Plan	Target Bonus Opportunity as reported in the Grants Table(2)	3,961,586	6,267,778	Actual Bonus/Non-Equity Incentive earned as reported in the SCT	5,190,149	9,499,718
Stock Option Awards	Grant Date Fair Value of all options granted between 2011-2013 and 2009-2013, respectively, as reported in the Grants Table	1,597,907	5,393,727	Black-Scholes value as of December 31, 2013 for any outstanding option granted between 2011-2013 and 2009-2013, respectively, plus net value realized with respect to any exercised options granted during 2009-2013 as calculated by Company based on assumptions below(3)	2,413,048	6,406,385
Restricted Stock Awards	Grant Date Fair Value of all restricted stock granted between 2011-2013 and 2009-2013, respectively, as reported in the Grants Table	4,789,978	7,133,905	Unvested restricted shares granted between 2011-2013 and 2009-2013, respectively, multiplied by December 31, 2013 stock price plus sum of vested restricted shares for grants made between 2011-2013 and 2009-2013, respectively, valued at the time of vesting(4)	6,862,122	8,980,716
Performance Awards (including PU and MSU)	Grant Date Fair Value of all performance awards granted between 2011-2013 and 2009-2013, respectively, as reported in the Grants Table	8,130,774	11,171,404	Sum of actual payouts for any performance award granted between 2011-2013 and 2009-2013, respectively, based on value at time of vesting plus target number of performance shares as of December 31, 2013 for any performance award granted between 2011-2013 and 2009-2013, respectively, whose performance cycle has not completed(5)	11,095,192	11,095,192
Change in Pension and All Other Compensation	As reported in the SCT	236,018	416,393	As reported in the SCT	236,018	416,393
TOTAL		22,369,532	36,342,668		29,449,798	42,357,865
(1)
Summary Compensation Table.

(2)
Grants of Plan Based Awards Table.

(3)
Options valued as of December 31, 2013 based on remaining term, 5-year average dividend yield, 3-year daily average volatility and risk free rate equal to U.S. Government Bond Yield specific to term remaining on outstanding option.

(4)
The Company has calculated the restricted stock award for the 2011-2014 vesting period as of January 4, 2014, the vesting date.

(5)
The Company has calculated the 2011-2014 performance award to be $3,472,904 as the performance cycle ended on January 4, 2014 and such award was valued at 153% of target on that date.

  Total CEO Compensation

        For purposes of comparison, the table below indicates total compensation, as reported on the Summary Compensation Table, for Mr. Crane for each of the years 2011, 2012 and 2013. Total pay increased in 2012 and 2013 and reflects strong performance during these time periods. For 2013, the Compensation Committee approved an increase in Mr. Crane's target and maximum AIP Incentive bonus opportunity (defined below) to recognize and reward Mr. Crane for strong 2012 performance, to continue to tie his compensation to performance, and to remain competitive with market practices. In addition, in 2013, the Compensation Committee approved the AIP Synergy bonus for the successful integration of GenOn's operations with the Company, which is discussed further on page 57.

Executive Compensation Program

2013 Named Executive Officers

        This CD&A describes our executive compensation program for our NEOs in 2013. For 2013, the NEOs were:

NEO(1)	2013 Title
David Crane	President and Chief Executive Officer
Kirkland Andrews	Executive Vice President and Chief Financial Officer
Mauricio Gutierrez	Executive Vice President and Chief Operating Officer
John W. Ragan	Executive Vice President and Regional President, Gulf Coast
David R. Hill	Executive Vice President and General Counsel

(1)
The NEOs are our CEO, our Chief Financial Officer (CFO) and our three most highly compensated executive officers other than the CEO and CFO serving as executive officers at the end of 2013.

 Goals and Objectives of the Program

        Our Compensation Committee designs and implements an executive compensation program to:

•

closely align our executive compensation with stockholder value creation without motivating executives to take excessive risks;

•

support the Company's long-term business strategy with tailored executive compensation incentives;

•

provide for recruitment, retention and growth of our executive team in a competitive industry; and

•

provide a competitive compensation opportunity without being an outlier among our peer group.

        The Compensation Committee is responsible for the development and implementation of NRG's executive compensation program. The intent of our executive compensation program is to reward the achievement of NRG's annual goals and objectives while supporting our long-term business strategy. The Compensation Committee is committed to tying executives' compensation to the performance of the Company.

        The Compensation Committee's objectives are achieved through the use of both short-term and long-term incentives. The Company currently targets the median pay of our peers as further discussed in detail below. In addition, through the AIP, the NEOs are rewarded for achieving annual corporate and individual goals.

The Compensation Process

Compensation Consultant

        Pursuant to its charter, the Compensation Committee is authorized to engage, at the expense of the Company, a compensation consultant to provide independent advice, support, and expertise to assist the Compensation Committee in overseeing and reviewing our overall executive compensation strategy, structure, policies and programs, and to assess whether our compensation structure establishes appropriate incentives for management and other key employees.

        FWC, the Compensation Committee's independent compensation consultant, assisted with executive pay decisions and worked with the Compensation Committee to formulate the design of the executive compensation program for 2013.

        FWC reports directly to the Compensation Committee and provides no other remunerated services to the Company or any of its affiliates. In accordance with SEC rules and requirements, the Company has affirmatively determined that no conflicts of interest exist between the Company and FWC (or any individuals working on the Company's account on FWC's behalf).

Peer Group Analysis

        Every year, the Compensation Committee reviews all elements of executive compensation against market data to gauge the competitiveness of the Company's programs. One of the core aspects of this study is the formulation of a comparator group which is established prior to any compensation data being analyzed. As discussed in more detail below, the Compensation Committee faces significant challenges in attempting to construct a peer group of companies similar in size and business scope to NRG.

        First, NRG's closest peers are IPP companies. There have been tremendous business challenges within this sub-industry over the last several years, which resulted in companies filing for bankruptcy or being acquired, thereby reducing the pool of direct competitors.

        Second, comparator groups should be reasonably sized (in terms of the number of companies that comprise the group) in order to provide statistically significant comparisons for compensation purposes. Due to the consolidation of the IPP industry noted above, the Compensation Committee is forced to consider other power and utilities companies to serve as peers in its efforts to construct an appropriate sample set. However, as the pool of potential companies is expanded, the peers become less and less similar to NRG with respect to business lines, and as importantly, with respect to performance benchmarking in terms of how stock prices of such peers perform.

        Finally, in finding companies that are sufficiently close to NRG for purposes of hiring talent and determining median pay levels, the Compensation Committee believes the peer group works well. However, when evaluating performance, given two specific aspects of NRG noted below and its business mix, the Compensation Committee believes it is very difficult to use this same broad peer group for making comparisons.

  •
  NRG's stock, like the stock of certain other of companies within the power and utilities industry, tends to be more volatile and is viewed as higher risk in unstable markets. At the same time, utilities, many of which are in the best peer group a company like NRG can develop, tend to perform strongly in a weak market because they are viewed as stable, defensive investments. As such, their stocks tend to fair well during time periods of high volatility or more importantly weak markets, while a stock like NRG's typically does not.

  •
  NRG, because of its business makeup, generally trades closely to gas prices. As such, when energy commodity prices fall, NRG's stock tends to fall.

        Given the characteristics of the peer group, the Compensation Committee has determined that the best solution for the Company and its investors is to use a group of companies that operate in some overlapping businesses with NRG, that have similar complexity and from which it is likely talent will come when NRG is hiring; thus creating a reasonable pay comparison group. More importantly, the Compensation Committee believes that the most appropriate way to hold management accountable for the results they can actually deliver is to develop robust absolute performance measures for the management team and not base their performance on comparisons to a peer group that will perform very differently than NRG.

        The following is a detailed description of our peer group setting process and additional details on some of the unique challenges (and potential opportunities) for NRG in peer group selection and usage.

  Defining a Peer Group for NRG

        The Compensation Committee, with support from FWC, identifies the best comparator group it can within the relevant industries. As noted above, the peer group has to be sufficiently flexible to construct a group of adequate size for statistical analyses. In 2013, much like in prior years, with the assistance of FWC, the Compensation Committee has identified a "peer group" for compensation benchmarking purposes composed of publicly-traded competitive power companies, utility holding companies with competitive power generation operations, as well as other similarly-sized energy companies.

  Our 2013 Peer Group

        The Compensation Committee reviews the composition of the peer group on an annual basis, with market and peer-group analysis provided by FWC. Peer group selection focuses on companies in the Utilities (5510) Global Industry Classification Standard (GICS), which is consistent with the Company's generation focus and in particular the sub-industries of (a) Independent Power Producers & Energy Traders (551050) (Primary focus), (b) Multi-Utilities (551030), and (c) Electric Utilities (551010).

        After the universe of companies in the relevant GICS classifications was identified, the Compensation Committee then narrowed the list of companies. For statistical purposes, the Compensation Committee believes that a peer group should generally be comprised of 10-20 companies. Because compensation opportunities are strongly correlated to company size, the Compensation Committee first narrowed the list of potential peers to those companies with (a) revenues of approximately 45% to 210% of NRG's projected revenues; and (b) market capitalization generally between one-fifth (1/5) and 5 times NRG's market capitalization. Next, the Compensation Committee analyzed the remaining companies to determine which could be considered "talent competitors." The Compensation Committee then reviewed the list of potential peer companies to determine if stockholders would consider the peers as alternative investment opportunities. The Compensation Committee then considered the overall reasonableness of the list of potential peer companies as a whole. Finally, the Compensation Committee performed a "peer of peer" analysis to confirm the appropriateness of potential peer companies and to assess who NRG's peers use in their own peer groups. While this process yields the best peer group NRG can define, it still does not address the significant questions about meaningful performance differences and market expectations of the performance of these businesses, such as those discussed below under "Limitations on the Use of the Peer Group — Performance Characteristics of the Peer Group."

        The Compensation Committee aims to compare our executive compensation program to a consistent peer group year-to-year, but given the dynamic nature of our industry and the companies that comprise it, we occasionally must alter the list. For 2013, the peer group changed in response to consolidation in the industry and M&A activity, including our merger with GenOn:

AES Corporation (NYSE: AES)	Entergy Corporation (NYSE: ETR)
Ameren Corporation (NYSE: AEE)	Exelon Corporation (NYSE: EXC)
American Electric Power (NYSE: AEP)	FirstEnergy Corp. (NYSE: FE)
Calpine Corporation (NYSE: CPN)	NextEra Energy, Inc. (NYSE: NEE)
CenterPoint Energy, Inc. (NYSE: CNP)	PPL Corporation (NYSE: PPL)
CMS Energy Corporation (NYSE: CMS)	Public Service Enterprise Group Inc. (NYSE: PEG)
Dominion Resources, Inc. (NYSE: D)	Sempra Energy (NYSE: SRE)
DTE Energy Company (NYSE: DTE)	TransAlta (Canadian Company listed on the Toronto Exchange)
Edison International (NYSE: EIX)	Xcel Energy Inc. (NYSE: XEL)

        In setting compensation for fiscal year 2014, the Compensation Committee reviewed the peer group in late 2013 and agreed not to make any changes at this time.

  Limitations on the Use of the Peer Group

        Target executive pay is benchmarked to the median of the peer group. While the peer group is reasonable for benchmarking target levels of compensation, it is far less useful for judging relative performance when determining whether to pay at, above, or below target. In lieu of using the peer group for relative performance in the pay setting process, the Compensation Committee has established other performance benchmarks for purposes of determining pay as discussed below under "Elements of Compensation."

        As stockholders consider the relative performance of NRG against its peers, we recommend they consider the following:

        Categories of Peers.    There are three categories of companies within our peer group as defined by the sub-industry GICS classification: (a) IPPs, of which we are one; (b) Electric Utility Companies; and (c) Multi-Utilities, of which (b) and (c) are generally comprised of companies that may trade differently from IPPs given their operations consist of either a pure regulated business or a diversified company largely comprised of a regulated business. These three groups are all classified as utilities companies within our four-digit GICS code and represent a reasonable look at the market for executive talent in our field. However, these three groups are very different in terms of business model, how they are perceived by the market from a risk perspective and how their stocks are valued by the market. For further details regarding the companies comprising each tier, see Appendix B to this Proxy Statement.

        Managing in a Persistent Low Power Price and Low Commodity Price Environment.    During the three-year period ended December 31, 2013, natural gas prices have recovered somewhat from their lows in 2011, but remain depressed from historical prices. While many factors affect our stock price, the chart below illustrates our significant exposure to commodity prices as evident by the high correlation of our stock price to natural gas prices. As a result, our stock price performs differently than many other companies in the power and utilities industry.

(1)
Assumes that $100 was invested on December 31, 2010. Excludes dividends.

(2)
The comparisons in the graph are not intended to forecast or be indicative of the possible future performance of our common stock.

(3)
Represents the NYMEX Henry Hub natural gas futures calendar 12-month strip, which is the average price of the next calendar year Henry Hub natural gas futures contracts on the NYMEX.

        Management strives to manage around the commodities market in an effort to derisk our business and decouple our stock price performance from fluctuations in energy prices. Management has achieved success through its business strategy despite such fluctuations. Over the last few years, for example, we undertook several major acquisitions and strategic initiatives, including entry into the retail energy business as well as the alternative clean energy sector such as solar to reposition the Company for continued long term success and value creation. Additionally, our risk management policies provide stability in cash flow and earnings through a proactive hedging program. For additional information on the relationship between natural gas prices and Company performance, see below "The Compensation Process — Evaluating Performance."

Evaluating Performance

        In an effort to create stockholder value, we strive to realize our three-prong business strategy as described above under the "Executive Summary — Company Performance." We have successfully executed several key strategic initiatives that have enhanced stockholder value, including growing through the GenOn merger, the successful IPO of NRG Yield, diversifying the business with the acquisition of several retail energy businesses, including a demand response business, and investing in solar projects that have long term contracts. In addition, we entered into an agreement to acquire substantially all of the assets of Edison Mission Energy. Lastly, we increased our dividend in 2013 and again recently in February 2014 and executed share buybacks over the past few years in our continued efforts to return capital to stockholders.

While we believe using a group of companies of similar size and industry is helpful for benchmarking target compensation and identifying and recruiting the pool of potential executive talent, it is far less useful when assessing company performance. In many of the competitive markets where we operate, the price of power typically is set by natural gas-fired power plants. As such, a decrease in natural gas prices could result in a corresponding decrease in the market price of power which could significantly reduce the operating margins of our generation assets and materially and adversely impact our financial performance. While many factors affect our stock price, our exposure to commodity prices and the general economy is significant. Unlike other stocks in the power and utilities industry, NRG's stock price has a higher correlation to natural gas prices. In recognition of these conditions, we strive to add stability to our earnings and cash flow through our hedging portfolio which includes natural gas derivative instruments to hedge power prices for our generation portfolio. Given the unique nature of how our power and utility peers perform in both strong markets and in weak markets, we believe such peers do not make for good comparisons to our performance, rather the Compensation Committee believes it is more appropriate to consider the factors set forth in detail under "Elements of Compensation."

Elements of Compensation

Since 2011, we have used the median percentile, 50%, in establishing our targeted total direct compensation (cash and equity) for our NEOs based on the results of the competitive analysis of our peer group. We expect that, over time, targeted total direct compensation of our executive officers will continue to land near the median of our peer group. We focus realized pay in any year on the achievement of defined performance-based compensation metrics.

        While a portion of our compensation is fixed, a significant percentage is risk-based and payable and/or realizable only if certain performance objectives are met. The following chart illustrates the target percentage of annual fixed compensation, time-based compensation and performance-based compensation payable to our NEOs.

Base Salary

        Base salary compensates NEOs for their level of experience and position responsibilities, and for continued expectation of superior performance. Recommendations on increases to base salary take into account, among other factors, the NEO's individual performance, the general contributions of the NEO to overall corporate performance, and the level of responsibility of the NEO with respect to his or her specific position. In 2013, base salary increases for Messrs. Andrews, Gutierrez and Ragan reflected market based adjustments and the Compensation Committee's assessment of individual performance. We have not increased Mr. Crane's base salary for five years; however, Mr. Crane's base salary has been increased to $1,300,000 for 2014 as a result of market based adjustments and the Compensation Committee's assessment of his performance.

        For 2013, the base salary for each NEO was as follows:

Named Executive Officer	2013 Annualized Base Salary ($)	Percentage increase over 2012 (%)(1)	Actual 2013 Base Salary Earnings ($)(2)
David Crane	1,210,000	0.00	1,233,269
Kirkland Andrews	615,000	2.50	626,192
Mauricio Gutierrez	615,000	9.09	624,659
John W. Ragan	580,000	2.88	590,467
David R. Hill	470,000	0.00	479,039

(1)
As compared to the December 31, 2012 annualized base salary.

(2)
The difference between annualized base salary and actual base salary occurred as a result of a payroll system adjustment associated with the GenOn merger, which created an additional week's pay period that was captured in 2013.

        An increase in base salary can have a significant impact on other elements of compensation. For example, AIP target opportunities are based upon a percentage of base salary, LTIP awards values are set as a multiple of base salary, and certain life insurance benefits, severance benefits, and change-in-control benefits are valued as a function of base salary and increase in value commensurate with growth in base salary.

 Annual Incentive Compensation

  Overview

        Annual incentive plan bonus compensation awards (AIP Incentive bonuses) are made under our stockholder-approved, Section 162(m)-compliant AIP. AIP Incentive bonuses are short-term compensation designed to compensate NEOs for meeting individual and Company goals, both financial and non-financial. The annual incentive compensation opportunity is defined as a percentage of each NEO's annual base salary. AIP Incentive bonuses are subject to the following requirements:

  •
  A Consolidated Adjusted Free Cash Flow performance metric (AIP Gate) is established for each plan year. For 2013, the AIP Gate was $850 million, a level we believe is appropriate for a minimally acceptable level of financial performance.

  •
  Consolidated Adjusted Free Cash Flow and Consolidated Adjusted EBITDA performance metrics are established at threshold, target and maximum levels for purposes of determining the elements of the bonus that are based on financial performance. For 2013, the threshold and target levels were:

Performance Metric	Threshold ($0)	Target ($)
Consolidated Adjusted Free Cash Flow	850 million	1,130 million
Consolidated Adjusted EBITDA	2,350 million	2,721 million

    The Compensation Committee has established the maximum AIP Incentive bonus opportunity at levels that can only be achieved with exceptional Company performance. We have not disclosed the maximum levels in this Proxy Statement as disclosure would likely cause substantial competitive harm in that it would identify strategic goals and budget projections to our competitors. While we strive for this level of performance every year, the goals are set at significantly challenging levels and, as such, the Compensation Committee expects that over time the maximum level will not be reached a significant percentage of the time. Over the last ten years, we have only achieved maximum payout twice, despite strong Company performance in most of those years.

  •
  Other quantitative and qualitative performance goals are established for each NEO. These performance goals include financial and non-financial measures that we believe are central to our stockholders' view of Company performance and critical to our business, such as capital allocation, safety, environmental compliance, budget control, talent development, growth strategies and individual performance.

The Compensation Committee determines the payouts of AIP Incentive bonuses as follows:

  •
  If the AIP Gate is not achieved, no AIP Incentive bonuses are paid, regardless of performance in any other metrics.

  •
  Unless one of target Consolidated Adjusted Free Cash Flow or target Consolidated Adjusted EBITDA is exceeded, no NEO can receive an AIP Incentive bonus above the target level.

  •
  Up to the target level of bonus opportunity, achievement of the other weighted quantitative and qualitative goals are used by the Compensation Committee to increase or decrease the actual AIP Incentive bonus.

  •
  For any AIP Incentive bonus in excess of the target level, the Compensation Committee uses only Consolidated Adjusted Free Cash Flow and/or Consolidated Adjusted EBITDA achievements; the other quantitative and qualitative goals are capped at the target level. Such cap ensures that NEOs are only awarded above target for delivering direct Company financial results for stockholders.

        For 2013, the Compensation Committee established an additional bonus opportunity under the AIP to reward NEOs for the successful integration of GenOn's operations with the Company (the AIP Synergy bonus). For 2013, the AIP Synergy bonus is based on cost synergies realized as of December 31, 2013. The Compensation Committee established target and "stretch" goals based on achievement of such cost synergies; no such incentive awards will be paid if target goals are not achieved. We believe that the AIP Synergy bonuses provide an additional correlation between our pay and strong performance for our stockholders, given the potential for these targets to drive exceptional value for our stockholders over the next several years.

        The Compensation Committee established the AIP performance metrics and goals for the CEO after reviewing the CEO's business strategy and considering other matters such as the recent stockholder feedback with respect to a focus on capital allocation. For the other NEOs, the CEO recommends performance metrics and goals, and allocations of such metrics and goals, based on position and responsibilities. Such recommendations are reviewed and approved or amended by the Compensation Committee.

  AIP Incentive Bonus Opportunity

        The threshold, target and maximum AIP Incentive bonus opportunities for the NEOs for 2013, expressed as a percentage of base salary earnings, were:

Named Executive Officer	Gate Not Met (%)	Minimum (%)(1)	Threshold (%)(2)	Target (%)(2)	Maximum (%)(3)	Target Amount ($)
David Crane	0	12.5	50.0	125.0	250.0	1,541,587
Kirkland Andrews	0	10.0	50.0	100.0	150.0	626,192
Mauricio Gutierrez	0	5.6	50.0	100.0	150.0	624,659
John W. Ragan	0	5.6	37.5	75.0	112.5	442,850
David R. Hill	0	5.6	37.5	75.0	112.5	359,279

(1)
This assumes the AIP Gate is met, but no other metrics or goals are achieved at threshold levels.

(2)
This assumes that each of the financial performance metrics and all other quantitative and qualitative goals are achieved at threshold or target levels, respectively.

(3)
Only Consolidated Adjusted Free Cash Flow and/or Consolidated Adjusted EBITDA achievements are used to pay an AIP Incentive bonus above target.

  2013 AIP Incentive Bonus Performance Criteria

        The table below sets forth the 2013 AIP Incentive bonus performance metrics from which different goals, and different weightings, were selected for each NEO. Performance goals are chosen to align with our annual business plan and our overall business objective of increasing stockholder value and improving corporate performance. The quantitative and qualitative performance goals are described below and the weighting attributed to each NEO reflects his or her position and responsibilities.

2013 Performance Goals	2013 Target Level
Quantitative Performance Goals
Consolidated Adjusted EBITDA(1)(2)	$2,721 million
Regional Adjusted EBITDA and Growth Initiatives(1)(3)	$697 million (Ragan)
Consolidated Adjusted Free Cash Flow(1)(4)	$1,130 million

2013 Performance Goals	2013 Target Level
Regional Safety / Environmental(5)	Safety target = 8 OSHA Recordables(6)
Regional Safety / Environmental(5)	Environmental target = 1.67 points(9)
Corporate Safety / Environmental(7)	Safety target = 0.80 OSHA Total Recordable Injury Rate(8)
Corporate Safety / Environmental(7)	Environmental target = 1.33 points(9)
Qualitative Performance Goals
Capital Allocation	Meet credit ratios, effectively return capital to stockholders, and execute on the NRG Yield strategy
Staff Development and Talent Management	Personnel recruitment, education, and advancement, including diversity advancements. Effectively lead, maximize development opportunities, and ensure employee engagement and productivity
Budget Expense Management	Achieve budgeted savings and efficiencies
Teamwork/Collaboration/STRIVE	Effectively collaborate across multiple lines of business to maximum operational / financial results. Demonstrate our Corporate STRIVE values
FORNRG	Achieve targeted savings in the Company's 2013 cost reduction plan (FORNRG)
Sales/Customer Development/New Growth Projects	Development of sales across multiple business lines, including large scale growth prospects
New Business Support	Expansion of the business via development in both core assets and renewables
Trading P&L	Maximizing operating income through procurement and management of fuel and sale of energy
People Leadership and Talent Management	Effectively lead, maximize development opportunities, and ensure employee engagement and productivity
Control Environment	Achievement of 2013 audit, including effective internal controls
Strategic Development/Implementation	Development, dissemination, and execution of corporate strategy
Individual Performance / Goal and Development Achievement	Individual performance versus mutually agreed-upon annual goals
Meet Synergy Targets	Deliver on synergy targets associated with the GenOn merger

2013 Performance Goals	2013 Target Level
Growth Services/Second State Synergies/Extrinsic Value around Assets	Grow Company through development; achieve operational asset synergies for assets acquired from the GenOn merger
Proactive Regulatory Strategy	Development, dissemination, and execution on a long-term company-wide regulatory strategy

(1)
Our Statement of Operations and Statement of Cash Flows are found in Item 15 — Consolidated Financial Statements to our Annual Report on Form 10-K filed on February 28, 2014 (2013 Form 10-K).

(2)
Net Income before Interest Expense, Income Tax, Depreciation and Amortization (EBITDA), as further adjusted for certain non-recurring items and to exclude mark-to-market movements of economic hedges since a portion of these forward sales and purchases are not afforded cash flow hedge accounting treatment.

(3)
Regional Net Income before Interest Expense, Income Tax, Depreciation, and Amortization (Regional EBITDA), as further adjusted for certain non-recurring items and to exclude mark-to-market movements of economic hedges since a portion of these forward sales and purchases are not afforded cash flow hedge accounting treatment.

(4)
Cash Flow from Operations, excluding changes in nuclear decommissioning trust liability and changes in collateral deposits supporting energy risk management activities, less maintenance and environmental capital expenditures (net of financings) and including net payments to settle acquired derivatives that include financing elements and purchases and sales of emission allowances.

(5)
Applied safety practices at regional plant and office locations and qualitative and/or quantitative assessment of environmental compliance initiatives.

(6)
The Gulf Coast safety target and the Gulf Coast environmental target was established by setting a target that contemplates the number of notices of violations, reportable spills, or non-compliance events at each Regional plant, such as air emissions exceedance, waste water non-compliance, or administrative non-compliance. Each plant starts the year with a base number of zero and any non-compliance event adds a point and projects addressing climate change, clean air and protecting our resources can result in a maximum one point reduction.

(7)
Applied safety practices at plant and office locations and qualitative and/or quantitative assessment of environmental compliance and initiatives.

(8)
Based upon OSHA Total Recordable Injury Rate.

(9)
The corporate environmental target was established by setting a target that contemplates the number of notices of violations, reportable spills, or non-compliance events at each Company plant or office, such as air emissions exceedance, waste water non-compliance, or administrative non-compliance. Each plant starts the year with a base number of zero and any non-compliance event adds a point. Projects that address climate change or clean air improvements and protect our resources can result in a maximum one point reduction.

  Weighting of NEO AIP Performance Goals

        The AIP Incentive bonus performance goals for all NEOs are based upon our corporate business strategy and the NEO's individual development year-over-year, in conjunction with the applicability of the corporate goals to the NEO's business unit. For example, for our CEO and CFO, the performance goals are more heavily weighted towards our overall financial performance due to the nature of their respective positions with the Company. In addition, a portion of the AIP Incentive bonuses paid to our CEO and CFO are specifically linked to execution of our Capital Allocation Plan, which includes a focus on the return of capital to our stockholders. For the other NEOs, performance goals are weighted more heavily towards corporate or regional financial and operational performance, and safety and/or environmental performance due to position responsibilities. We believe this design reflects clearer lines of sight for each of our NEOs, Regional Presidents and other functional heads over their respective business units. Furthermore, certain goals, such as trading P&L or new business support, apply to specific NEOs due to their expertise and areas of responsibility within the Company.

        The following graphs depict the 2013 weighted performance criteria for each NEO up to target and above target opportunities. The graphs on the left indicate each NEO's weighted performance criteria for the "up to target" award opportunity whereas the graphs on the right indicate that payment of any AIP Incentive bonus above target is only possible based on Consolidated Adjusted Free Cash Flow and/or Consolidated Adjusted EBITDA achievements.

Up to Target Award Opportunity	Above Target Award Opportunity

D. Crane (CEO)	D. Crane (CEO)

K. Andrews (CFO)	K. Andrews (CFO)

M. Gutierrez (COO)	M. Gutierrez (COO)

Up to Target Award Opportunity	Above Target Award Opportunity

J. Ragan (Gulf Coast)	J. Ragan (Gulf Coast)

D. Hill (Gen. Counsel)	D. Hill (Gen. Counsel)

  AIP Synergy Bonuses

        Given the magnitude of the GenOn merger, the Compensation Committee created a separate bonus pool under the AIP for the AIP Synergy bonuses. The AIP Synergy bonus is subject to the following requirements:

  •
  A minimum of $175 million of cost savings are required for any payout. If $175 million of cost savings are recognized, 2% of that amount ($3.5 million) is added to the AIP Synergy bonus pool.

  •
  For cost savings between $176 million and $225 million, 4% of such cost savings, up to $2 million, are added to the AIP Synergy bonus pool.

  •
  For cost savings between $226 million and $250 million, 2% of such cost savings, up to $0.5 million, are added to the AIP Synergy bonus pool.

        Each of the NEOs, as well as certain other executive officers and key employees, were assigned a target percentage of the bonus pool. The NEOs' percentage of the AIP Synergy bonus pool, the target and maximum AIP Synergy bonus payouts are as follows:

Named Executive Officer	Percentage of AIP Synergy Bonus Pool (%)	AIP Synergy Bonus Amount if Target ($175 million) is Achieved ($)	AIP Synergy Bonus Amount if Maximum ($525 million) is Achieved ($)
David Crane	18	630,000	1,080,000
Kirkland Andrews	7	245,000	420,000
Mauricio Gutierrez	11	385,000	660,000
John W. Ragan	7	245,000	420,000
David R. Hill	7	245,000	420,000

  2013 AIP Incentive Bonuses and AIP Synergy Bonuses

As noted above, for 2013, the AIP Gate was $850 million, the Consolidated Adjusted Free Cash Flow target was $1,130 million and the Consolidated Adjusted EBITDA goal was $2,721 million. For 2013, the AIP Gate was surpassed, the Consolidated Adjusted Free Cash Flow was above target at $1,258 million, and the Consolidated Adjusted EBITDA of $2,706 million was just below target.

        For 2013, the Compensation Committee determined, based on the achievement of these quantitative performance goals as well as strong performance in qualitative and individual goals, to pay each NEO an AIP Incentive bonus above target. For Mr. Crane, the strong 2013 Company financial performance, execution of the Capital Allocation Plan and the implementation of the Company's strategic initiatives were the key drivers for the final award. For the other NEOs, achievement of safety, operational and regional business goals, as well as the greater than target achievement of Company Consolidated Adjusted Free Cash Flow resulted in AIP Incentive bonuses above target.

        The AIP Incentive bonuses paid to each of the NEOs for 2013, expressed as a percentage of base salary, percentage of target achieved, and in dollars, were:

Named Executive Officer	Percentage of Base Salary Earnings (%)	Percent of Target Achieved (%)	Annual Incentive Payment ($)
David Crane	153.1	122.5	1,888,259
Kirkland Andrews	102.2	102.2	639,656
Mauricio Gutierrez	108.3	108.3	676,193
John W. Ragan	78.2	104.3	461,760
David R. Hill	78.9	105.2	378,141

        The Compensation Committee determined that the Company realized $222 million of cost savings in connection with the integration of GenOn, which was 27% greater than the original target of $175 million. As a result, the AIP Synergy bonus pool was funded with $5.38 million and awards to NEOs were made as follows:

Named Executive Officer	Percentage of AIP Synergy Bonus Pool (%)	AIP Synergy Bonus Payment ($)
David Crane	18	968,400
Kirkland Andrews	7	376,600
Mauricio Gutierrez	11	591,800
John W. Ragan	7	376,600
David R. Hill	7	376,600

  AIP Changes for 2014

        The AIP Synergy bonus is part of a two-year strategy to motivate NEOs and other executives to achieve outstanding value creation for our Company and stockholders as a result of the GenOn merger. At the time that the Compensation Committee created the AIP Synergy bonus, it also created a bonus opportunity to reward officers for the operational synergies realized through the successful integration of GenOn (2014 AIP Operational Synergy bonus). Because operational synergies take more time to realize than cost savings, achievement of operational synergies, which include efforts such as procurement synergies, FORNRG synergies, and other asset management savings, will be evaluated on December 31, 2014. As with the AIP Synergy bonus, the Compensation Committee established target and "stretch" goals based on achievement of such operational synergies; with no such incentive awards paid if target goals are not achieved. The 2014 AIP Operational Synergy bonus is subject to the following requirements:

  •
  A minimum of $25 million of operational savings are required for any payout. If $25 million of operational savings are recognized, 2% of that amount ($0.5 million) is added to the 2014 AIP Operational Synergy bonus pool.

  •
  For operational savings between $26 million and $125 million, 2.5% of such operational savings, up to $2.5 million, are added to the 2014 AIP Operational Synergy bonus pool.

  •
  For cost savings between $126 million and $225 million, 3% of such cost savings, up to $3.0 million, are added to the 2014 AIP Operational Synergy bonus pool.

        The NEOs' percentage of such bonus pool is as follows:

Named Executive Officer	Percentage of 2014 AIP Operational Synergy Bonus Pool (%)	AIP Operational Synergy Bonus Amount if Target ($25 Million) is Achieved ($)	AIP Operational Synergy Bonus Amount if Maximum ($225 Million) is Achieved ($)
David Crane	18	90,000	1,080,000
Kirkland Andrews	7	35,000	420,000
Mauricio Gutierrez	11	55,000	660,000
John W. Ragan	7	35,000	420,000
David R. Hill	7	35,000	420,000

Long-Term Incentive Compensation

        We believe that equity awards directly align our NEOs' interests with that of our stockholders. Beginning in 2012, we granted to our NEOs a combination of RSUs and performance-based MSUs. Although a critical component of our long-term design due to the retention aspects of the award, an RSU comprises only 33% of a NEO's grant date award opportunity. We believe that our AIP appropriately focuses our executive team on shorter-term (one-year) financial metrics while our LTIP emphasizes long-term stockholder value creation (i.e. TSR). Therefore, our equity awards, regardless of form, are not based on internal financial or operational metrics but instead directly linked to our multi-year TSR.

        Market Stock Units—Each MSU represents the potential to receive common stock after the completion of three years of service from the date of grant based on absolute NRG stock price change (plus dividends) versus the baseline. The formula used to calculate the number of shares of common stock to be paid as of the vesting date for each MSU is as follows:

  "TSR Multiplier" is the 20-trading day average closing price on the vesting date divided by the 20-trading day average closing price on the grant date, taking into account any dividends issued during the performance period, presumed reinvested as of the ex-dividend date.

        To reinforce the performance nature of the MSU award, the Compensation Committee included a threshold level of performance and a maximum level of performance applicable to the "TSR Multiplier." The Compensation Committee has done this in recognition that significant stock price fluctuations, up or down, may occur due to changes in commodities prices which are outside of the Company's control. For awards granted prior to January 2014, the TSR Multiplier will default to "0" if TSR falls more than 50% (threshold), meaning the NEO receives no shares. For awards granted in

January 2014 and thereafter, in response to investor feedback, the NEO will not receive any shares if TSR falls more than 25%. Conversely, with respect to all MSU awards, the multiplier will default to "2" if TSR increased 100% or more from the original value at grant date (maximum or cap), meaning the NEO receives two times the number of shares. If the TSR Multiplier results in a number between 0.5 (for awards prior January 2014) or 0.75 (for awards made in January 2014 and thereafter) and 2.0, the shares awarded are interpolated.

        Another critical aspect to the performance nature of the MSU design is the "valuation premium" associated with the award. As an MSU is linked to absolute TSR, NRG uses a Monte Carlo valuation, as determined by Radford/Aon Hewitt, an independent third party, to appropriately assess the grant date fair value (cost) of the award, similar to how a company may rely on Black-Scholes to value the grant date fair value of a stock option. According to this valuation, the design of NRG's MSU results in a premium of close to 20% for each share granted whereas no premium would be assigned to a time-based restricted stock award. In other words, an MSU is much less valuable to the participant at target, below target levels, and even slightly above target levels, than the typical forms of equity compensation used by most companies to incent their management teams. The structure of an MSU allows for significant realized value to the recipient only if NRG's stock performs well as a result of an executive's leadership and sustains that performance over time. Thus, in addition to the built-in performance-based nature of these awards, MSUs are even more tied to performance due to the embedded "valuation premium" attributable to the award.

        The line graph below illustrates these key design concepts associated with an MSU. For example, Mr. Crane's 2013 MSU award requires a 10.5% TSR return to reach the target grant value that the Compensation Committee sought to deliver at the grant date (i.e., $3.45M). Furthermore, the leverage within the MSU design results in sharp declines in realized value when TSR drops below the original grant price. For example, if NRG's TSR declines 15%, the value of Mr. Crane's MSU award will decline by 41%. On the other hand, if TSR increases 15%, Mr. Crane's value is only 8% above grant date fair value, reflecting the Compensation Committee's view that poor performance should not be rewarded and the ability to achieve meaningful upside opportunity should be limited to only those situations where performance is exceptional. Additionally, because this award was granted prior to January 2014, if TSR drops more than 50% at the end of the three-year period, the awards are forfeited completely. We believe this design is another example of our pay-for-performance approach to compensation and intense focus on absolute value creation for our stockholders.

        Restricted Stock Units — Each RSU represents the right to receive one share of common stock after the completion of three years of service from the date of grant. Given the volatility in our industry, we have found that the use of "cliff" vesting on our RSUs ensures that executives are focused on long-term value creation while supporting the Company's need to attract and retain executives during all market conditions. Occasionally, the Compensation Committee will use alternate RSU vesting periods, but only on an exception-basis, such as for a new-hire with a specific skill set or to serve as an enhanced retention tool. In 2013, NEOs received our traditional three-year cliff vesting approach.

        Range of LTIP compensation — The aggregate value of equity awards granted to each NEO for fiscal year 2013 was based on a review of the grant date fair value of equity grants made to NEOs in our peer group, expressed as a percentage of base salary. FWC provided equity benchmark data for the peer group and provided recommendations as a percentage of base salary to the Compensation Committee. For grants in January 2013, these percentages were 400% of base salary for Mr. Crane and 200% of base salary for all other NEOs. Our practice is to issue annual equity awards on the first business day of the calendar year. For fiscal year 2013, the grant date was January 2, 2013. The closing price per share of the Company's stock on the grant date was $22.90 per share. In February 2014, the Compensation Committee increased Mr. Crane's equity awards to 425% of his base salary. This increase is intended to reward Mr. Crane for 2013 performance, to continue to tie his compensation to performance, and to remain competitive with market practices.

Clawbacks

        The Company has a "clawback" policy with regard to awards made under the AIP and LTIP in the case of a material financial restatement, including a restatement that was the result of employee misconduct, or in the case of fraud, embezzlement or other serious misconduct that was materially detrimental to the Company. The Compensation Committee retains discretion regarding application of the policy. The policy is incremental to other remedies that are available to the Company. In addition to NRG's "clawback" policy, if the Company is required to restate its earnings as a result of noncompliance with a financial reporting requirement due to misconduct, under the Sarbanes-Oxley Act of 2002 (SOX), the CEO and the CFO would also be subject to a "clawback," as required by SOX.

Benefits

        NEOs participate in the same retirement, life insurance, health and welfare plans as other salaried employees of the Company. To generally support more complicated financial planning and estate planning matters, NEOs are provided personal financial services up to $11,913 each year, not including the financial advisor's travel or out-of-pocket expenses. Survey data indicates that this form of benefit is consistent with market practice at the executive level and that $11,913 is a reasonable level of benefit. Pursuant to the terms of his negotiated employment agreement entered into in December 2008 which allows for the continuation of previously awarded personal life and disability insurance, in 2013, Mr. Crane received additional benefits in the form of an approximately $12,000 life insurance premium reimbursement and $10,000 disability insurance premium reimbursement. Beginning in 2012, we eliminated all tax gross ups on perquisites for executive officers.

Potential Severance and Change-in-Control Benefits

        Mr. Crane, pursuant to his employment agreement, and the other NEOs, pursuant to the Company's Executive and Key Management Change-in-Control and General Severance Plan (CIC Plan), are entitled to severance payments and benefits in the event of termination of employment under certain circumstances, including following a change in control. We choose to pay severance and change-in-control benefits to assist with career transitions of our executives as well as to create an environment that provides for adequate business transition and knowledge transfer during times of change.

        Change-in-control agreements are considered market practice among publicly-held companies. Most often, agreements are utilized to encourage executives to remain with the company during periods of extreme job uncertainty. In order to enable a smooth transition during the interim period, change-in-control agreements provide a defined level of security for the executive, and the company, to follow through on the implementation of a particular acquisition, asset sale/purchase, and integration.

        For a more detailed discussion, including the quantification of potential payments, please see the section entitled "Severance and Change-in-Control" following the executive compensation tables below.

        Effective July 23, 2009, we adopted a new change-in-control plan, the 2009 Executive Change-in-Control and General Severance Plan (New CIC Plan) that is applicable to new executives. In connection with a review of our executive compensation practices, we determined that for new executives, we will not pay tax gross ups with respect to payments upon a change in control. The New CIC Plan does not provide for gross up payments in the event payments under the New CIC Plan subject the executives to an excise tax under Section 4999 of the Code. Rather, the executives are entitled to the better of a change-in-control benefit which shall be limited to $1 less than the amount subject to the excise tax, or the full payment that is subject to the excise tax (payable by the NEO) (known as "net best" approach).

Other Matters

Stock Ownership Guidelines

        The Compensation Committee and the Board require the CEO to hold NRG stock with a value equal to six times his or her base salary until his or her termination. All other NEOs are required, absent a hardship, to hold equity instruments with a value equal to 2.5 times their base salary until their termination. Only vested shares or vested options with an exercise price that is less than the current stock price count towards the ownership multiple. Because Mr. Hill joined NRG in September 2012, his LTIP grant opportunities have been limited and therefore he has not yet achieved expected stock ownership multiples. It is anticipated, however, that Mr. Hill will achieve the expected ownership multiple over the course of a series of upcoming LTIP grants. Absent a hardship, NEOs are restricted from divesting any securities until such ownership multiples are attained. The current stock ownership for NEOs as of December 31, 2013 is shown below:

Named Executive Officer	Target Ownership Multiple	Actual Ownership Multiple
David Crane	6.0	22.1
Kirkland Andrews	2.5	3.8
Mauricio Gutierrez	2.5	4.6
John W. Ragan	2.5	3.9
David R. Hill(1)	2.5	0.0

(1)
Mr. Hill was hired on September 4, 2012.

Dilution and Run Rate

        NRG and the Compensation Committee work to ensure that NRG's equity awards balance both the interests of stockholders in controlling dilution and NRG's business need to attract, motivate, and retain the level of executive talent required to execute its business strategy. Observing dilution rates help stockholders understand the potential dilution to which they may be subject as a result of outstanding equity compensation awards. The dilution interests are tracked by way of:

  •
  Dilution rate — outstanding NQSOs, RSUs, PUs and MSUs plus additional shares reserved for future grant — divided by shares outstanding; and

  •
  Run rate — amount of MSUs and RSUs actually distributed in 2013.

        Our potential dilution rate at the end of 2013 was approximately 5.19% on a fully diluted basis, with an actual dilution rate of 2.5% reflecting shares granted and outstanding at year-end (but excluding shares reserved for future grant). This calculation is not net of forfeitures and cancellations. NRG's three-year run rate was 0.88%, calculated on a fully diluted basis. For 2012, the Compensation Committee replaced the NQSOs and PUs with MSUs, further aligning incentive compensation with TSR and reducing the potential dilution rate.

Tax and Accounting Considerations

        The Compensation Committee has considered the implications of Section 162(m) of the Code, which precludes us (as a public company) from taking a tax deduction for individual compensation in excess of $1 million for any of the NEOs, subject to certain exemptions. The Compensation Committee has also considered the exemptions to such limitation, which are also provided in Section 162(m) and specifically the exemption for compensation that is "performance-based" within the meaning of Section 162(m). The Compensation Committee believes tax deductibility of compensation is an important consideration and, where possible and considered appropriate, intends to preserve the deductibility of compensation to NEOs under Section 162(m). However, the Compensation Committee also believes that it is important to retain flexibility in designing compensation programs, and as a result, has not adopted a policy that any particular amount of compensation must be deductible to NRG under Section 162(m). The Compensation Committee also takes into account tax consequences to NEOs in designing the various elements of our compensation program, such as designing the terms of awards to defer immediate income recognition in accordance with Section 409A of the Code. The Compensation Committee remains informed of the accounting implications of its compensation programs, however, and approves programs based on their total alignment with our strategy and long-term goals.

Summary Compensation Table
Fiscal Year Ended December 31, 2013

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David Crane	2013	1,233,269(3)	—	4,837,720	—	2,856,659	6,762(4)	43,848	8,978,258
President and Chief	2012	1,210,000	—	4,840,149	—	1,476,200	49,552(4)	43,639	7,619,540
Executive Officer	2011	1,210,000	—	3,242,883	1,597,907	857,290	37,633(4)	54,584	7,000,297
Kirkland Andrews(5)	2013	626,192(3)	100,000(6)	1,229,557	—	1,016,256	—	20,887	2,992,892
Executive Vice President	2012	600,000	100,000(6)	1,198,336	—	611,100	—	24,479	2,533,915
and Chief Financial	2011	170,769	100,000(6)	3,023,600	—	500,000(7)	—	18,418	3,812,787
Officer
Mauricio Gutierrez	2013	624,659(3)	—	1,229,557	—	1,267,993	—	29,568	3,151,777
Executive Vice President	2012	563,221	—	1,126,839	—	460,222	—	29,135	2,179,417
and Chief Operating	2011	519,616	—	2,042,334	329,699	313,979	—	28,229	3,233,857
Officer
John W. Ragan	2013	590,467(3)	—	1,159,637	—	838,360	—	29,507	2,617,971
Executive Vice President	2012	563,221	—	1,126,839	—	427,063	—	29,085	2,146,208
and Regional President,	2011	528,731	—	1,831,865	340,166	298,004	—	26,568	3,025,334
Gulf Coast
David R. Hill(8)	2013	479,039(3)	—	939,767	—	754,741	—	42,470	2,216,017
Executive Vice President
and General Counsel

(1)
Reflects base salary earnings.

(2)
Reflects the grant date fair value determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Comparison — Stock Compensation. The assumptions made in these valuations are discussed in the Company's 2013 Form 10-K in Item 15 — Consolidated Financial Statements. For performance-based MSUs granted in 2013, if the maximum level of performance is achieved, the grant date fair value will be approximately $6,483,564 for Mr. Crane, $1,648,536 for Mr. Andrews, $1,648,536 for Mr. Gutierrez, $1,261,296 for Mr. Hill and $1,554,492 for Mr. Ragan.

(3)
Consists of actual base salary earnings, which include an additional amount as a result of a payroll system adjustment associated with the GenOn merger that created an additional week's pay period that was captured in 2013.

(4)
Amount attributable to change in actuarial present value of Mr. Crane's benefit under the NRG Pension Plan for Non-Bargained Employees.

(5)
Mr. Andrews became CFO on September 6, 2011.

(6)
Pursuant to his offer of employment, Mr. Andrews received a sign on bonus of $100,000 within thirty days of his start date and $100,000 on each of the first and second anniversaries of his start date.

(7)
Pursuant to his offer of employment, Mr. Andrews received a $500,000 payment under the AIP.

(8)
Mr. Hill became General Counsel on September 4, 2012.

        The amounts provided in the Non-Equity Incentive Plan Compensation column represent values earned under NRG's 2013, 2012 and 2011 AIP payable in March 2014, March 2013, and March 2012, respectively. NEOs were provided the opportunity to earn a cash incentive payment based on the attainment of certain pre-established Company and individual goals for fiscal years 2013, 2012 and 2011. The performance criteria and weight given to each NEO are described in detail in the CD&A. In addition, in 2013 the Compensation Committee established the AIP Synergy bonus opportunity to reward NEOs for the successful integration of GenOn's operations with the Company which was based on the cost synergies realized as of December 31, 2013. The Company experienced strong TSR growth in 2012 and 2013 and $222 million in GenOn-related cost savings in 2013. The AIP payments reflect this strong performance and execution of Company strategy, including the GenOn cost savings. The dollar amounts in the table represent payouts for actual 2013, 2012 and 2011 Company performance.

        Only one NEO, David Crane, participates in the NRG Pension Plan for Non-Bargained Employees, which was closed to new employees hired on or after December 5, 2003. The values shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column represent the 2013, 2012, and 2011 year-over-year increases in the value of the defined benefit pension plan.

        The amounts provided in the All Other Compensation column represent the additional benefits payable by NRG and include insurance benefits, the employer match under the Company's 401(k) plan, relocation expenses, financial counseling services up to $11,913, not including the financial advisor's travel or out-of-pocket expenses, and the amount payable under NRG's all-employee discretionary contribution to the 401(k) plan. Beginning in 2009, the Company eliminated tax gross ups with respect to the financial services, and beginning in 2012, the Company eliminated all gross ups on perquisites for executive officers. The following table identifies the additional compensation for each NEO.

Name	Year	Life Insurance Reimbursement ($)	Disability Insurance ($)	Financial Advisor Services ($)	401(k) Employer Matching Contribution ($)	401(k) Discretionary Contribution ($)	Relocation Expenses ($)	Total Taxable Grossed Up Expenses ($)(1)	Total ($)
David Crane	2013	11,935	10,000	11,913	10,000	—	—	—	43,848
	2012	12,000	10,000	11,639	10,000	—	—	—	43,639
	2011	12,000	10,000	11,726	9,800	—	—	11,058(2)	54,584
Kirkland Andrews	2013	—	—	3,187	10,200	7,500	—	—	20,887
	2012	—	—	6,979	10,000	7,500	—	—	24,479
	2011	—	—	9,553	2,688	6,177	—	—	18,418
Mauricio Gutierrez	2013	—	—	11,868	10,200	7,500	—	—	29,568
	2012	—	—	11,635	10,000	7,500	—	—	29,135
	2011	—	—	11,691	9,800	6,738	—	—	28,229
John W. Ragan	2013	—	—	11,913	10,094	7,500	—	—	29,507
	2012	—	—	11,585	10,000	7,500	—	—	29,085
	2011	—	—	2,100	9,800	6,737	7,931	—	26,568
David R. Hill	2013	—	—	11,323	7,650	4,013	19,484	—	42,470

(1)
Beginning in 2012, the Company eliminated all gross ups on perquisites for executive officers.

(2)
This amount represents $6,032 gross up for 2011 life insurance and $5,026 gross up for 2011 disability insurance.

Employment Agreements

        Mr. Crane serves as the President and Chief Executive Officer of the Company pursuant to the terms of an employment agreement with the Company that was amended and restated in order to ensure compliance with Section 409A of the Code, effective December 4, 2008. The initial term of the amended and restated employment agreement ended on December 31, 2010. The agreement is renewed automatically for successive one-year terms on the same terms and conditions unless either party provides the other with notice to the contrary at least 90 days prior to the end of the initial term or any subsequent one-year term.

        Effective December 4, 2008 through December 31, 2009, the amended and restated employment agreement provides for an annual base salary of $1,100,000. For each one-year period thereafter, Mr. Crane's base salary will be reviewed and may be increased by the Board. Mr. Crane's annualized base salary for 2013 was $1,210,000 and is $1,300,000 for 2014. Beginning with the 2008 fiscal year, Mr. Crane was entitled to an annual bonus with a target amount of up to 100% of his base salary earnings, based upon the achievement of criteria determined at the beginning of the fiscal year by the Board, with input from Mr. Crane. In addition, beginning with the 2008 fiscal year, Mr. Crane was also entitled to a maximum annual bonus up to an additional 100% of his base salary, based upon the achievement of Consolidated Adjusted Free Cash Flow and Consolidated Adjusted EBITDA criteria for that fiscal year. In February 2013, the Board approved an increase in Mr. Crane's target bonus amount of up to 125% of his base salary earnings and a maximum bonus amount of 250% of his base salary earnings.

        In addition to salary and bonus, the employment agreement provides that Mr. Crane is eligible to participate in the Company's LTIP in accordance with its terms. Mr. Crane is also entitled to health, welfare and retirement benefits, term life insurance of $7.75 million, five weeks paid vacation, and coverage under the Company's director and officer liability insurance coverage, in addition to reimbursement of reasonable business expenses and for financial planning. Mr. Crane's employment agreement also entitles him to certain severance payments and benefits in the event his employment terminates under certain circumstances. These severance payments and benefits are described and quantified under the section "Severance and Change in Control" below.

        The Company has not entered into employment agreements with NEOs other than Mr. Crane.

Grants of Plan-Based Awards
Fiscal Year Ended December 31, 2013

										All Other Stock Awards: Number of Shares of Stock or Units (#)
				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Award Type	Grant Date	Approval Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(1)	Target (#)(1)	Maximum (#)(1)
David Crane	AIP Incentive(3)	—	—	616,635	1,541,587	3,083,173	—	—	—	—	—
	AIP Synergy(4)	—	—	—	630,000	1,080,000	—	—	—	—	—
	MSU(5)	1/2/2013	11/28/2012	—	—	—	58,600	117,200	234,400	—	3,241,590
	RSU(6)	1/2/2013	1/28/2012	—	—	—	—	—	—	69,700	1,596,130
Kirkland Andrews	AIP Incentive(3)	—	—	313,096	626,192	939,289	—	—	—	—	—
	AIP Synergy(4)	—	—	—	245,000	420,000	—	—	—	—	—
	MSU(5)	1/2/2013	11/28/2012	—	—	—	14,900	29,800	59,600	—	824,226
	RSU(6)	1/2/2013	11/28/2012	—	—	—	—	—	—	17,700	405,330
Mauricio Gutierrez	AIP Incentive(3)	—	—	312,329	624,659	936,988	—	—	—	—	—
	AIP Synergy(4)	—	—	—	385,000	660,000	—	—	—	—	—
	MSU(5)	1/2/2013	11/28/2012	—	—	—	14,900	29,800	59,600	—	824,226
	RSU(6)	1/2/2013	11/28/2012	—	—	—	—	—	—	17,700	405,330
John W. Ragan	AIP Incentive(3)	—	—	221,425	442,850	664,275	—	—	—	—	—
	AIP Synergy(4)	—	—	—	245,000	420,000	—	—	—	—	—
	MSU(5)	1/2/2013	11/28/2012	—	—	—	14,050	28,100	56,200	—	777,207
	RSU(6)	1/2/2013	11/28/2012	—	—	—	—	—	—	16,700	382,430
David R. Hill	AIP Incentive(3)	—	—	179,639	359,279	538,918	—	—	—	—	—
	AIP Synergy(4)	—	—	—	245,000	420,000	—	—	—	—	—
	MSU(5)	1/2/2013	11/28/2012	—	—	—	11,400	22,800	45,600	—	630,616
	RSU(6)	1/2/2013	11/28/2012	—	—	—	—	—	—	13,500	309,150

(1)
This assumes that each of the financial performance metrics and all other quantitative and qualitative goals are achieved at the threshold, target or maximum level, as applicable, as discussed in the CD&A.

(2)
The assumptions made in these valuations are discussed in the Company's 2013 Form 10-K in Item 15 — Consolidated Financial Statements.

(3)
Represents estimated payouts under the AIP for incentive opportunity as discussed in the CD&A.

(4)
Represents estimated payouts under the AIP for synergy opportunity as discussed in the CD&A.

(5)
Represents MSUs granted under the LTIP as discussed in the CD&A.

(6)
Represents RSUs granted under the LTIP as discussed in the CD&A.

2013 Annual Incentive Plan

        NEOs were provided the opportunity to earn an AIP Incentive bonus based on the attainment of certain pre-established Company and individual goals for fiscal year 2013. The performance criteria and weight given to each are described in detail in the CD&A. The dollar amount of the possible AIP Incentive bonus payouts for achieving the threshold, target or maximum levels of performance during the fiscal year 2013 are shown in the above table. The AIP Synergy bonus award is subject to minimum cost savings and is capped at a pool of $6 million. If the Company is required to prepare an accounting restatement because it is in material noncompliance with any financial reporting requirements, then any NEO who has received a payment under the AIP may be required to reimburse the Company for all or a portion of the payment (commonly referred to as a clawback).

2013 Long-Term Equity Incentives

        Beginning in 2012, the long-term equity incentive grants to NEOs consisted of RSUs and MSUs. In prior years, the NEOs were provided long-term incentives through grants of: (a) NQSOs; (b) RSUs; and (c) PUs. Consistent with our policy, these awards were granted to NEOs as of the first business day of the fiscal year, i.e. January 2, 2013. In February 2013, the Compensation Committee approved a change to awards made under the LTIP so that the awards no longer contain a "single trigger" provision. For equity awards made after February 2013, a "double trigger" provision will apply, meaning the vesting of the awards will not accelerate unless there is a termination of employment in connection with a change in control.

        Each MSU represents the potential to receive common stock after the completion of three years of service from the date of grant based on absolute NRG stock price change (plus dividends) versus the baseline. The formula used to calculate the number of shares of common stock to be paid as of the vesting date for each MSU is as follows: the "TSR Multiplier" times the target MSUs on the date of grant equals the actual number of MSUs earned at the end of the period. The TSR Multiplier is the 20-trading date average closing price on the vesting date divided by the 20-trading day average closing price on the grant date, taking into account any dividends issued during the performance period, presumed reinvested as of the ex-dividend date. For MSUs granted prior to January 2014, the TSR Multiplier will default to "0" if TSR falls more than 50% (threshold), meaning the NEO receives no shares. For MSUs awarded in January 2014 and thereafter, the Compensation Committee increased the threshold to 75%, so that if TSR falls by more than 25%, the NEO will not receive any shares. Conversely, for all awards, the multiplier will default to "2" if TSR is 200% or more from the original value at grant date (maximum or cap), meaning the NEO receives two times the number of shares. If the TSR Multiplier results in a number between 0.5 (for awards prior to January 2014), or 0.75 (for awards made in January 2014 and thereafter), and 2.0, the shares awarded are interpolated. Upon a change in control with respect to MSUs granted prior to February 2013, or termination of service by reason of death, the MSU award vests in full and the common stock underlying the MSU shall be issued and delivered to the NEO or in the case of death, the participant's legal representatives, heirs, legatees, or distributees. Any unvested portion of the MSU award is forfeited if the NEO's employment is terminated for any reason other than death of the NEO, including, without limitation, termination of service as a result of disability, retirement, voluntary resignation or termination for cause.

        Each RSU represents the right to receive one share of common stock as of the vesting date for the award. RSUs granted in 2013 will become 100% vested as of the third anniversary (in the case of Mr. Andrews, the RSUs granted in 2011 will vest over a three-year period, one-third as of the first anniversary, one-third as of the second anniversary, and the final third as of the third anniversary) of the date of grant, provided the NEO is still employed with the Company as of that date. Upon a change in control with respect to RSUs granted before February 2013, or termination of service by reason of death, the RSU award shall vest in full and the common stock underlying the RSU award shall be issued and delivered to the NEO or in the case of death, the participant's legal representatives, heirs, legatees, or distributees. Any unvested portion of the RSU award is forfeited if the NEO's employment is terminated for any reason other than death of the NEO, including, without limitation, termination of service as a result of disability, retirement, voluntary resignation or termination for cause.

        Each PU represents the right to receive a certain number of shares of common stock after the completion of three years of service from the date of grant, provided the price per share of common stock as of the date of vesting equals or exceeds the threshold price set under the award. The number of shares of common stock to be paid as of the vesting date is equal to: (a) a prorated amount in between one-half and one share of common stock if the threshold price is met but the target price is not met; (b) one share if the target price is met; (c) a pro rata amount between one and two shares if the target price is exceeded but the maximum price set under the award is not met; and (d) two shares if the maximum price is met or exceeded. Upon a change in control with respect to PUs granted before February 2013, or termination of service by reason of death, the PUs shall vest in full and the common stock underlying the PUs shall be issued and delivered to the participant's legal representatives, heirs, legatees, or distributees. Any unvested portion of the PUs is forfeited if the NEO's employment is terminated for any reason other than death of the NEO, including, without limitation, termination of service as a result of disability, retirement, voluntary resignation or termination for cause.

        Each NQSO represents the right to purchase one share of common stock at a price equal to the fair market value of the stock determined as of the date of grant. Except for NQSOs granted between 2006 and 2009, which have a term of 6 years, all NQSOs have a term of 10 years and vest in equal annual installments over a three year vesting schedule. The NQSO is forfeited if the NEO's employment is terminated for any reason other than a change in control, death, disability or retirement. Upon a change in control with respect to NQSOs granted before February 2013, all NQSOs shall vest in full and be exercisable until the expiration date. Upon termination of service by reason of death, the NQSOs shall vest in full and shall be exercisable by the executor or administrator of participant's estate (or any person to whom the NQSO is transferred by will or the laws of descent and distribution) until the earlier of the expiration date or 12 months after the date of such termination of service, and thereafter the NQSOs shall terminate and cease to be exercisable. Upon termination of service by reason of disability or retirement, the participant shall have the right until the earlier of the expiration date or (a) 12 months (if termination of service by reason of disability) or (b) two years (if termination of service by reason of retirement), after the date of such termination of service to exercise only that portion of the NQSOs that was exercisable as of the date of such termination of service, and thereafter the option shall terminate and cease to be exercisable.

 Outstanding Equity Awards at Fiscal Year-End
Fiscal Year Ended December 31, 2013

	Option Awards				Stock Awards
							Equity Incentive Plan Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable			Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)
Name			Option Exercise Price ($)	Option Expiration Date			Number of Unearned Shares that Have Not Vested (#)	Market Value of Unearned Shares that Have Not Vested ($)(1)
David Crane	192,000	—	42.820	1/2/2014	239,100(2)	6,866,952	344,600(3)	12,171,536
	257,300	—	23.640	1/2/2015	—	—	—	—
	149,100	—	23.870	1/4/2020	—	—	—	—
	122,133	61,067(4)	19.830	1/3/2021	—	—	—	—
Kirkland Andrews	—	—	—	—	79,700(5)	2,288,984	86,500(6)	2,484,280
Mauricio Gutierrez	6,200	—	42.820	1/2/2014	115,000(7)	3,302,800	80,700(8)	2,788,712
	21,500	—	41.630	3/3/2014	—	—	—	—
	35,100	—	23.640	1/2/2015	—	—	—	—
	27,067	—	23.870	1/4/2020	—	—	—	—
	25,200	12,600(9)	19.830	1/3/2021	—	—	—	—
John W. Ragan	22,400	—	42.820	1/2/2014	104,500(10)	3,001,240	79,400(11)	2,762,864
	32,000	—	23.640	1/2/2015	—	—	—	—
	23,800	—	23.870	1/4/2020	—	—	—	—
	26,000	13,000(12)	19.830	1/3/2021	—	—	—	—
David R. Hill	—	—	—	—	13,500(13)	387,720	22,800(14)	654,816

(1)
Assumes achievement of target award levels for MSU awards. Because the price of the Company's common stock on December 31, 2013 exceeded the target payout for the PUs, PU awards are valued at the maximum level. The PU awards vested on January 3, 2014 at 153% of target performance, not the maximum amount included in this table.

(2)
This amount represents 80,500 RSUs that vested on January 3, 2014, 88,900 RSUs that will vest on January 3, 2015, and 69,700 RSUs that will vest on January 2, 2016.

(3)
This amount represents 79,200 PUs that vested on January 3, 2014, 148,200 MSUs that will vest on January 3, 2015, and 117,200 MSUs that will vest on January 2, 2016.

(4)
This amount represents 61,067 NQSOs that vested on January 3, 2014.

(5)
This amount represents 40,000 RSUs that will vest on September 6, 2014, 22,000 RSUs that will vest on January 3, 2015, and 17,700 RSUs that will vest on January 2, 2016.

(6)
This amount represents 20,000 MSUs that will vest on September 6, 2014, 36,700 MSUs that will vest on September 6, 2015 and 29,800 MSUs that will vest on January 2, 2016.

(7)
This amount represents 16,600 RSUs that vested on January 3, 2014, 60,000 RSUs that will vest on August 15, 2016, or earlier with TSR conditions, 20,700 RSUs that will vest on January 3, 2015, and 17,700 RSUs that will vest on January 2, 2016.

(8)
This amount represents 16,400 PUs that vested on January 3, 2014, 34,500 MSUs that will vest on January 3, 2015, and 29,800 MSUs that will vest on January 2, 2016.

(9)
This amount represents 12,600 NQSOs that vested on January 3, 2014.

(10)
This amount represents 17,100 RSUs that vested on January 3, 2014, 50,000 RSUs that will vest on August 15, 2014, or earlier with TSR conditions, 20,700 RSUs that will vest on January 3, 2015, and 16,700 RSUs that will vest on January 2, 2016.

(11)
This amount represents 16,800 PUs that vested on January 3, 2014, 34,500 MSUs that will vest on January 3, 2015, and 28,100 MSUs that will vest on January 2, 2016.

(12)
This amount represents 13,000 NQSOs that vested on January 4, 2014.

(13)
This amount represents 13,500 RSUs that will vest on January 2, 2016.

(14)
This amount represents 22,800 MSUs that will vest on January 2, 2016.

Option Exercises and Stock Vested
Fiscal Year Ended December 31, 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David Crane	300,000	4,351,500(1)	66,900(3)	1,550,742(4)
	765,502	12,313,100(2)	—	—
Kirkland Andrews	—	—	20,000(5)	521,200(6)
	—	—	23,990(7)	625,179(6)
Mauricio Gutierrez	—	—	9,100(3)	210,938(4)
John W. Ragan	—	—	10,700(3)	248,026(4)
David R. Hill	—	—	—	—

(1)
Represents 300,000 NQSOs with an exercise price of $12.02 per share, exercised on August 14, 2013 at $26.52 per share.

(2)
Represents 765,502 NQSOs with an exercise price of $12.02 per share, exercised on December 5, 2013 at $28.10 per share.

(3)
Represents RSUs granted on January 4, 2010 with 100% vesting on January 4, 2013.

(4)
Based on the closing price of $23.18 on January 4, 2013.

(5)
Represents RSUs granted on September 6, 2011, with 33% vesting on September 6, 2013.

(6)
Based on the closing price of $26.06 on September 6, 2013.

(7)
Represents MSUs granted on September 6, 2011, with 120% vesting on September 6, 2013.

Pension Benefits
Fiscal Year Ended December 31, 2013

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
David Crane	NRG Pension Plan for Non-Bargained Employees	10.0833	251,792
Kirkland Andrews	—	—	—
Mauricio Gutierrez	—	—	—
John W. Ragan	—	—	—
David R. Hill	—	—	—

        The NRG Pension Plan for Non-Bargained Employees provides qualified retirement income benefits to most NRG employees who were hired prior to December 5, 2003. The plan was closed to new employees on that date as required by the creditors during the financial restructuring of the Company. Mr. Crane is the only NEO eligible to receive benefits under this plan. He is covered under the pension equity formula under the plan which provides a lump sum benefit equal to 10% of the participant's four-year final average pay times years of credited service. Annual pension earnings include base pay and incentives but are capped by the Internal Revenue Service (IRS) qualified plan pay limit each year. For example, the 2013 pay limit was $255,000. Pension benefits become 100% vested after three years of service and a participant may retire as early as age 55. At termination or retirement, the participant may receive his accrued benefit as a one-time lump sum payment or as an actuarial equivalent monthly annuity. Actuarial equivalent annuities are determined using Code Section 417(e) interest rates and IRS mortality table effective for the year in which the benefit is paid. For additional information on the assumptions used in calculating the present value of the accumulated benefit under the plan, see Item 15, Consolidated Financial Statements in the Company's 2013 Form 10-K.

Non-Qualified Deferred Compensation
Fiscal Year Ended December 31, 2013

Name	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)
David Crane	218,554	1,095,438
Kirkland Andrews	—	—
Mauricio Gutierrez	—	—
John W. Ragan	—	—
David R. Hill	—	—

        Non-qualified deferred compensation reported in the above table was awarded in 2005 in the form of DSUs. No additional deferred compensation awards have been made to NEOs since 2005. The DSUs reflected above are fully vested and, in general, will be paid in the form of stock six months following the NEO's termination of employment. While no further non-qualified deferred compensation awards are anticipated, the Compensation Committee may choose to revisit this approach in the future.

Severance and Change in Control

        Mr. Crane, pursuant to his employment agreement, and the other NEOs, pursuant to the CIC Plan are entitled to certain severance payments and benefits in the event of termination of employment under certain circumstances.

        In the event Mr. Crane's employment with the Company is terminated by the Company "without cause," by Mr. Crane for "good reason" (including a reduction on his base salary) or if the Company notifies Mr. Crane it has elected not to renew his employment agreement after the initial term or any subsequent one-year term, Mr. Crane will be entitled to two times his base salary (without regard for any reduction on base salary); 50% of the bonus he would have received upon actual satisfaction of the underlying performance conditions, prorated for the number of days he was employed with the Company in the year of termination; immediate vesting of all restricted stock and stock options; reimbursement for COBRA benefits continuation cost for 18 months; and earned but unpaid base salary, bonuses, deferred compensation, vacation pay, and retirement benefits.

        In the event Mr. Crane's employment with the Company is terminated by the Company "without cause" or by Mr. Crane for "good reason" (including a reduction on his base salary) or if the Company notifies Mr. Crane it has elected not to renew his employment agreement after the initial term or any subsequent one-year term, within 24 months following a change in control, in lieu of the above severance benefits, Mr. Crane will be entitled to 2.99 times the sum of his base salary (without regard for any reduction in base salary) plus his annual target bonus for the year of termination. Mr. Crane will also be entitled to a payment equal to the bonus he would have received upon actual satisfaction of the underlying performance conditions, prorated for the number of days he was employed with the Company in the year of termination; immediate vesting of all restricted stock and stock options granted prior to February 2013; reimbursement for COBRA benefits continuation cost for 18 months; and earned but unpaid base salary, bonuses, deferred compensation, vacation pay, and retirement benefits. Vesting of equity awards granted after February 2013 will not accelerate unless Mr. Crane is terminated in connection with the change in control.

        In the event Mr. Crane's employment with the Company is terminated due to his death or disability, Mr. Crane (or his estate) will be entitled to 50% of the target annual bonus, prorated for the number of days he was employed with the Company in the year of termination; and earned but unpaid base salary, bonuses, deferred compensation, vacation pay and retirement benefits.

        In the event that the payments under Mr. Crane's employment agreement subject him to an excise tax under Section 4999 of the Code, he will be entitled to a "gross up payment" so that the net amount received by Mr. Crane after imposition of the excise tax equals the amount he would have received under the employment agreement absent the imposition of the excise tax. In addition, under the employment agreement, the Company has agreed to indemnify Mr. Crane against any claims arising as a result of his position with the Company to the maximum extent permitted by law.

        Under each of Mr. Crane's employment agreement and the CIC Plan, the applicable executive agrees not to divulge confidential information or, during and for a period of one year after the termination of the employment agreement, compete with, or solicit the customers or employees of the Company.

        Under the CIC Plan, the NEOs other than Mr. Crane are entitled to a general severance benefit equal to 1.5 times base salary in the event of involuntary termination without cause payable in a lump sum amount and reimbursement for COBRA benefits continuation cost for a period of 18 months.

        The CIC Plan also provides a change-in-control benefit in the event that within 24 months following a change in control, NEO employment is either involuntarily terminated by the Company without cause or voluntarily terminated by the executive for good reason. This change-in-control benefit is equal to the executive's base salary plus annual target incentive times 2.99 payable in a lump sum amount, an amount equal to the NEO's target bonus for the year of termination, prorated for the number of days during the performance period the NEO was employed by the Company and reimbursement for COBRA benefits continuation cost for a period of 18 months. In the event of a change in control, all equity granted to the NEOs prior to February 2013 will become fully vested. Vesting of equity awards granted after February 2013 will not accelerate unless the NEO is terminated in connection with the change in control.

        In general, under Mr. Crane's employment agreement and the CIC Plan, a "change in control" occurs in the event: (a) any person or entity becoming the direct or indirect beneficial owner of 50% or more of the Company's voting stock, (b) directors serving on the Board as of a specified date cease to constitute at least a majority of the Board unless such directors are approved by a vote of at least two-thirds (2/3) of the incumbent directors, provided that a person whose assumption of office is in connection with an actual or threatened election contest or actual or threatened solicitation of proxies including by reason of agreement intended to avoid or settle such contest shall not be considered to be an incumbent director, (c) any reorganization, merger, consolidation, sale of all or substantially all of the assets of the Company or other transaction is consummated and the previous stockholders of the Company fail to own at least 50% of the combined voting power of the resulting entity or (d) the stockholders approve a plan or proposal to liquidate or dissolve the Company. An involuntary termination without "cause" means the NEO's termination by the Company for any reason other than the NEO's conviction of, or agreement to a plea of nolo contendere to, a felony or other crime involving moral turpitude, willful failure to perform his duties or willful gross neglect or willful gross misconduct. A voluntary termination for "good reason" means the resignation of the NEO in the event of a material reduction in his compensation or benefits, a material diminution in his title, authority, duties or responsibilities or the failure of a successor to the Company to assume the CIC Plan or in the case of Mr. Crane, his employment agreement. In the case of Mr. Crane only, "good reason" also includes any failure by the Company to comply with his employment agreement, his removal from the Board, the failure to elect him to the Board during any regular election as well as a change in reporting structure of the Company requiring Mr. Crane to report to anyone other than the Board. The amount of compensation payable to each NEO in each circumstance is shown in the table below, assuming that termination of employment occurred as of December 31, 2013, and including payments that would have been earned as of such date. The amounts shown below do not include benefits payable under the NRG Pension Plan for Non-Bargained Employees, the 401(k) plan or DSUs.

Named Executive Officer	Involuntary Termination Not for Cause ($)	Voluntary Termination for Good Reason ($)	Involuntary Not for Cause or Voluntary for Good Reason following a Change in Control ($)	Death or Disability ($)
David Crane	15,616,069	15,616,069	20,949,319	12,933,530
Kirkland Andrews	953,225	953,225	7,948,617	4,506,364
Mauricio Gutierrez	962,641	962,641	8,431,913	4,980,244
John W. Ragan	909,339	909,339	7,414,662	4,525,500
David R. Hill	741,878	741,878	3,565,003	1,218,786

Director Compensation

        Non-employee directors other than the Non-Executive Chairman and Vice Chairman of the Board, receive total annual compensation of $190,000 for their service as a Board member. Mr. Cosgrove, as Non-Executive Chairman, receives $350,000 in total annual compensation. Mr. Muller, as Vice Chairman of the Board, receives $230,000 in total compensation. Additional annual compensation is provided for certain committee Chair responsibilities. As Chair of the Audit Committee, Mr. Hantke receives an additional $35,000 per year. The Chairs of Board committees other than ad hoc committees and the Audit Committee, i.e., Mr. Young (Compensation Committee), Dr. Coben (Finance Committee), Mr. Caldwell (Governance and Nominating Committee), Mr. Silverstein (Commercial Operations and Oversight Committee), and Mr. Hobby (Nuclear Oversight Subcommittee), receive an additional $20,000 per year. The directors also receive an additional $1,500 per meeting if a director attends more than eight Board or committee meetings in a year. There were 28 committee meetings in 2013; neither the Board nor any other committee held more than eight meetings in 2013. Mr. Crane, as an employee director, does not receive additional separate compensation for his Board service.

        Directors receive 50% of their total annual compensation in the form of cash and the remaining 50% in the form of vested DSUs. In their first year of service, directors receive an additional allocation of 50% of their total annual compensation in the form of vested DSUs and a pro-rata portion of their total annual compensation in cash. Each DSU is equivalent in value to one share of NRG's common stock and represents the right to receive one such share of common stock payable at the time elected by the director, or in the event the director does not make an election with respect to payment, when the director ceases to be a member of the Board. Similar to its competitive assessment on behalf of the NEO population, FWC performed a similar review of director compensation. Results of the review were shared with the Compensation Committee who made a recommendation to the full Board for final approval. Competitive pay levels are necessary in order for NRG to secure the desired Board-level talent necessary to provide short- and long-term strategic direction to the Company.

 Director Compensation
Fiscal Year Ended December 31, 2013

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
E. Spencer Abraham	95,000	97,778	192,778
Kirbyjon H. Caldwell	105,000	109,238	214,238
John F. Chlebowski(2)	11,973	14,785	26,758
Lawrence S. Coben	105,000	109,238	214,238
Howard E. Cosgrove	175,000	181,823	356,823
Terry G. Dallas(3)	—	194,553	194,553
William E. Hantke	112,500	116,578	229,078
Paul W. Hobby	95,000	95,011	190,011
Gerald Luterman	95,000	98,831	193,831
Kathleen A. McGinty(4)	105,000	105,015	210,015
Edward R. Muller	115,000	118,367	233,367
Anne C. Schaumburg	95,000	98,831	193,831
Evan J. Silverstein	105,000	107,876	212,876
Thomas H. Weidemeyer	95,000	95,011	190,011
Walter R. Young	105,000	105,015	210,015

(1)
Reflects the grant date fair value of DSUs awarded in 2013 determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, the full amount of which is recorded as a compensation expense in the income statement for fiscal year 2013. The grant date fair value was based on the closing price of the Company's common stock, as reported on the NYSE, on the date of grant, which was $25.52 per share of common stock on June 1, 2013.

Also includes the grant date fair value of DERs payable in connection with DSUs paid to directors during the fiscal year ended December 31, 2013.

All DSUs held by the directors are payable upon termination of service as a Board member, other than the DSUs held by the following directors: (i) Mr. Cosgrove, who holds 97,851 DSUs, 60,903 of which are payable upon his termination of service as a Board member, 18,404 of which are payable in the year following his termination of service as a Board member and 18,544 of which are payable in the second year following his termination of service as a Board member; (ii) Mr. Hantke, who holds 13,519 DSUs, of which 5,315 are payable on June 1, 2014, 4,103 are payable on June 1, 2015, 2,998 are payable on June 1, 2016 and 1,103 are payable on June 1, 2017; and (iii) Messrs. Hobby, Weidemeyer and Young, whose DSUs convert automatically to shares of NRG common stock on the date of grant.

  The following table sets forth the aggregate number of Stock Awards (DSUs, RSUs and DERs and NQSOs Awards) held by each of the non-employee directors as of December 31, 2013.

Name	Stock Awards	Options Awards
E. Spencer Abraham	7,954	—
Kirbyjon H. Caldwell	27,906	—
John F. Chlebowski	—	—
Lawrence S. Coben	57,119	—
Howard E. Cosgrove	98,102	—
Terry G. Dallas	13,662	3,516
William E. Hantke	17,106	—
Paul W. Hobby	—	—
Gerald Luterman	27,022	—
Kathleen A. McGinty	—	—
Edward R. Muller	9,630	655,871
Anne C. Schaumburg	37,817	—
Evan J. Silverstein	8,351	—
Thomas H. Weidemeyer	34,876	—
Walter R. Young	—	—
(2)
Mr. Chlebowski resigned from the Board effective July 15, 2013. The fees earned and stock awards received by Mr. Chlebowski during the fiscal year ending December 31, 2013 represent the pro rata portion of the annual director fee earned prior to resignation from the Board.

(3)
Mr. Dallas elected to receive the cash portion of his director compensation in the form of DSUs and therefore received 100% of his director compensation for 2013 in the form of equity.

(4)
Ms. McGinty resigned from the Board effective November 12, 2013.

Director Stock Ownership Guidelines

        Directors are required to retain all stock received as compensation for the duration of their service on the Board, although they may sell shares as necessary to cover tax liability associated with the conversion of DSUs to common stock. Exceptions to these requirements may be made by the Board under special circumstances.

AUDIT COMMITTEE REPORT

        The primary purpose of the Audit Committee is to assist the Board in its general oversight of the Company's financial reporting process. The Audit Committee's function is more fully described in its charter, which the Board has adopted. The Audit Committee reviews the charter on an annual basis. The Board annually reviews the New York Stock Exchange listing standards' definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. The Board has also determined that in 2013 two of the three members of the Audit Committee, William E. Hantke and Terry G. Dallas, meet the requirements of an "audit committee financial expert." The Board has further determined that Anne C. Schaumburg meets the "financial literacy" requirements set forth in the listing standards under the New York Stock Exchange.

        Management is responsible for the preparation, presentation, and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company's independent registered public accounting firm for the fiscal year 2013, KPMG LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with Generally Accepted Accounting Principles.

        The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2013 with the Company's management and has discussed with KPMG LLP the matters required to be discussed. In addition, KPMG LLP has provided the Audit Committee with the written disclosures and the letter required by Statement on Auditing Standards Board Standard No. 16, as amended, "Communication with Audit Committees." and the Audit Committee has discussed with KPMG LLP their independence. The Audit Committee also reviewed, and discussed with management and KPMG LLP, management's report and KPMG LLP's report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

        Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the Securities and Exchange Commission.

                      Audit Committee:

                      William E. Hantke, Chair
                      Terry G. Dallas
                      Anne C. Schaumburg

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit and Nonaudit Fees

        The following table presents fees for professional services rendered by KPMG LLP, our principal independent registered public accounting firm, for the years ended December 31, 2013, and December 31, 2012.

	Year Ended December 31,
	2013	2012
	(In thousands)
Audit Fees	$13,966	$8,243
Audit-Related Fees	238	656
Tax Fees	895	1,023
All Other Fees	—	32

Total	$15,098	$9,954

Audit Fees

        For 2013 and 2012 audit services, KPMG LLP billed us approximately $13,966,000 and $8,243,000, respectively, for the audit of the Company's consolidated financial statements and the review of the Company's quarterly consolidated financial statements on Form 10-Q that are customary under the standards of the Public Company Accounting Oversight Board (United States), and in connection with statutory audits. The audit fees for 2013 include approximately $800,000 of audit fees incurred by NRG Yield, Inc. and certain of its consolidated subsidiaries, which amounts were paid directly by NRG Yield, Inc. or such consolidated subsidiary, as applicable.

Audit-Related Fees

        Audit-related fees in 2013 and 2012 primarily consisted of attestation fees for grant applications. For 2013 and 2012, audit-related fees billed to us by KPMG LLP totaled approximately $238,000 and $656,000, respectively. The audit-related fees for 2013 include approximately $115,000 of audit-related fees incurred by NRG Yield, Inc. and certain of its consolidated subsidiaries, which amounts were paid directly by NRG Yield, Inc. or such consolidated subsidiary, as applicable.

Tax Fees

        Tax fees relate to services provided for tax compliance, tax planning, advice on mergers and acquisitions, technical assistance, and advice on both domestic and international matters. For 2013 and 2012 tax services, KPMG LLP billed us approximately $895,000 and $1,023,000, respectively.

All Other Fees

        All other fees primarily consisted of services provided for a project on collateral allocation model validation. For 2012, KPMG LLP billed us approximately $32,000 for such services. There were no other fees billed to us by KPMG for 2013.

Policy on Audit Committee Pre-approval

        The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible nonaudit services provided by the independent registered public accounting firm.

        The Audit Committee will annually review and pre-approve services that are expected to be provided by the independent registered public accounting firm. The term of the pre-approval will be 12 months from the date of the pre-approval, unless the Audit Committee approves a shorter time period. The Audit Committee may periodically amend and/or supplement the pre-approved services based on subsequent determinations.

        Unless the Audit Committee has pre-approved Audit Services or a specified category of nonaudit services, any engagement to provide such services must be pre-approved by the Audit Committee if it is to be provided by the independent registered public accounting firm. The Audit Committee must also pre-approve any proposed services exceeding the pre-approved budgeted fee levels for a specified type of service.

        The Audit Committee has authorized its Chair to pre-approve services in amounts up to $500,000 per engagement. Engagements exceeding $500,000 must be approved by the full Audit Committee. Engagements pre-approved by the Chair are reported to the Audit Committee at its next scheduled meeting.

 REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR NEXT YEAR'S ANNUAL MEETING

        In order for a stockholder proposal to be considered for inclusion in NRG's Proxy Statement for next year's Annual Meeting, our Corporate Secretary must receive the proposal no later than the close of business on November 26, 2014, which is the 120th day prior to the first anniversary of the date on which this Proxy Statement was first released to our stockholders in connection with the 2014 Annual Meeting. If we change the date of the 2015 Annual Meeting of Stockholders by more than 30 days from the anniversary of this year's annual meeting, stockholder proposals must be received a reasonable time before we begin to print and mail the proxy materials for the 2015 Annual Meeting in order to be considered for inclusion in our Proxy Statement. Proposals must be sent via registered, certified, or express mail (or other means that allows the stockholder to determine when the proposal was received by the Corporate Secretary) to the Corporate Secretary, NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540. Proposals must contain the information required under our Bylaws, a copy of which is available upon request to our Corporate Secretary, and also must comply with the SEC's regulations regarding the inclusion of stockholder proposals in Company sponsored proxy materials.

        Alternatively, stockholders intending to present a proposal or nominate a director for election at next year's Annual Meeting without having the proposal or nomination included in the Company's Proxy Statement must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Corporate Secretary receive the proposal or nomination no earlier than the close of business on the 120th day, and no later than the close of business on the 90th day, prior to the first anniversary of the preceding year's Annual Meeting, unless the 2015 Annual Meeting is more than 30 days before or more than 70 days after such anniversary date. Accordingly, for our 2015 Annual Meeting, our Corporate Secretary must receive the proposal or nomination no earlier than January 8, 2015 and no later than the close of business on February 9, 2015, unless the 2015 Annual Meeting is held earlier than April 8, 2015 or later than July 17, 2015, in which case the proposal or nomination should be received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (a) the 90th day prior to the date of the 2015 Annual Meeting or (b) the 10th day following the day on which the date of the 2015 Annual Meeting is first publicly announced by the Company. The proposal or nomination must contain the information required by the Bylaws, a copy of which is available upon request to our Corporate Secretary. If the stockholder does not meet the applicable deadlines or comply with the requirements of SEC Rule 14a-4, we may exercise discretionary voting authority under proxies we solicit to vote, in accordance with our best judgment, on any such proposal.

Appendix A

NRG ENERGY, INC.
AMENDED AND RESTATED
EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I.
PURPOSE AND SCOPE OF THE PLAN

        1.1    Purpose

        The NRG Energy, Inc. Employee Stock Purchase Plan is intended to encourage employee participation in the ownership of the Company.

        1.2    Definitions

        Unless the context clearly indicates otherwise, the following terms have the meaning set forth below:

        Board of Directors or Board means the Board of Directors of the Company.

        Code means the Internal Revenue Code of 1986, as amended from time to time, together with any applicable regulations issued thereunder.

        Committee means the committee of one or more officers established by the Board to administer the Plan, which Committee shall administer the Plan as provided in Section 1.3 hereof.

        Common Stock means shares of the common stock, par value $0.01 per share, of the Company.

        Company means NRG Energy, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

        Compensation means (a) the fixed salary or base wage paid by the Employer to an Employee as reported by the Employer to the United States government (or other applicable government) for income tax purposes, including an Employee's portion of salary deferral contributions pursuant to Section 401(k) of the Code and any amount excludable pursuant to Section 125 of the Code, and (b) to the extent authorized by the Committee for any Plan Year or Plan Years, any cash bonus payment received under a cash bonus plan or program established by the Employer, but excluding from both (a) and (b) any fee, overtime pay, severance pay, expenses, stock option or other equity-based incentive income, or other special emolument or any credit or benefit under any employee plan maintained by the Company.

        Continuous Service means the period of time, uninterrupted by a termination of employment (other than a termination as a result of a transfer of employment among the Parent, the Company or a Designated Subsidiary), that an Employee has been employed by the Company, a Designated Subsidiary or the Parent (or any combination of the foregoing) immediately preceding an Offering Date. Such period of time shall include any approved leave of absence.

        Designated Subsidiary means any Subsidiary that has been designated by the Committee to participate in the Plan.

        Employee means any full-time or part-time employee of the Company, any Parent or a Designated Subsidiary who customarily works for the Company, any Parent or Designated Subsidiary, as the case may be, for a minimum of seventeen and one-half hours per week.

        Employer means the Company, any Parent or a Designated Subsidiary employing an Employee.

        Exercise Date means June 30 and December 31 of each Plan Year, or such other date(s) as determined by the Committee.

        Fair Market Value of a share of Common Stock means the last price of the Common Stock on the applicable date as reported by the exchange on which the Common Stock is then listed, or, if not so reported for that day, on the last preceding day for which such price is reported, or such other reasonable method of determining fair market value as the Committee shall adopt.

        Offering Date means January 1 and July 1 of each Plan Year, or such other date(s) as determined by the Committee.

        Option Period or Period means the period beginning on an Offering Date and ending on the next succeeding Exercise Date, or such other period as determined by the Committee.

        Option Price means the purchase price of a share of Common Stock hereunder as provided in Section 3.1 hereof.

        Parent means any corporation or other entity in an unbroken chain of entities ending with the Company, if each of the entities other than the Company owns equity interests possessing 50% or more of the total combined voting power of all classes of equity of one of the other entities in such chain, as determined pursuant to the requirements of Section 424(e) of the Code, and shall include entities that may become a parent after adoption of this Plan, as determined by the Committee.

        Participant means any Employee who (i) is eligible to participate in the Plan under Section 2.1 hereof and (ii) elects to participate.

        Participant Election means the form prescribed by the Committee which must be completed and executed by an Employee who elects to participate in the Plan for any Offering Period(s).

        Plan means this NRG Energy, Inc. Amended and Restated Employee Stock Purchase Plan, as amended from time to time.

        Plan Account or Account means an account established and maintained in the name of each participant.

        Plan Manager means any Employee appointed pursuant to Section 1.3 hereof.

        Plan Year means the twelve (12) month period beginning January 1 and ending on the following December 31 during any calendar year in which the Plan is effective.

        Subsidiary means any corporation or other entity in an unbroken chain of entities beginning with the Company if, each of the entities (other than the last entity in the unbroken chain) owns equity interests possessing 50% or more of the total combined voting power of all classes of equity in one of the other entities in the chain, as determined pursuant to the requirement of Section 424(f) of the Code, and may include entities that become subsidiaries after adoption of this Plan, as determined by the Committee.

        1.3    Administration of Plan

        Subject to oversight by the Board of Directors or the Board's Compensation Committee, the Committee shall have the authority to administer the Plan and to make and adopt rules and regulations not inconsistent with the provisions of the Plan or the Code. The Committee shall adopt the form of Participant Election and all notices required hereunder. Its interpretations and decisions in respect to the Plan shall, subject as aforesaid, be final and conclusive. The Committee shall have the authority to appoint an Employee as Plan Manager and to delegate to the Plan Manager such authority with respect to the administration of the Plan as the Committee, in its sole discretion, deems advisable from time to time.

        1.4    Effective Date of Plan

        The Plan was originally effective July 1, 2008 and was restated effective January 1, 2012. This amended and restated Plan shall become effective July 1, 2014, if prior to that date, the Plan (i) has been adopted by the Board of Directors of the Company and (ii) has been approved by an affirmative vote of a majority of votes cast by the holders of the Company's common stock in person or by proxy, at a meeting at which a quorum is present.

        1.5    Extension or Termination of Plan

        The Plan shall continue in effect through, and including December 31, 2023 unless terminated prior thereto pursuant to Section 4.3 hereof, or by the Board of Directors or the Compensation Committee of the Board, each of which shall have the right to extend the term of or terminate the Plan at any time under Section 6.4. Upon any such termination, the balance, if any, in each Participant's Account shall be refunded to him or her, or otherwise distributed in accordance with policies and procedures prescribed by the Committee in cases where such a refund may not be possible.

ARTICLE II.
PARTICIPATION

        2.1    Eligibility

        Each Employee who on an Offering Date has at least sixty days of Continuous Service may become a Participant by executing and filing a Participant Election with the Company prior to said Offering Date. No Employee may participate in the Plan if said Employee, immediately after an Offering Date, would be deemed for purposes of Section 423(b)(3) of the Code to possess 5% or more of the total combined voting power or value of all classes of stock of the Company, its Parent or any Subsidiary, as determined pursuant to the requirements of Section 423(b)(3) of the Code.

        2.2    Payroll Deductions

        Payment for shares of Common Stock purchased hereunder shall be made by authorized payroll deductions from each payment of Compensation in accordance with instructions received from a Participant. For base Compensation, said deductions shall be expressed as a whole number percentage of such Compensation which shall be at least 1% but not more than 10%, subject to the aggregate maximum described in Section 3.3. A Participant may not increase or decrease the deduction during an Option Period. However, a Participant may change the percentage deduction for any subsequent Option Period by filing notice thereof with the Company prior to the Offering Date on which such Period commences. During an Option Period, a Participant may discontinue payroll deductions but have the payroll deductions previously made during that Option Period remain in the Participant's Account to purchase Common Stock on the next Exercise Date, provided that he or she is an Employee as of that Exercise Date. Any Participant who discontinues payroll deductions during an Option Period may again become a Participant for a subsequent Option Period by executing and filing another Participant Election in accordance with Section 2.1. Any amount remaining in the Participant's Account after the purchase of Common Stock on an Exercise Date shall be carried forward to the next succeeding Option Period, as provided in Section 3.2, unless the Participant requests, in writing, that any excess be refunded to the Participant.

        If authorized by the Committee, bonus compensation will be included in Compensation subject to payroll deductions in a given Plan Year. The Committee will provide a written notice to Participants if bonus compensation is to be included in Compensation for a given Plan Year. A Participant may select a different percentage for base salary or fixed wage compensation than such percentage selected for cash bonus Compensation; provided, however any such deductions shall be subject to the aggregate maximum described in Section 3.3.

ARTICLE III.
PURCHASE OF SHARES

        3.1    Option Price

        The Option Price per share of the Common Stock sold to Participants hereunder shall be equal to the lesser of: (a) 85% of the Fair Market Value of such share on the Exercise Date of an Option Period, and (b) 85% of the Fair Market Value of such share on the Offering Date of an Option Period. Notwithstanding the foregoing, in no event shall the Option Price per share be less than the par value of the Common Stock.

        3.2    Purchase of Shares

        On each Exercise Date, the amount in a Participant's Account shall be charged with the aggregate Option Price of the largest number of whole shares of Common Stock which can be purchased with said amount. The balance, if any, in such account shall be carried forward to the next succeeding Option Period, subject to Section 2.2.

        3.3    Limitations on Purchase

        Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option under the Plan if, immediately after the grant, such Employee's right to purchase shares under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and any Subsidiary or Parent of the Company would accrue at a rate per Offering Period which exceeds the lesser of: (a) twenty-five thousand dollars ($25,000) or (b) an amount equal to ten percent (10%) of the Employee's annualized base salary in effect at the start of such Offering Period, in each case of Fair Market Value of such shares (determined at the time such option is granted); provided, however, that for any calendar year Employee's right to purchase shares under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and any Subsidiary or Parent of the Company may not accrue at a rate which exceeds twenty-five thousand dollars ($25,000) in the aggregate (as determined at the time such option is granted).

        To the extent necessary to comply with Section 423(b)(8) of the Code and the limitations on purchase in this Section 3.3, a Participant's payroll deductions may be decreased to 0% during any Option Period which is scheduled to end during any calendar year, such that the aggregate of all payroll deductions accumulated with respect to such Option Period and any other Option Period ending within the same calendar year is no greater than twenty-five thousand dollars ($25,000). A Participant's payroll deductions shall re-commence at the rate provided in his or her Participant Election at the beginning of the first Option Period which is scheduled to end in the following calendar year, unless suspended by the Participant pursuant to Section 2.2 of the Plan.

        The maximum number of shares of Common Stock that each Employee may purchase during an Offering Period is 20,000.

        3.4    Transferability of Rights

        Rights to purchase shares hereunder shall be exercisable only by the Participant. Such rights shall not be transferable.

ARTICLE IV.
PROVISIONS RELATING TO COMMON STOCK

        4.1    Common Stock Reserved

        There shall be 2,300,000 shares of Common Stock reserved for the Plan, subject to adjustment in accordance with Section 4.2 hereof. Such shares can be authorized and unissued shares or treasury shares. The aggregate number of shares which may be purchased under the Plan shall not exceed the number of shares reserved for the Plan.

        4.2    Adjustment for Changes in Common Stock

        In the event that adjustments are made in the number of outstanding shares of Common Stock or said shares are exchanged for a different class of stock of the Company or for shares of stock of any other entity by reason of merger, consolidation, stock dividend, stock split or otherwise, the Board shall make appropriate adjustments in (i) the number and class of shares or other securities that may be reserved for purchase, or purchased, hereunder, and (ii) the Option Price. All such adjustments shall be made approved by the Board, and its decision shall be binding and conclusive.

        4.3    Insufficient Reserved Shares

        If the aggregate funds available for purchase of Common Stock on any Exercise Date would cause an issuance of shares in excess of the number provided for in Section 4.1 hereof, (i) the Committee shall proportionately reduce the number of shares which would otherwise be purchased by each Participant in order to eliminate such excess and (ii) the Plan shall automatically terminate immediately after such Exercise Date.

        4.4    Confirmation

        Confirmation of each purchase of Common Stock hereunder shall be made available to the Participant in either written or electronic format. A record of purchases shall be maintained by appropriate entries on the books of the Company. Participants may obtain a certificate or certificates for all or part of the shares of Common Stock purchased hereunder upon making a written request. Unless otherwise determined by the Committee, shares of Common Stock delivered to a Participant hereunder may not be assigned, transferred, pledged or otherwise disposed of in any way by the Participant during the one year period following such delivery to the Participant (other than by will, the laws of descent and distribution) and the shares of Common Stock shall bear a legend denoting such restrictions as may be determined by the Committee to be appropriate.

        4.5    Rights as Shareholders

        The shares of Common Stock purchased by a Participant on an Exercise Date shall, for all purposes, be deemed to have been issued and sold as of the close of business on such Exercise Date. Prior to that time, none of the rights or privileges of a shareholder of the Company shall exist with respect to such shares.

ARTICLE V.
TERMINATION OF PARTICIPATION

        5.1    Voluntary Withdrawal

        A Participant may withdraw from the Plan at any time by filing notice of withdrawal prior to the close of business on an Exercise Date. Upon withdrawal, the entire amount, if any, in a Participant's Account shall be refunded to him or her without interest. Any Participant who withdraws from the Plan may again become a Participant in accordance with Section 2.1 hereof.

        5.2    Termination of Eligibility

        If a Participant ceases to be eligible under Section 2.1 hereof for any reason, the dollar amount in such Participant's Account will be refunded to the Participant, or in the case of death, the Participant's designated beneficiary or estate, or otherwise distributed in accordance with policies and procedures prescribed by the Committee in cases where such a refund may not be possible.

ARTICLE VI.
GENERAL PROVISIONS

        6.1    Notices

        Any notice which a Participant files pursuant to the Plan shall be made on forms prescribed by the Committee and shall be effective only when received by the Company.

        6.2    Condition of Employment

        Neither the creation of the Plan nor participation therein shall be deemed to alter the at-will nature of a Participant's employment, create any right of continued employment or in any way affect the right of the Employer to terminate an Employee.

        6.3    Withholding of Taxes

        Each Participant shall, no later than the date as of which the value of an option under the Plan and/or shares of Common Stock first becomes includible in the income of the Participant for income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any taxes of any kind required by law to be withheld with respect to such option or shares of Common Stock. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

        In particular, to the extent a Participant is subject to taxation under U.S. Federal income tax law, if the Participant makes a disposition, within the meaning of Section 424(c) of the Code of any share or shares of Common Stock issued to Participant pursuant to Participant's exercise of an option, and such disposition occurs within the two-year period commencing on the day after the Offering Date or within the one-year period commencing on the day after the Exercise Date, Participant shall, within ten (10) days of such disposition, notify the Company thereof and thereafter immediately deliver to the Company any amount of federal, state or local income taxes and other amounts which the Company informs the Participant the Company may be required to withhold.

        6.4    Amendment of the Plan

        The Board of Directors or the Board's Compensation Committee may at any time, or from time to time, amend, modify, or terminate the Plan in any respect, except that, without approval of the shareholders, no amendment may increase the aggregate number of shares reserved under the Plan other than as provided in Section 4.2 hereof, materially increase the benefits accruing to Participants or materially modify the requirements as to eligibility for participation in the Plan. Any amendment of the Plan must be made in accordance with applicable provisions of the Code and/or any regulations issued thereunder, any other applicable law or regulations, and the requirements of the principal exchange upon which the Common Stock is listed.

        6.5    Application of Funds

        All funds received by the Company by reason of purchases of Common Stock hereunder shall constitute general funds of the Company and may be used for any corporate purpose.

        6.6    Legal Restrictions

        The Company shall not be obligated to sell shares of Common Stock hereunder if counsel to the Company determines that such sale would violate any applicable law or regulation.

        6.7    Gender

        Whenever used herein, use of any gender shall be applicable to both genders.

        6.8    Governing Law

        The Plan and all rights and obligations thereunder shall be constructed and enforced in accordance with the laws of the State of Delaware and any applicable provisions of the Code and the related regulations.

        6.9    Indemnification

        To the extent allowable under applicable law, the Committee and the Plan Manager and any delegate thereof shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her, provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's articles of incorporation or bylaws, as a matter of law, under any indemnification agreement or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

        6.10    Expenses

        The expenses of administering the Plan shall be borne by the Company.

        6.11    Titles and Headings

        The titles and headings of the sections in this Plan are for convenience of reference only, and in the event of any conflict, the text of this Plan, rather than such titles or headings, shall control.

        6.12    Arbitration

        In the event of any dispute between the Employer and a Participant with respect to this Plan, either may require that the dispute be determined by binding arbitration by written notice to the other. In such case, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in effect before a panel of three arbitrators, and the decision of the arbitrators shall be final and binding on the parties. In any such arbitration, the non-prevailing party shall pay all expenses, including the costs of the arbitrators and the costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party in the arbitration.

Appendix B

Executive Compensation — Additional Information

2013 Peer Group

			TSR
		GICS Sub-Industry
Company	Ticker		1 year	3 Year
American Electric Power	AEP	Electric Utilities	14.2%	49.2%
Edison International	EIX	Electric Utilities	5.4%	31.4%
Entergy	ETR	Electric Utilities	4.3%	3.5%
Exelon	EXC	Electric Utilities	-3.5%	-23.3%
FirstEnergy	FE	Electric Utilities	-16.5%	4.1%
NextEra Energy	NEE	Electric Utilities	28.0%	83.9%
PPL	PPL	Electric Utilities	10.3%	32.8%
Xcel Energy	XEL	Electric Utilities	8.8%	33.7%

		Average	6.4%	26.9%
		Median	7.1%	32.1%
Ameren	AEE	Multi-Utilities	23.3%	48.9%
CenterPoint Energy	CNP	Multi-Utilities	24.8%	66.3%
CMS Energy	CMS	Multi-Utilities	13.9%	62.4%
Dominion Resources	D	Multi-Utilities	29.8%	70.8%
DTE Energy	DTE	Multi-Utilities	14.9%	66.2%
Public Service Enterprise Group	PEG	Multi-Utilities	9.4%	15.0%
Sempra Energy	SRE	Multi-Utilities	30.3%	89.7%

		Average	20.9%	59.9%
		Median	23.3%	66.2%
AES	AES	IPP & Energy Traders	37.3%	21.1%
Calpine	CPN	IPP & Energy Traders	7.6%	46.3%
NRG Energy	NRG	IPP & Energy Traders	27.0%	50.7%
TransAlta	TAC	IPP & Energy Traders	-10.0%	-26.8%

		Average	15.5%	22.8%
		Median	17.3%	33.7%
NRG Energy	NRG	IPP & Energy Traders	27.0%	50.7%

Source: Research Insight and Bloomberg.

B-1

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01SX5F 1 U P X + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4. For Against Abstain 2. To approve NRG’s executive compensation (Say on Pay Proposal). For Against Abstain 4. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for fiscal year 2014. Change of Address — Please print new address below. 01 - Kirbyjon H. Caldwell 02 - Lawrence S. Coben 03 - David Crane 1. Election of Class I Directors: IMPORTANT ANNUAL MEETING INFORMATION For Against Abstain For Against Abstain For Against Abstain 3. To adopt the NRG Energy, Inc. Amended & Restated Employee Stock Purchase Plan. 04 - Terry G. Dallas 05 - Paul W. Hobby 06 - Edward R. Muller 07 - Evan J. Silverstein 08 - Thomas H. Weidemeyer 09 - Walter R. Young MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 MMMMMMM 1 9 6 1 6 9 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 7, 2014. Vote by Internet • Go to www.envisionreports.com/NRG • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

. ANNUAL MEETING OF STOCKHOLDERS May 8, 2014, 9:00 A.M. The Ritz-Carlton, Philadelphia 10 Avenue of the Arts, Philadelphia, Pennsylvania 19102 This Proxy/Voting Instruction Card is Solicited on Behalf of the Board of Directors for the 2014 Annual Meeting of Stockholders. The undersigned hereby constitutes and appoints David Crane and Brian Curci, and each of them, attorneys and proxies with full power of substitution, to represent the undersigned and to vote all shares of common stock, $0.01 par value, of NRG Energy, Inc. (the “Company”), that the undersigned would be entitled to vote if personally present at the 2014 Annual Meeting of Stockholders of the Company to be held on May 8, 2014, at 9:00 a.m. (Eastern Time) at The Ritz-Carlton, Philadelphia, 10 Avenue of the Arts, Philadelphia, Pennsylvania 19102, and at any and all adjournments or postponements thereof (the “Meeting”), as herein specified and in such proxyholder’s discretion upon any other matter that may properly come before the Meeting including without limitation to vote on the election of such substitute nominees as such proxies may select in the event nominee(s) named on their card become(s) unable to serve as director. By granting this proxy, the undersigned hereby revokes any proxy previously granted by the undersigned. THIS PROXY WILL BE VOTED AS DIRECTED. IF NOT OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED UNDER PROPOSAL 1, AND “FOR” PROPOSALS 2, 3 AND 4. PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. (Continued and to be signed on the other side) Proxy — NRG Energy, Inc. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.